As Filed with the Securities and Exchange Commission on May 9, 2005
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  -------------

                               GRAPHON CORPORATION

             (Exact Name of Registrant as Specified in its Charter)


                                  -------------

        DELAWARE                      6770                      13-3899021
(State of Incorporation)   Primary Standard Industrial       (I.R.S. Employer
                           Classification Code Number)    Identification Number)

                               3130 WINKLE AVENUE
                          SANTA CRUZ, CALIFORNIA 95065
                                 (800) 472-7466
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                                  WILLIAM SWAIN
                      SECRETARY AND CHIEF FINANCIAL OFFICER
                               GRAPHON CORPORATION
                               3130 WINKLE AVENUE
                          SANTA CRUZ, CALIFORNIA 95065
                                 (800) 472-7466
            (Name, Address and Telephone Number of Agent for Service)

                                  -------------

                                   COPIES TO:
                              IRA I. ROXLAND, ESQ.
                        SONNENSCHEIN NATH & ROSENTHAL LLP
                           1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                                 (212) 768-6700
                               FAX: (212) 768-6800
                                  _____________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


---------------------------------------------- ------------------ ------------------- -------------------- ---------------
                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE      AGGREGATE PRICE    AGGREGATE OFFERING    REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED         PER UNIT (1)            PRICE              FEE
---------------------------------------------- ------------------ ------------------- -------------------- ---------------
Common stock, par value $0.0001 per               35,296,293            $ 0.35          $ 12,353,702.55      $ 1,454.03
share (2) ...............................
---------------------------------------------- ------------------ ------------------- -------------------- ---------------

-------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

(2) Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

-------------

     Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus forming a part of this Registration Statement on Form S-1 also relates to (i) the Registrant's Registration Statement on Form S-1 to Form S-3 (Registration No. 333-112758), effective on May 14, 2004; (ii) the Registrant's Registration Statement on Form S-3 (Registration No. 333-51420), effective on December 20, 2000; and (iii) the Registrant's Registration Statement on Form S-4 (Registration No. 333-76333), effective on June 15, 1999.

-------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   * * * * * *



                    Subject to Completion, dated May 9, 2005

PRELIMINARY PROSPECTUS

                               GRAPHON CORPORATION

                        44,270,682 Shares of Common Stock

                             -----------------------


     This prospectus relates to the offer and sale from time to time of up to 44,270,682 shares of our common stock by the persons described in this prospectus, whom we call the "selling stockholders." Of such 44,270,682 shares, 29,414,793 shares are being offered for resale by current stockholders and 14,855,889 shares are being offered for resale upon exercise of warrants and options held by certain of the selling stockholders. We are registering these shares as required by the terms of registration rights agreements between the selling stockholders and us. Such registration does not mean that the selling stockholders will actually offer or sell any of these shares. We will receive no proceeds from the sale of any of these shares if the selling stockholders sell them.

     Our common stock is currently traded on the OTC Bulletin Board under the symbol "GOJO." The closing price of our common stock on April 29, 2005 was $0.37 per share.

     THIS INVESTMENT INVOLVES RISKS. YOU SHOULD REFER TO THE DISCUSSION OF RISK FACTORS, BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             -----------------------



                                            , 2005

                                TABLE OF CONTENTS

                                                                         PAGE

FORWARD LOOKING STATEMENTS..................................................i
PROSPECTUS SUMMARY..........................................................1
RISK FACTORS................................................................4
PRICE RANGE OF COMMON STOCK.................................................8
SELECTED FINANCIAL DATA.....................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS..............................................10
BUSINESS...................................................................22
MANAGEMENT.................................................................31
CERTAIN TRANSACTIONS.......................................................35
PRINCIPAL STOCKHOLDERS.....................................................37
SELLING STOCKHOLDERS.......................................................39
PLAN OF DISTRIBUTION.......................................................43
DESCRIPTION OF OUR SECURITIES..............................................45
LEGAL MATTERS..............................................................47
EXPERTS....................................................................47
WHERE CAN YOU FIND MORE INFORMATION........................................47
INDEX TO FINANCIAL STATEMENTS..............................................48


                           FORWARD LOOKING STATEMENTS

     Because we want to provide you with meaningful and useful information, this prospectus contains certain forward-looking statements that reflect our current expectations regarding our future results of operations, performance and achievements. We have tried, wherever possible, to identify these forward-looking statements by using words such as "anticipate," "believe," "estimate," "expect," "plan," "intend" and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, including the factors set forth under "Risk Factors," which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, any of these statements. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. - 3 -

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU IN MAKING A DECISION TO ACQUIRE OUR COMMON STOCK. FOR A MORE COMPLETE UNDERSTANDING OF OUR COMPANY AND OUR COMMON STOCK, YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE RISKS DESCRIBED UNDER "RISK FACTORS" FOUND ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

     We are a Delaware corporation, founded in May of 1996. We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use by independent software vendors (ISVs), application service providers (ASPs), corporate enterprises, governmental and educational institutions, and others.

     Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

     Our headquarters are located at 3130 Winkle Avenue, Santa Cruz, California, 95065 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California and Berkshire, England, United Kingdom.

                               RECENT DEVELOPMENTS

     On January 31, 2005, we acquired Network Engineering Software, Inc. (NES), which is engaged in the development and patenting of proprietary technologies relating to the submission, storage, retrieval and security of information remotely accessed by computers, typically through computer networks or the Internet. In a contemporaneous transaction, we raised net proceeds of approximately $2,130,000 in a private placement of newly authorized Series A Preferred Stock and warrants to purchase newly authorized Series B Preferred Stock (the 2005 private placement).

     On March 29, 2005, our stockholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock and all outstanding warrants to purchase, respectively, shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase an aggregate of 9,629,200 shares of our common stock.

                                  THE OFFERING

Common stock offered for sale
by the selling stockholders.......................      44,270,682 shares (1)
Common stock to be outstanding
after this offering...............................      61,002,936 shares (1)(2)
---------------

(1) Includes 13,605,889 and 1,250,000 shares issuable upon the exercise of outstanding warrants and options, respectively, held by the selling stockholders.

(2) Based upon our issued and outstanding shares of common stock as of March 31, 2005. This number excludes 4,361,268 shares of our common stock, which are issuable upon exercise of our outstanding options. An additional 149,591 shares are reserved for future grants under our equity compensation plans and 116,455 shares are reserved for purchase pursuant to our employee stock purchase plan.

                    SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

     The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2004 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 from our audited consolidated financial statements not included in this prospectus.

STATEMENT OF OPERATIONS DATA:


                                                          Year Ended December 31,
                                      2004           2003           2002            2001           2000
                                 ------------  --------------  -------------  -------------  --------------
                                          (Amounts in thousands, except share and per share data)
                                 --------------------------------------------------------------------------
Revenue                          $      3,530  $        4,170  $       3,535  $       5,911  $        7,567
Costs of revenue                          904           1,371          1,680          2,613           1,044
                                 ------------  --------------  -------------  -------------  --------------
Gross profit                            2,626           2,799          1,855          3,298           6,523
                                 ------------  --------------  -------------  -------------  --------------
Operating expenses:
   Selling and marketing                1,384           1,680          2,235          5,989           5,750
   General and administrative           1,183           1,419          2,801          4,561           4,653
   Research and development             1,501           1,515          2,831          4,134           4,060
   Asset impairment loss                    -               -            914          4,501               -
   Restructuring charge                     -              80          1,943              -               -
                                 ------------  --------------  -------------  -------------  --------------
     Total operating expenses           4,068           4,694         10,724         19,185          14,463
                                 ------------  --------------  -------------  -------------  --------------
Loss from operations                   (1,442)         (1,895)        (8,869)       (15,887)         (7,940)
Other income (expense)                     15               8             77            410          (1,434)
                                 ------------  --------------  -------------  -------------  ---------------
Loss before provision
   for income taxes                    (1,427)         (1,887)        (8,792)       (15,477)         (9,374)
Provision for income taxes                  -               -              -              1               1
                                 ------------  --------------  -------------  -------------  --------------
Net loss                         $     (1,427) $       (1,887) $      (8,792) $     (15,478) $       (9,375)
                                 ============  ==============  =============  =============  ==============
Basic and diluted loss per
   common share                  $      (0.07) $        (0.11) $       (0.50) $       (0.97) $        (0.65)
                                 ============  ==============  =============  =============  ===============
Weighted average common
   shares outstanding              21,307,966      16,607,328     17,465,099     16,007,763      14,396,435
                                 ============  ==============  =============  =============  ==============




BALANCE SHEET DATA:

                                                     As of December 31,
                                2004          2003           2002            2001           2000
                           ------------  --------------  -------------  -------------  --------------
                                                (Amounts in thousands)
Working capital (deficit)  $       (213) $          284  $         668  $       6,173  $       12,879
Total assets                      2,224           2,562          4,550         12,986          21,040
Total liabilities                 1,858           1,715          1,820          1,660           1,983
Shareholders' equity                366             847          2,730         11,326          19,057


                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED IN THIS PROSPECTUS ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR RISKS THAT WE DO NOT CONSIDER
SIGNIFICANT, MAY ALSO IMPAIR OUR BUSINESS. THIS DOCUMENT ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS WE DISCUSS IN THE FORWARD-LOOKING STATEMENTS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THEY COULD HAVE A SEVERE NEGATIVE IMPACT ON OUR FINANCIAL RESULTS AND STOCK PRICE.

     WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT THESE LOSSES TO CONTINUE, AT LEAST FOR THE NEAR FUTURE.

     We have experienced significant losses since we began operations. We expect to continue to incur losses at least for the near future. We incurred net losses of approximately $1,427,500, $1,886,600 and $8,792,500 for the years ended December 31, 2004, 2003 and 2002, respectively. Our expenses will increase as we begin our efforts to commercially exploit the patents we acquired in the NES acquisition; however, we cannot give assurance that revenues will increase sufficiently to exceed costs. We do not expect to be profitable in 2005. In future reporting periods, if revenues grow more slowly than anticipated, or if operating expenses exceed expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain profitability.

     IF WE ARE UNABLE TO GENERATE A POSITIVE CASH FLOW FROM OPERATIONS, OR ARE UNSUCCESSFUL IN SECURING EXTERNAL MEANS OF FINANCING, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

     We have not been able to generate positive cash flow from our operations and have been financing our operations primarily from the cash raised when we called various warrants in 1999 and 2000, and from selling common and preferred stock in private placements. We believe that we have sufficient cash to meet our operating needs throughout 2005 and the first few reporting periods of 2006 with the cash we raised in the 2005 private placement and the cash we had on hand as of December 31, 2004. However, if we were unable to generate positive cash flow from our operations in future periods or were unable to raise external sources of financing, we might need to discontinue our operations entirely.

     WE MAY NOT REALIZE THE ANTICIPATED BENEFITS OF ACQUIRING NES.

     We acquired NES in January 2005 with the anticipation that we would realize various benefits, including, among other things, expansion of our product offerings, enhancement of our current product line, ownership of 11 issued patents and another 43 patent applications in process. We may not fully realize some or all of these benefits and the acquisition may result in the diversion of management time and cash resources to the detriment of our core software business. Costs incurred and liabilities assumed in connection with this acquisition could also have an adversely impact our future operating results.

     OUR  REVENUE  IS  TYPICALLY   GENERATED  FROM  A  VERY  LIMITED  NUMBER  OF
     SIGNIFICANT CUSTOMERS.

     A material portion of our revenue during any reporting period is typically generated from a very limited number of customers. Consequently, if any of these significant customers reduce their order level or fail to order during a reporting period, our revenue could be materially adversely impacted.

     Several of our significant customers are ISVs who have bundled our products with theirs to sell as web-enabled versions of their products. Other significant customers include distributors who sell our products directly. We do not control our significant customers. Some of our significant customers maintain inventories of our products for resale to smaller end-users. If they reduce their inventory of our products, our revenue and business could be materially adversely impacted.

     IF WE ARE UNABLE TO DEVELOP NEW PRODUCTS AND ENHANCEMENTS TO OUR EXISTING PRODUCTS, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY IMPACTED.

     Our future success depends on our ability to continually enhance our current products and develop and introduce new products that our customers choose to buy. If we are unable to satisfy our customers' demands and remain competitive with other products that could satisfy their needs by introducing new products and enhancements, our business, results of operations and financial condition could be materially adversely impacted.

     OUR STOCK PRICE HAS HISTORICALLY BEEN VOLATILE AND YOU COULD LOSE THE VALUE OF YOUR INVESTMENT.

     Our stock price has historically been volatile; it has fluctuated significantly to date. The trading price of our stock is likely to continue to be highly volatile and subject to wide fluctuations. Your investment in our stock could lose value.

     OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS.

     Our operating results are likely to fluctuate significantly in the future on a quarterly and on an annual basis due to a number of factors, many of which are outside our control. Factors that could cause our revenues to fluctuate include the following:

     o The degree of success of our commercial exploitation of the NES patents;

     o    The degree of success of our recently introduced products;

     o    Variations in the timing of and shipments of our products;

     o    Variations in the size of orders by our customers;

     o    Increased competition;

     o The proportion of overall revenues derived from different sales channels such as distributors, original equipment manufacturers (OEMs) and others;

     o    Changes in our pricing policies or those of our competitors;

     o    The financial stability of major customers;

     o    New product introductions or enhancements by us or by competitors;

     o Delays in the introduction of products or product enhancements by us or by competitors;

     o    The degree of success of new products;

     o    Any changes in operating expenses; and

     o General economic conditions and economic conditions specific to the software industry.

     In addition, our royalty and license revenues are impacted by fluctuations in OEM licensing activity from quarter to quarter, which may involve one-time royalty payments and license fees. Our expense levels are based, in part, on expected future orders and sales; therefore, if orders and sales levels are below expectations, our operating results are likely to be materially adversely affected. Additionally, because significant portions of our expenses are fixed, a reduction in sales levels may disproportionately affect our net income. Also, we may reduce prices or increase spending in response to competition or to pursue new market opportunities. Because of these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely be affected.

     WE MAY NOT BE SUCCESSFUL IN ATTRACTING AND RETAINING KEY MANAGEMENT OR OTHER PERSONNEL.

     Our success and business strategy is also dependent in large part on our ability to attract and retain key management and other personnel. The loss of the services of one or more members of our management group and other key personnel, including our interim Chief Executive Officer, may have a material adverse effect on our business.

     OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT US.

     Our commercial success is dependent, in large part, upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect our proprietary rights. These measures afford only limited protection. We cannot assure you that measures we have taken will be adequate to protect us from misappropriation or infringement of our intellectual property. Despite our efforts to protect proprietary rights, it may be possible for unauthorized third parties to copy aspects of our products or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our intellectual property rights as fully as do the laws of the United States. Furthermore, we cannot assure you that the existence of any proprietary rights will prevent the development of competitive products. The infringement upon, or loss of any proprietary rights, or the development of competitive products despite such proprietary rights, could have a material adverse effect on our business.

     As regards our intention to exploit the portfolio of patents that we acquired from NES:

     o Although we believe the NES patents to be strong, there can be no assurance that they will not be found invalid either in whole or in part if challenged.

     o Invalidation of their broadest claims could result in very narrow claims that do not have the potential to produce meaningful license revenues.

     o Many of the companies that we intend to seek licenses from are very large with significant financial resources. We currently lack the ability to initiate infringement litigation or to defend our patents against claims of invalidity if such litigation is heavily contested over an extended period of months or even years.

     o We may not be able to engage attorneys that will work on our behalf on a contingent fee basis or that will pursue litigation until a resolution is achieved that is favorable to us. Such attorneys may seek to limit their exposure either by advocating licensing settlements that are not favorable to us or may abandon their efforts on our behalf.

     o Because NES obtained no foreign patents or filed any foreign patent applications, infringing companies may seek to avoid our demand for licenses by moving the infringing activities offshore where US patents cannot be enforced.

     WE FACE RISKS OF CLAIMS FROM THIRD PARTIES FOR INTELLECTUAL PROPERTY INFRINGEMENT THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     At any time, we may receive communications from third parties asserting that features or content of our products may infringe upon their intellectual property rights. Any such claims, with or without merit, and regardless of their outcome, may be time consuming and costly to defend. We may not have sufficient resources to defend such claims and they could divert management's attention and resources, cause product shipment delays or require us to enter into new royalty or licensing agreements. New royalty or licensing agreements may not be available on beneficial terms, and may not be available at all. If a successful infringement claim is brought against us and we fail to license the infringed or similar technology, our business could be materially adversely affected.

     OUR BUSINESS SIGNIFICANTLY BENEFITS FROM STRATEGIC RELATIONSHIPS AND THERE CAN BE NO ASSURANCE THAT SUCH RELATIONSHIPS WILL CONTINUE IN THE FUTURE.

     Our business and strategy relies to a significant extent on our strategic relationships with other companies. There is no assurance that we will be able to maintain or develop any of these relationships or to replace them in the event any of these relationships are terminated. In addition, any failure to renew or extend any licenses between any third party and us may adversely affect our business.

     WE RELY ON INDIRECT DISTRIBUTION CHANNELS FOR OUR PRODUCTS AND MAY NOT BE ABLE TO RETAIN EXISTING RESELLER RELATIONSHIPS OR TO DEVELOP NEW RESELLER RELATIONSHIPS.

     Our products primarily are sold through several distribution channels. An integral part of our strategy is to strengthen our relationships with resellers such as OEMs, systems integrators, value-added resellers (VARs), distributors and other vendors to encourage these parties to recommend or distribute our products and to add resellers both domestically and internationally. We currently invest, and intend to continue to invest, significant resources to expand our sales and marketing capabilities. We cannot assure you that we will be able to attract and/or retain resellers to market our products effectively. Our inability to attract resellers and the loss of any current reseller relationships could have a material adverse effect on our business, results of operations and financial condition. Additionally, we cannot assure you that resellers will devote enough resources to provide effective sales and marketing support to our products.

     THE MARKET IN WHICH WE PARTICIPATE IS HIGHLY COMPETITIVE AND HAS MORE ESTABLISHED COMPETITORS.

     The market we participate in is intensely competitive, rapidly evolving and subject to technological changes. We expect competition to increase as other companies introduce additional competitive products. In order to compete effectively, we must continually develop and market new and enhanced products and market those products at competitive prices. As markets for our products continue to develop, additional companies, including companies in the computer hardware, software and networking industries with significant market presence, may enter the markets in which we compete and further intensify competition. A number of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, sales, technical, marketing and other resources than we do. We cannot assure you that our competitors will not develop and market competitive products that will offer superior price or performance features or that new competitors will not enter our markets and offer such products. We believe that we will need to invest increasing financial resources in research and development to remain competitive in the future. Such financial resources may not be available to us at the time or times that we need them, or upon terms acceptable to us. We cannot assure you that we will be able to establish and maintain a significant market position in the face of our competition and our failure to do so would adversely affect our business.

                           PRICE RANGE OF COMMON STOCK

     The following table sets forth, for the periods indicated, the high and low reported sales price of our common stock. From August 9, 2000 to May 27, 2002, our common stock was quoted on The Nasdaq National Market System. From May 28, 2002 to March 26, 2003, our common stock was quoted on The Nasdaq SmallCap Market System. Since March 27, 2003 our common stock has been quoted on the Over-the-Counter Bulletin Board. Our common stock is quoted under the symbol "GOJO."

                  Fiscal 2004           Fiscal 2003
             -------------------    -------------------
  Quarter      High        Low        High        Low
             --------   --------    --------   --------
    1st      $   1.03   $   0.20    $   0.28   $   0.13
    2nd      $   0.93   $   0.41    $   0.34   $   0.13
    3rd      $   0.51   $   0.25    $   0.28   $   0.18
    4th      $   0.56   $   0.25    $   0.28   $   0.15



     On March 30, 2005, there were approximately 165 holders of record of our common stock. On April 29, 2005, the last reported sales price was $0.37.

     We have never declared or paid dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by the Board of Directors.

                             SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus. We derived the consolidated statement of operations data for the years ended December 31, 2004, 2003 and 2002 and the consolidated balance sheet data as of December 31, 2004 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statements of operations data for the years ended December 31, 2001 and 2000 and the balance sheet data as of December 31, 2002, 2001 and 2000 from our audited consolidated financial statements not included in this prospectus.

STATEMENT OF OPERATIONS DATA:

                                                          Year Ended December 31,
                                      2004           2003           2002            2001           2000
                                 ------------  --------------  -------------  -------------  --------------
                                          (Amounts in thousands, except share and per share data)
                                 --------------------------------------------------------------------------
Revenue                          $      3,530  $        4,170  $       3,535  $       5,911  $        7,567
Costs of revenue                          904           1,371          1,680          2,613           1,044
                                 ------------  --------------  -------------  -------------  --------------
Gross profit                            2,626           2,799          1,855          3,298           6,523
                                 ------------  --------------  -------------  -------------  --------------
Operating expenses:
   Selling and marketing                1,384           1,680          2,235          5,989           5,750
   General and administrative           1,183           1,419          2,801          4,561           4,653
   Research and development             1,501           1,515          2,831          4,134           4,060
   Asset impairment loss                    -               -            914          4,501               -
   Restructuring charge                     -              80          1,943              -               -
                                 ------------  --------------  -------------  -------------  --------------
     Total operating expenses           4,068           4,694         10,724         19,185          14,463
                                 ------------  --------------  -------------  -------------  --------------
Loss from operations                   (1,442)         (1,895)        (8,869)       (15,887)         (7,940)
Other income (expense)                     15               8             77            410          (1,434)
                                 ------------  --------------  -------------  -------------  ---------------
Loss before provision
   for income taxes                    (1,427)         (1,887)        (8,792)       (15,477)         (9,374)
Provision for income taxes                  -               -              -              1               1
                                 ------------  --------------  -------------  -------------  --------------
Net loss                         $     (1,427) $       (1,887) $      (8,792) $     (15,478) $       (9,375)
                                 ============  ==============  =============  =============  ==============
Basic and diluted loss per
   common share                  $      (0.07) $        (0.11) $       (0.50) $       (0.97) $        (0.65)
                                 ============  ==============  =============  =============  ===============
Weighted average common
   shares outstanding              21,307,966      16,607,328     17,465,099     16,007,763      14,396,435
                                 ============  ==============  =============  =============  ==============



BALANCE SHEET DATA:

                                                     As of December 31,
                                2004          2003           2002            2001           2000
                           ------------  --------------  -------------  -------------  --------------
                                                (Amounts in thousands)
Working capital (deficit)  $       (213) $          284  $         668  $       6,173  $       12,879
Total assets                      2,224           2,562          4,550         12,986          21,040
Total liabilities                 1,858           1,715          1,820          1,660           1,983
Shareholders' equity                366             847          2,730         11,326          19,057


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The  following   discussion   should  be  read  in  conjunction   with  the
consolidated financial statements and accompanying notes provided elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, the impairment of intangible assets, contingencies and other special charges and taxes. Actual results could differ materially from these estimates. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of the Consolidated Financial Statements.

     REVENUE RECOGNITION

     Generally, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

     Revenue earned on software arrangements involving multiple elements is allocated to each element arrangement based on the relative fair values of the elements. If there is no evidence of the fair value for all the elements in a multiple element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. We recognize revenue from the sale of software licenses when all the following conditions are met:

     o    Persuasive evidence of an arrangement exists;

     o    Delivery has occurred or services have been rendered;

     o    Our price to the customer is fixed or determinable; and

     o    Collectibility is reasonably assured.

     Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence. We limit our assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

     ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected.

     CAPITALIZED SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred in the research and development of new products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are typically capitalized until the product is available for general release to customers. Capitalized costs are amortized based on either estimated current and future revenue for the product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period.

     IMPAIRMENT OF INTANGIBLE ASSETS

     We perform impairment tests on our intangible assets on an annual basis and between annual tests in certain circumstances. In response to changes in industry and market conditions, we may strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of intangible assets. During 2002 we recorded significant write-downs to the value of our intangible assets as a result of the impairment tests performed. A significant consideration impacting the results of the impairment tests was the substantial delay in getting our most recently released Windows-based product upgrade, GO-Global for Windows, into marketable condition.

     LOSS CONTINGENCIES

     We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of the loss or impairment of an asset or the incurrence of a liability as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when it is probable that a liability has been incurred or an asset has been impaired and the amount of the loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

     STOCK COMPENSATION

     We apply Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations thereof (hereinafter collectively referred to as APB 25) when accounting for our employee and directors stock options and employee stock purchase plans. In accordance with APB 25, we apply the intrinsic value method in accounting for employee stock options. Accordingly, we generally recognize no compensation expense with respect to stock-based awards to employees.

     We have determined pro forma information regarding net income and earnings per share as if we had accounted for employee stock options under the fair value method as required by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS 148 (hereinafter collectively referred to as SFAS 123). The fair value of these stock-based awards to employees was estimated using the Black-Scholes option-pricing model. Had compensation cost for our stock option plans and employee stock purchase plan been determined consistent with SFAS 123, our reported net loss and net loss common per share would have been changed to the amounts discussed in the consolidated financial statements included elsewhere in this prospectus. See New Accounting Pronouncements, below, for further details on accounting for stock-based compensation.

RESULTS OF OPERATIONS

     The first table that follows sets forth our income statement data for the years ended December 31, 2004 and 2003, respectively, and calculates the dollar change and percentage change from 2003 to 2004 in the respective line items. The second table that follows presents the same information for the years ended December 31, 2003 and 2002.

                                   Year Ended
                                   December 31,
                              -------------------   Dollars  Percentage
(Dollars in 000s)               2004        2003     Change    Change
-----------------             --------   --------   -------   -------
Revenue                       $  3,530   $  4,170   $  (640)    (15.3)%
Cost of revenue                    904      1,371      (467)    (34.1)
                              --------   --------   -------
Gross profit                     2,626      2,799      (173)     (6.2)
                              --------   --------   -------
Operating expenses:
Selling and marketing            1,384      1,680      (296)    (17.6)
General and administrative       1,183      1,419      (236)    (16.6)
Research and development         1,501      1,515       (14)     (0.9)
Restructuring charges                -         80       (80)   (100.0)
                              --------   --------   -------
Total operating expenses         4,068      4,694      (626)    (13.3)
                              --------   --------   -------
Loss from operations            (1,442)    (1,895)      453      23.9
                              --------   --------   -------
Other income (expense):
Interest and other income           15         13         2      15.4
Interest and other expense           -         (5)        5     100.0
                              --------   --------   -------
Total other income (expense)        15          8         7      87.5
                              --------   --------   -------
Net loss                      $ (1,427)  $ (1,887)  $   460      24.4%
                              ========   ========   =======


                                   Year Ended
                                   December 31,
                               -------------------   Dollars   Percentage
(Dollars in 000s)                2003       2002      Change     Change
-----------------              --------   --------   --------   -------
Revenue                        $  4,170   $  3,535   $    635      18.0%
Cost of revenue                   1,371      1,680       (309)    (18.4)
                               --------   --------   --------
Gross profit                      2,799      1,855       (944)    (50.9)
                               --------   --------   --------
Operating expenses:
Selling and marketing             1,680      2,235       (555)    (24.8)
General and administrative        1,419      2,801     (1,382)    (49.3)
Research and development          1,515      2,831     (1,316)    (46.5)
Asset impairment loss                 -        914       (914)   (100.0)
Restructuring charges                80      1,943     (1,863)    (95.9)
                               --------   --------   --------
Total operating expenses          4,694     10,724     (6,030)    (56.2)
                               --------   --------   --------
Loss from operations             (1,895)    (8,869)     6,974      78.6
                               --------   --------   --------
Other income (expense):
Interest and other income            13        153       (140)    (91.5)
Interest and other expense           (5)       (76)        71     (93.4)
                               --------   --------   --------
Total other income (expense)          8         77        (69)    (89.6)
                               --------   --------   --------
Net loss                       $ (1,887)  $ (8,792)  $  6,905      78.5%
                               ========   ========   ========


     REVENUE

     Our revenue is primarily derived from product licensing fees and service fees from maintenance contracts. Other sources of revenue include private labeling fees and sales of software development kits. Private labeling fees are derived when we contractually agree to allow a customer to brand our product with their name. We defer these fees upon contract signing and recognize the revenue ratably over the initial term of the contract. Software development kits are tools that allow end users to develop, interface and brand their own applications for use in conjunction with either our Windows or Unix/Linux products. Currently, we do not generate a significant amount of revenue from private labeling transactions, nor do we anticipate generating a significant amount of revenue from them or from the sale of software development kits during 2005.

     The first table that follows summarizes product licensing fees for the years ended December 31, 2004 and 2003, respectively and calculates the change in dollars and percentage from 2003 to 2004 in the respective line item. The second table that follows presents the same information for the years ended December 31, 2003 and 2002, respectively.

                         Year Ended December 31,      Increase/(Decrease)
                        ------------------------    -----------------------
Product licensing fees      2004         2003         Dollars    Percentage
----------------------  -----------   -----------   ----------   ----------
Windows                 $ 1,361,600   $ 1,649,000   $ (287,400)     (17.4)%
Unix/Linux                1,033,600     1,523,100     (489,500)     (32.1)
                        -----------   -----------   ----------
Total                   $ 2,395,200   $ 3,172,100   $ (776,900)     (24.5)%
                        ===========   ===========   ==========

                             2003        2002         Dollars    Percentage
                        -----------   -----------   ----------   ----------
Windows                 $ 1,649,000   $ 1,394,200   $  254,800        18.3%
Unix/Linux                1,523,100     1,547,800      (24,700)       (1.6)
                        -----------   -----------   ----------
Total                   $ 3,172,100   $ 2,942,000   $  230,100         7.8%
                        ===========   ===========   ==========

     The majority of our product licensing fees has been realized from a limited number of customers. As such, product licensing fees revenue has varied, sometimes substantially, from quarter to quarter and year to year. We expect our quarterly product licensing fees revenue to continue to vary during 2005.

     During 2004, one of our significant ISV customers informed us that they would begin selling our Windows-based products as an add-on to their software applications products, instead of bundling our products with theirs, as had been done previously. Sales to this customer declined by approximately $419,000 in 2004 from 2003, and were the primary contributing factor to our overall decline in Windows product licensing fees. Partially offsetting this decrease was the recognition of approximately $188,000 of revenue from a Windows product licensing sale that we had originally recorded as a deferred item during December of 2003 because not all of the criteria for revenue recognition had been met. Once all the criteria were met, in early 2004, we recognized this revenue.

     Approximately $302,800 of the decrease in 2004 Unix/Linux product licensing fee revenue was due to a one-time sale to a governmental end-user, which occurred during 2003. The majority of the remaining 2004 decrease was due to the aggregate variations in our other customers' sales orders.

     Our customers' response to the release of the significantly upgraded version of our Windows product, GO-Global for Windows, during the fourth quarter of 2002 was a significant contributing factor to the increase in 2003 of Windows product licensing fees from 2002.

     During the fourth quarter of 2002, we entered into a significant one-time transaction with a customer that generated approximately $552,500 of Unix product licensing fee revenue. Net of this transaction, 2003 revenue from Unix product licensing fees increased by approximately $527,800, or 53.0%, from 2002 levels. Approximately $300,000 of this increase came from one long-standing Unix ISV customer.

     During 2004, we recognized approximately $1,015,000 of revenue from service fees, an increase of $184,100, or approximately 22.2% from the approximately
$830,900 recognized during 2003. This increase has primarily resulted from continued increases in sales of maintenance contracts to our Windows customers resulting from the release of GO-Global for Windows during the fourth quarter of 2002.

     During 2004, we recognized approximately $119,600 of revenue from other items, a decrease of $47,700, or approximately 28.5%, from the approximately $167,300 recognized during 2003. The decrease was primarily due to a $150,000 decrease in distributor fee revenue, which was partially offset by $100,000 of revenue recognized from the sale of a software development kit. We had signed a $300,000 two-year distribution agreement with our distributor in Japan and had been ratably recognizing the distributor fee as revenue over the underlying initial two-year term, which expired on December 31, 2003. The sale of the software development kit was a one-time transaction and we do not currently anticipate selling another kit during 2005.

     During 2003, we recognized approximately $830,900 of revenue from service fees, an increase of $388,700, or 87.9%, from the approximately $442,200 recognized during 2002. The increase was primarily attributable to an increased level of sales of maintenance contracts, which began when we introduced our GO-Global for Windows product during the fourth quarter of 2002. Additionally, we sold approximately $300,000 worth of maintenance contracts as part of the large Unix transaction that we entered into during the fourth quarter of 2002, (discussed above), that are being amortized over a three-year period. A negligible amount of service fees from this transaction was recognized as revenue during 2002 as compared with approximately $100,000, or one full-year's worth, during 2003.

     During 2003, we recognized approximately $167,300 of revenue from other items, an increase of $16,500, or approximately 10.9%, from the approximately $150,800 recognized during 2002. The increase was primarily due to the recognition of private labeling revenue derived from two customers. If customers, typically ISVs, wish to brand our product with their name, we charge them a private labeling fee, which we recognize as revenue, ratably, over the life of the respective contract.

     We anticipate that many of our customers will enter into, and periodically renew, maintenance contracts to ensure continued product updates and support. Revenue from maintenance contracts was approximately 28.8%, 19.9% and 12.5% of revenue in 2004, 2003 and 2002, respectively. We expect revenue from maintenance contracts in 2005 to approximate 2004 levels.

     Sales to our three largest customers for 2004 represented approximately 20.9%, 14.9% and 14.1%, respectively, of total revenue. These three customers' December 31, 2004 year-end accounts receivable balances represented approximately 30.9%, 2.9% and 0.0% of reported net accounts receivable. By March 16, 2005, we had collected the majority of these outstanding balances.

     Sales to our three largest customers for 2003 represented approximately 27.4%, 18.4% and 9.2%, respectively, of total revenue. These three customers' December 31, 2003 year-end accounts receivable balances represented approximately 0.0%, 28.0%, and 44.1% of reported net accounts receivable. By March 18, 2004, we had collected the majority of these outstanding balances.

     COST OF REVENUE

     Cost of revenue consists primarily of the amortization of acquired technology and the amortization of capitalized technology developed in-house. Also included in cost of revenue are the costs of servicing maintenance contracts. Research and development costs for new product development, after technological feasibility is established, are recorded as capitalized software on our balance sheet and subsequently amortized as cost of revenue over the shorter of three years or the remaining estimated life of the products.

     The decreases in cost of revenues in 2004 from 2003 and in 2003 from 2002 were due primarily to certain elements of our acquired technology becoming fully amortized during 2003, additional elements becoming fully amortized during 2004 and the write-downs of the estimated remaining carrying values of our intangible assets that were recorded during the third quarter of 2002.

     As more fully explained below under Asset Impairment Loss, during September 2002 we wrote down the historical cost of various components of our purchased technology assets as part of our periodic assessments of asset impairment. The amortization of our technology assets, as explained above, is recorded as a component of Cost of Revenue.

     Based on our current product development plan and as a result of our intangible assets becoming fully amortized during 2004, we expect that our cost of revenue will be significantly lower in 2005 as compared with 2004. Cost of revenue was approximately 25.6%, 32.9% and 47.5% of total revenues for the years 2004, 2003 and 2002, respectively.

     SALES AND MARKETING EXPENSES

     Sales and marketing expenses primarily consist of salaries and related benefits, sales commissions, outside consultants, travel expenses, trade show related activities and promotional costs.

     The decrease in sales and marketing expenses in 2004 from 2003 was primarily caused by decreased salaries, benefits and commissions ($240,600) and facilities allocations ($170,200), which were partially offset by an increase in outside consultants ($123,300). The reasons for these changes were as follows:

     o The decrease in salaries, benefits and commissions was the result of terminating two people during late 2003 and two during 2004.

     o The decrease in facilities allocation was the result of the 2003 terminations. All of the sales and marketing employees who had been sharing space with general and administrative employees at our corporate headquarters location were terminated during 2003. Accordingly, the allocation of overhead costs to sales and marketing ceased.

     o The increase in outside consultants was a result of outsourcing marketing work after the 2003 terminations.

     The decrease in sales and marketing expenses in 2003 from 2002 was primarily caused by decreased human resources costs ($392,900), trade show activities and promotional costs ($134,300) and travel and entertainment ($62,600). Partially offsetting these decreases was an increase in outside consulting services ($115,800). The reasons for these changes were as follows:

     o The decrease in human resources costs was the result of the restructurings made during 2002, involving terminations of 16 of our then 24 sales and marketing individuals during 2002, and was reflected for a full year in 2003.

     o The decrease in trade shows activities and promotional costs was part of our decision made in 2002 to cut these costs to a minimal level while using our remaining cash on strategic engineering initiatives.

     o The decrease in travel and entertainment was due to the reductions in head count made in 2002 as well as prioritizing the engineering initiatives over sales and marketing activities.

     o The increase in outside consulting services reflected the hiring of a marketing firm to assist with marketing efforts during 2003, once various elements of the engineering initiatives reached completion.

     We expect that cumulative sales and marketing expenses in 2005 will approximate those incurred during 2004. Sales and marketing expenses were approximately 39.2 %, 40.3% and 63.2% of total revenues for the years 2004, 2003 and 2002, respectively.

     GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses primarily consist of salaries and related benefits, legal and professional services, insurance, costs associated with being a publicly held company and bad debts expense.

     General and administrative expense decreased in 2004 from 2003 primarily because of decreased facilities allocations ($152,900) and decreased directors and officers insurance ($103,100). The reasons for these decreases were as follows:

     o Our overhead structure was greatly reduced when we consummated a buy-out of our former lease for our corporate headquarters facilities at 400 Cochrane Circle, Morgan Hill, CA. This facility had been approximately 14,000 square feet. Since October 2003, we have maintained our corporate offices in approximately 1,000 square feet of space.

     o Our directors and officers insurance expense was $0 in 2004 because we did not renew our policy upon its expiration in 2003.

     The decrease in general and administrative expenses in 2003 from 2002 was primarily caused by decreased outside services ($446,000), legal fees ($324,800), deferred compensation ($187,400), directors and officers insurance ($158,600), travel and entertainment ($141,000) and human resources costs ($173,100). The reasons for these decreases were as follows:

     o We abandoned the merger talks we had conducted throughout 2002 with three related entities in the telecommunications industry, thus reducing our needs for general and administrative outside services during 2003. Our interim Chief Executive Officer's 2003 fees were lower than his 2002 fees, which also contributed to the decrease in outside consulting fees.

     o As a result of the abandonment of the merger talks, we also reduced the need for legal services.

     o The decrease in deferred compensation expense was because the amounts previously deferred became fully amortized during 2002.

     o In addition to our 2002 restructurings, we also aggressively reduced costs during 2002, including the costs of our directors and officers insurance. Upon its renewal for the 2002/2003 policy year, we reduced the policy's coverage by approximately 40% and then discontinued it entirely upon its expiration in June 2003.

     o Travel and entertainment and human resource costs were lower in 2003 as a result of the reduction in headcount experienced as part of the restructurings that occurred in 2002.

     The ending balance of our allowance for doubtful accounts as of December 31, 2004, 2003 and 2002, was $46,800, $46,800 and $50,300, respectively. Bad debts expense was $0, $16,300 and $31,600 for the years ended December 31, 2004, 2003 and 2002, respectively.

     We anticipate that cumulative general and administrative expense in 2005 will exceed those incurred during 2004 primarily due to the costs we expect our newly initiated patent group to incur as they begin exploring viable means of commercially exploiting the NES patent portfolio. General and administrative expenses were approximately 33.5%, 34.0% and 79.2% of 2004, 2003 and 2002 total revenues, respectively.

     RESEARCH AND DEVELOPMENT EXPENSES

     Research and development expenses consist primarily of salaries and related benefits paid to software engineers, payments to contract programmers, and facility expenses related to our remotely located engineering offices.

     Research and development expense for 2004 approximated 2003 levels, as reported. Research and development expense for 2003 does not include approximately $149,100 of wages and related costs and $133,100 of outside consulting services related to software development costs that were capitalized during 2003. No such costs were capitalized during 2004.

     The decrease in research and development expense in 2003 from 2002 was primarily caused by decreased human resources costs ($693,500), depreciation of fixed assets ($130,100), rent ($113,000), the allocation of corporate overheads ($78,000), outside consultants ($38,100) and an increase in customer service costs ($144,600). The reasons for these changes were as follows:

     o Human resources costs were decreased as a result of the 2002 restructuring. We began 2002 with 28 research and development employees and ended the year with 15. No changes were made to research and development headcount during 2003.

     o The decrease in depreciation expense was due to the timing of various assets reaching the end of their estimated useful lives, as well as an overall decrease in the asset base that resulted from the 2002 and 2001 restructuring charges.

     o The decrease in rent was primarily due to the negotiated settlement of the lease on our former Bellevue, Washington engineering offices.

     o The allocation of corporate overhead decreased as a result of the headcount reductions as well as the overall lowered cost structure resulting from the 2002 and 2001 restructurings.

     o The reduction in outside consultants was primarily due to the non-renewal of an engineering consultant's contract as the requested work had been completed.

     o Customer service costs consist primarily of wages and benefits paid to various engineers and are charged to cost of sales instead of being charged to research and development. More engineering time was spent providing customer service during 2003, as compared to 2002, consequently, more costs were charged to cost of sales than to research and development.

     We believe that a significant level of investment for research and development is required to remain competitive. Accordingly, during 2005 we will continue working towards our goal of full maturity for our products through a combination of in-house and contracted research and development efforts. We anticipate that these efforts will include a combination of enhancing the functionality of our current product offerings and adding additional features to them. We expect research and development expenditures in 2005 to approximate 2004 levels. Research and development expense was approximately 42.5%, 36.3% and 80.1% of total revenues for the years 2004, 2003 and 2002, respectively.

     ASSET IMPAIRMENT LOSS

     During 2002 we recorded an asset impairment charge of $914,000 against several of our intangible assets, primarily capitalized technology assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be addressed, including the following:

     o    A significant decrease in the market value of an asset;

     o A significant change in the extent or manner in which an asset is used;

     o A significant adverse change in the business climate that could affect the value of an asset; and

     o    Current and historical operating or cash flow losses.

     We believed that a review of our carrying values in 2002 to evaluate whether the value of any of our long-lived technology assets had been impaired was warranted, due to several factors, including:

     o The challenges we faced in bringing our GO-Global for Windows and GO-Global:XP products to maturity;

     o    The continued pervasive weakness in the world-wide economy;

     o How we were incorporating and planning to incorporate each element of the purchased technologies into our legacy technology;

     o    Our continued and historical operating and cash flow losses.

     Based on studies of the various factors affecting asset impairment, as outlined above, the following asset impairment charges were determined to be necessary in order to reduce the carrying value of certain of these assets to our current estimate of the present value of the expected future cash flows to be derived from these assets:

                                  Net Book Value      Impairment      Net Book Value
                                 Before Impairment    Write Down     After Impairment
                                ------------------  --------------  ------------------
     Purchased Technology       $        2,145,200  $      775,100  $        1,370,100
     Capitalized Software                  277,800         138,900             138,900
                                ------------------  --------------  ------------------
     Totals                     $        2,423,000  $      914,000  $        1,509,000
                                ==================  ==============  ==================

     The asset impairment charges were approximately 0.0%, 0.0% and 25.9% of total revenues for the years 2004, 2003 and 2002, respectively. We do not anticipate recording an asset impairment charge during 2005.

     RESTRUCTURING CHARGES

     During 2002 we closed our Morgan Hill, California and Bellevue, Washington office locations as part of our strategic initiatives to reduce operating costs. In conjunction with these closures, we reduced headcount in all of our operating departments and wrote off the costs of leasehold improvements and other assets that were abandoned. A summary of the restructuring charge recorded during 2002 is as follows:

                                                                               December 31, 2002
                                                                                 Ending Balance
                                Restructuring        Cash          Non-cash      Restructuring
Category                            Charge         Payments        Charges           Accrual
--------                        -------------   --------------   ------------   ---------------
Year ended December 31, 2002:
 Employee severance             $     831,000   $    (831,000)   $          -   $             -
 Fixed assets abandonment             657,800               -        (657,800)                -
 Minimum lease payments               443,800        (161,600)              -           282,200
 Other                                 10,200         (10,200)              -                 -
                                -------------   --------------   ------------   ---------------
 Totals                         $   1,942,800   $  (1,002,800)   $   (657,800)   $      282,200
                                =============   ==============   ============   ===============

     During 2003 we negotiated settlements of the leases for our former offices in Bellevue, Washington and Morgan Hill, California, which completed the restructuring activities that had been approved under Emerging Issues Task Force
(EITF) 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," during 2002 and had begun in 2002, as explained above. Additionally, we relocated our Morgan Hill, California offices from 400 Cochrane Circle to 105 Cochrane Circle and further disposed of certain assets that were no longer in service. To the extent that the December 31, 2002 ending restructuring charge accrual balance was less than the costs incurred for these activities, we recorded an additional restructuring charge during 2003. A summary of the restructuring charge recorded during 2003 is as follows:

                                                                               December 31, 2003
                                                                                Ending Balance
                                Restructuring        Cash         Non-cash      Restructuring
Category                           Charge          Payments       Charges           Accrual
--------                        -------------   -------------   -------------   --------------
Year ended December 31, 2003:
 Opening accrual balance        $           -   $           -   $           -   $      282,200
 Fixed assets abandonment              42,200               -         (42,200)               -
 Leases settlements - rent             36,800        (269,000)             -          (232,200)
 Deposits forfeited                    16,000               -         (56,000)         (40,000)
 Commissions                           12,000         (22,000)              -          (10,000)
 Other (1)                            (26,900)              -          26,900                -
                                --------------  -------------   -------------   --------------
 Totals                         $      80,100   $    (291,000)  $     (71,300)  $            -
                                =============   =============   =============   ==============

(1) Includes the write-off of deferred rent associated with the Morgan Hill lease and other miscellaneous items.

     During June 2003, we negotiated a buy out of the lease for our former engineering offices in Bellevue, Washington. The total buy out price was approximately $184,000 and consisted of a lump-sum cash payment of $144,000, the forfeiture of an approximate $40,000 security deposit and a $10,000 commission to the real estate broker who was involved in the transaction. It is estimated that the buy out saved approximately $355,800 over the contractually scheduled lease term.

     During August 2003, we negotiated a buy out of the lease for our former corporate offices in Morgan Hill, California. The total buy out price was approximately $153,000 and consisted of a lump-sum cash payment of $125,000, the forfeiture of an approximate $16,000 security deposit and a $12,000 commission to the real estate broker who was involved in the transaction. It is estimated that the buy out saved approximately $270,000 over the contractually scheduled lease term.

     The net aggregate amount of the annual lease payments made under all of our leases in the years 2004, 2003 and 2002, excluding lease buyout payments, was approximately $95,700, $295,400 and $525,700, respectively.

     INTEREST AND OTHER INCOME

     During 2004, 2003 and 2002, the primary component of interest and other income was interest income derived on excess cash. Our excess cash was held in relatively low-risk, highly liquid investments, such as U.S. Government obligations, bank and/or corporate obligations rated "A" or higher by independent rating agencies, such as Standard and Poors, or interest bearing money market accounts with minimum net assets greater than or equal to one billion U.S. dollars.

     The increase in interest income in 2004 from 2003 was primarily due to interest income accrued on our note receivable ($3,000), which was partially offset by lower interest income on excess cash due to lower amounts of excess cash in 2004 as compared with 2003. The decrease in interest income in 2003 from 2002 was due to lower average cash and cash equivalents, and available-for-sale securities balances in 2003 as compared with 2002. Additionally, the decrease was reflective of a decrease in our portfolio's average yield rate, which reflected the market's response to the cuts and subsequent stabilization made in interest rates by the Federal Reserve during these time periods.

     The lower cash and cash equivalents balance at year end 2004, as compared with year end 2003, is primarily due to the outflow of approximately $863,000 resulting from operating activities. As more fully explained under Liquidity and Capital Resources, we have been consuming cash in our operations and have seen our cash reserves continually decline for the past several years. Interest and other income was approximately 0.4%, 0.3% and 4.3% of total revenues for the years 2004, 2003 and 2002, respectively.

     INTEREST AND OTHER EXPENSE

     Interest and other expense has historically consisted primarily of the cost of accrued interest on bonds and other investments that we purchased with our excess cash. However we incurred no such interest and other expense during 2004 as all of our excess cash was maintained in a highly-liquid money market account and we purchased no bonds. The decrease in 2003 from 2002 was primarily due to our discontinuance of purchasing bonds with our excess cash.

     Interest and other expense was approximately 0.0%, 0.1% and 2.2% of total revenues for the years 2004, 2003 and 2002, respectively.

     PROVISION FOR INCOME TAXES

     At December 31, 2004, we had approximately $41,464,000 in federal net operating loss carryforwards. The federal net operating loss carryforwards will expire at various times from 2007 through 2020, if not utilized. In addition, the Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available for use in any given period upon the occurrence of various events, including a significant change in ownership interests. In 1998, we experienced a "change of ownership" as defined by the provisions of the Tax Reform Act of 1986. As such, our utilization of our net operating loss carryforwards through 1998 will be limited to approximately $400,000 per year until such carryforwards are fully utilized or expire.

LIQUIDITY AND CAPITAL RESOURCES

     We are continuing to operate the business by striving to bring our cash expenditures in line with our revenues. We are simultaneously looking at ways to improve or maintain our revenue stream. Additionally, we continue to review potential merger opportunities as they present themselves to us and at such time as a merger might make financial sense and add value for our stockholders, we will pursue that merger opportunity. We believe that improving or maintaining our current revenue stream, coupled with our cash on hand, including the cash raised in the 2005 private placement will sufficiently support our operations during 2005.

     On January 29, 2004, we completed a private placement, which raised a total of $1,150,000 through the sale of 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock (the 2004 private placement). Net proceeds of approximately $930,000, as well as other working capital items, were used to fund our operations during 2004.

     On February 2, 2005, we completed a private placement, which raised a total of $4,000,000 (inclusive of a $665,000 credit as described below) through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock. In a contemporaneous transaction, we acquired NES for 9,599,993 shares of common stock, the assumption of approximately $232,800 of NES' indebtedness and the reimbursement to AIGH Investment Partners, LLC (AIGH), an affiliate of a principal stockholder (Orin Hirschman), of $665,000 for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against NES. We reimbursed the advance through a partial credit against the price of our securities acquired by AIGH in the 2005 private placement.

     Our net proceeds from the 2005 private placement were approximately $2,130,000, after giving effect to:

     o our issuance of a $665,000 partial credit against the price of our securities acquired by AIGH in the 2005 private placement;

     o    our assumption of approximately $232,800 of NES' indebtedness;

     o    our payment of NES' legal fees and expenses of approximately $108,000;

     o our payment of professional fees and expenses of approximately $498,500, which we incurred in the NES acquisition;

     o our payment of the legal fees and expenses of Mr. Hirschman, AIGH and the investors in the 2005 private placement of approximately $108,000;

     o a fee paid to Griffin Securities Inc. in the amount of $50,000 in connection with the 2005 private placement; and

     o our payment of professional fees and expenses of approximately $207,700, which we incurred in the 2005 private placement.

     Pursuant to the terms of an agreement with the purchasers of the securities in the 2005 private placement, we have agreed to prepare and file with the SEC a registration statement covering the resale of shares of our common stock underlying the Series A preferred stock and the Series B preferred stock. In addition, under the terms of an agreement entered into in connection with the NES acquisition, we agreed to register the shares of common stock issued in the NES acquisition.

     During 2004 we consumed $863,000 of cash in our operating activities. This consumption of cash related primarily to our net loss of $1,427,500, which included non-cash charges, primarily depreciation and amortization of $664,700, interest accrued on our directors' notes of $1,400 and an aggregate decrease in cash flow from our operating assets and liabilities of $98,800. We consumed $435,500 of cash in our investing activities, primarily resulting from a $350,000 increase in note receivable - related party, a $59,200 increase in deferred acquisition costs, (both of which were related to our acquisition of NES), the purchase of approximately $33,400 of fixed assets and a $7,100 reduction in other assets. We generated positive financing cash flows of $947,300. These cash flows primarily related to net proceeds from the 2004 private placement of $931,400, proceeds from the exercise of warrants issued as part of the 2004 private placement of $6,900 and the proceeds of sales of common stock to our employees under the provisions of our employee stock purchase plan of $9,000.

     During 2003 we consumed $710,800 of cash in our operating activities. This consumption of cash related primarily to our net loss of $1,886,600, which included non-cash charges, primarily depreciation and amortization of
$1,248,400, the write-off of fixed assets abandoned as part of our 2003 restructuring of $42,200, the loss on assets disposed in our normal operations of $4,300, which were partially offset by a decrease in our provision for doubtful accounts of $3,500, and an aggregate decrease in cash flow from our operating assets and liabilities of $115,600. We consumed $225,700 of cash in our investing activities, resulting primarily from the capitalization of software development costs of $282,200 and the purchase of fixed assets of $1,600, which were partially offset by a $58,100 decrease in other assets. We generated positive financing cash flows of $2,800, resulting from the proceeds of the sale of common stock to our employees under the provisions of our employee stock purchase plan.

     CASH AND CASH EQUIVALENTS

     As of December 31, 2004, cash and cash equivalents were approximately $675,300 as compared with $1,025,500 at December 31, 2003. The $350,200 decrease was primarily due to the cash consumed by our operations, partially offset by the net proceeds of the 2004 private placement. We anticipate that our cash and cash equivalents as of December 31, 2004, and the net proceeds from the 2005 private placement, together with revenue from operations will be sufficient to fund our anticipated expenses, inclusive of those that will be attributable to taking steps to realize the maximum value of the patents we acquired from NES, during the next twelve months. However, due to the inherent uncertainties associated with predicting future operations, there can be no assurances that these resources will be sufficient to fund our anticipated expenses during the next twelve months.

     ACCOUNTS RECEIVABLE, NET

     At December 31, 2004, we had approximately $518,900 in accounts receivable, net of allowances totaling $46,800. The net accounts receivable were virtually the same as the approximately $521,000, net of the $46,800 allowance we reported at December 31, 2003. We did not write off any receivables during 2004. From time to time, we could maintain individually significant accounts receivable balances from one or more of our significant customers. If the financial condition of any of these significant customers should deteriorate, our operating results could be materially adversely affected.

     COMMITMENTS AND CONTINGENCIES

     On December 10, 2004 we entered into an agreement (the Reimbursement Agreement) with AIGH pursuant to which we agreed to reimburse AIGH $665,000, as well as its legal fees and expenses, relating to its successful efforts to settle certain third party litigation against NES and certain affiliates of NES. The third party litigation was brought against NES by one of its creditors.

     Our obligation to reimburse AIGH was contingent upon several conditions, including the consummation of the NES acquisition, the completion of the 2005 private placement, and our receipt of an assignment of the rights to NES' intellectual property, which were held by AIGH, and was to be satisfied within five business days of the occurrence of the contingencies. Since these events had not occurred as of December 31, 2004 we did not recognize a liability on our balance sheet for the Reimbursement Agreement. In January 2005, upon the consummation of these contingencies, we credited the $665,000 owed to AIGH against AIGH's approximate $820,000 investment in the 2005 private placement.

     We have no material capital expenditure commitments for the next twelve months. The following table discloses our contractual commitments for future periods, which consist entirely of leases for office space, as previously discussed and assumes that we will occupy all current leased facilities for the full term of the underlying leases:

                YEAR ENDING DECEMBER 31,
                2005                             $ 62,600
                2006 and thereafter              $     --

     Rent expense aggregated approximately $95,700, $295,400 and $525,700 in fiscal 2004, 2003 and 2002, respectively.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share-Based Payment," which requires companies to expense the value of employee stock options and similar awards. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. As of the effective date, we will be required to expense all awards granted, modified, cancelled or repurchased as well as the portion of prior awards for which requisite service has not yet been rendered, based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123 "Stock-Based Compensation." We will apply SFAS No. 123R using a modified version of prospective application. Under this method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures.

     Benefits of tax deductions in excess of recognized compensation cost are required by SFAS 123R to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net cash flows from operations and increase cash flows from financing in periods after adoption. The adoption of SFAS 123R will have an impact on our results of operations; however, we cannot currently estimate what the impact will be because, among other things, it will depend on the levels of share-based payments granted in the future. We are currently in the process of determining the effects on our financial position, results of operations and cash flows that will result from the adoption of SFAS 123R.

                                    BUSINESS

GENERAL

     We are a Delaware corporation, founded in May of 1996. We are developers of business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use by ISVs, ASPs, corporate enterprises, governmental and educational institutions, and others.

     Server-based computing, sometimes referred to as thin-client computing, is a computing model where traditional desktop software applications are relocated to run entirely on a server, or host computer. This centralized deployment and management of applications reduces the complexity and total costs associated with enterprise computing. Our software architecture provides application developers with the ability to relocate applications traditionally run on the desktop to a server, or host computer, where they can be run over a variety of connections from remote locations to a variety of display devices. With our server-based software, applications can be web enabled, without any modification to the original application software required, allowing the applications to be run from browsers or portals. Our server-based technology can web-enable a variety of Unix, Linux or Windows applications.

     On January 31, 2005, we acquired NES, which is engaged in the development and patenting of proprietary technologies relating to the submission, storage, retrieval and security of information remotely accessed by computers, typically through computer networks or the Internet. In a contemporaneous transaction, we raised net proceeds of approximately $2,130,000 in a private placement (the 2005 private placement) of newly authorized Series A Preferred Stock and warrants to purchase newly authorized Series B Preferred Stock.

     Our headquarters are located at 3130 Winkle Avenue, Santa Cruz, California, 95065 and our phone number is 1-800-GRAPHON (1-800-472-7466). Our Internet website is http://www.graphon.com. The information on our website is not part of this prospectus. We also have offices in Concord, New Hampshire, Rolling Hills Estates, California and Berkshire, England, United Kingdom.

INDUSTRY BACKGROUND

     HISTORY

     In the 1970s, software applications were executed on central mainframes and typically accessed by low-cost display terminals. Information technology departments were responsible for deploying, managing and supporting the applications to create a reliable environment for users. In the 1980s, the PC became the desktop of choice: empowering the user with flexibility, a graphical user interface, and a multitude of productive and inexpensive applications. In the 1990s, the desktop provided access to mainframe applications and databases, which run on large, server computers. Throughout the computing evolution, the modern desktop has become increasingly complex and costly to administer and maintain. This situation is further worsened as organizations become more decentralized with remote employees, and as their desire increases to become more closely connected with vendors and customers through the Internet.

     LOWERING TOTAL COST OF OWNERSHIP

     PC software in general has grown dramatically in size and complexity in recent years. As a result, the cost of supporting and maintaining PC desktops has increased substantially. Industry analysts and enterprise users alike have begun to recognize that the total cost of PC ownership, taking into account the recurring cost of technical support, administration, security and end-user down time, has become high, both in absolute terms and relative to the initial hardware purchase price.

     With increasing demands to control corporate computing costs, industry leaders are developing technology to address total cost of ownership issues. One approach, led by Sun Microsystems and IBM, utilizes Java-based network computers, which operate by downloading small Java programs to the desktop, which in turn are used for accessing server-based applications. Another approach is Microsoft's Windows Terminal Services(TM), introduced in June 1998. It permits server-based Windows applications to be accessed from Windows-based network computers. Both initiatives are examples of server-based computing. They simplify the desktop by moving the responsibility of running applications to a central server, with the promise of lowering total cost of ownership.

     ENTERPRISE CROSS-PLATFORM COMPUTING

     Today's enterprises contain a diverse collection of end user devices, each with its particular operating system, processing power and connection type. Consequently, it is becoming increasingly difficult to provide universal access to business-critical applications across the enterprise. As a result, organizations resort to emulation software, new hardware or costly application rewrites in order to provide universal application access.

     A common cross-platform problem for the enterprise is the need to access Unix or Linux applications from a PC desktop. While Unix-based computers dominate the enterprise applications market, Microsoft Windows-based PCs dominate the enterprise desktop market. Since the early 1990s, enterprises have been striving to connect desktop PCs to Unix applications over all types of connections, including networks and standard phone lines. This effort, however, is complex and costly. The primary solution to date is known as PC X Server software. PC X Server software is a large software program that requires substantial memory and processing resources on the desktop. Typically, PC X Server software is difficult to install, configure and maintain. Enterprises are looking for effective Unix connectivity software for PCs and non-PC desktops that is easier and less expensive to administer and maintain.

     Today businesses are exploring alternatives to the Windows desktop. The Linux desktop is a popular choice as it promises lower acquisition costs and avoids "single vendor lock-in." The Linux desktop or the Unix desktop, popular in many engineering organizations, both need to access the large number of applications written for the Microsoft operating environment, such as Office 2003. Our technology enables Windows applications to be published to any client device running our GO-Global client software, including: Linux, Unix, Windows and Macintosh desktops and devices.

     ASPS

     With the ubiquitous nature of the Internet, new operational models and sales channels are emerging. Traditional high-end software packages that were once too expensive for many companies are now available for rent over the Internet. By servicing customers through a centralized operation, rather than installing and maintaining applications at each customer's site, ASPs play an important role in addressing an enterprise's computing requirements. Today, ASPs are faced with the difficult task of creating, or rewriting, applications to entertain the broader market.

     REMOTE COMPUTING

     The cost and complexity of contemporary enterprise computing has been further complicated by the growth in remote access requirements. As business activities become physically distributed, computer users have looked to portable computers with remote access capabilities to stay connected in a highly dispersed work environment. One problem facing remote computing over the Internet, or direct telephone connections, is the slow speed of communication in contrast to the high speed of internal corporate networks. Today, applications requiring remote access must be tailored to the limited speed and lower reliability of remote connections, further complicating the already significant challenge of connecting desktop users to business-critical applications.

OUR APPROACH

     Our server-based software deploys, manages, supports and executes applications entirely on the server computer and publishes their user interface efficiently and instantaneously to desktop devices. The introduction of the Windows-based version of our Bridges software, during 2000, enabled us to enter the Windows application market. This allowed us to provide support for Windows applications to both enterprise customers and to leverage ISVs as a channel. During the fourth quarter of 2002 we introduced GO-Global for Windows, a significant upgrade to our product offerings in the Windows market. This new version has increased application compatibility, server scalability and improved application performance over our previous version.

     Our technology consists of three key components:

     o The server component runs alongside the server-based application and is responsible for intercepting user-specific information for display at the desktop.

     o The desktop component is responsible only for sending keystrokes and mouse motion to the server. It also presents the application interface to the desktop user. This keeps the desktop simple, or thin, as well as independent of application requirements for resources, processing power and operating systems.

     o Our protocol enables efficient communication over fast networks or slow dial-up connections and allows applications to be accessed from remote locations with network-like performance and responsiveness.

     We believe that the major benefits of our technology are as follows:

     o LOWERS TOTAL COST OF OWNERSHIP. Reducing information technology costs is a primary goal of our products. Today, installing enterprise applications is time-consuming, complex and expensive. It typically requires administrators to manually install and support diverse desktop configurations and interactions. Our server-based software simplifies application management by enabling deployment, administration and support from a central location. Installation and updates are made only on the server, thereby avoiding desktop software and operating system conflicts and minimizing at-the-desk support.

     o SUPPORTS STRONG INFORMATION SECURITY PRACTICES. The distributed nature of most organizations' computing environments makes information security difficult. Corporate assets in the form of data are often dispersed among desktop systems. Our server-based approach places the application and data on servers behind firewalls. This allows the corporation to centrally manage their applications and data.

     o WEB ENABLES EXISTING APPLICATIONS. The Internet represents a fundamental change in distributed computing. Organizations now benefit from ubiquitous access to corporate resources by both local and remote users. However, to fully exploit this opportunity, organizations need to find a way to publish existing applications to Internet enabled devices. Our technology is specifically targeted at solving this problem. With GO-Global, an organization can publish an existing application to an Internet-enabled device without the need to rewrite the application. This reduces application development costs while preserving the rich user interface so difficult to replicate in a native Web application.

     o CONNECTS DIVERSE COMPUTING PLATFORMS. Today's computing infrastructures are a mix of computing devices, network connections and operating systems. Enterprise-wide application deployment is problematic due to this heterogeneity, often requiring costly and complex emulation software or application rewrites. For example, Windows PCs typically may not access a company's Unix applications without installing complex PC X Server software on each PC. Typical PC X Servers are large and require an information technology professional to properly install and configure each desktop. For Macintosh, the choices are even fewer, requiring the addition of yet another vendor product. For the newer technologies, such as tablet PCs or handheld devices, application access will be challenging.

     o To rewrite an application for each different display device (be that a desktop PC or tablet PC) and each of the many diverse operating systems is often a difficult and time-consuming task. In addition to the development expense, issues of desktop performance, data compatibility and support costs often make this option prohibitive. Our products provide organizations the ability to access applications from virtually all devices, utilizing their existing computing infrastructure, without rewriting a single line of code or changing or reconfiguring hardware. This means that enterprises can maximize their investment in existing technology and allow users to work in their preferred environment.

     o LEVERAGES EXISTING PCS AND DEPLOYS NEW DESKTOP HARDWARE. Our software brings the benefits of server-based computing to users of existing PC hardware, while simultaneously enabling enterprises to begin to take advantage of and deploy many of the new, less complex network computers. This assists organizations in maximizing their current investment in hardware and software while, at the same time, facilitating a manageable and cost effective transition to newer devices.

     o EFFICIENT PROTOCOL. Applications typically are designed for network-connected desktops, which can put tremendous strain on congested networks and may yield poor, sometimes unacceptable, performance over remote connections. For ASPs, bandwidth typically is the top recurring expense when web-enabling, or renting, access to applications over the Internet. In the wireless market, bandwidth constraints limit application deployment. Our protocol sends only keystrokes, mouse clicks and display updates over the network, resulting in minimal impact on bandwidth for application deployment, thus lowering cost on a per user basis. Within the enterprise, our protocol can extend the reach of business-critical applications to many areas, including branch offices, telecommuters and remote users over the Internet, phone lines or wireless connections. This concept may be extended further to include vendors and customers for increased flexibility, time-to-market and customer satisfaction.

     o We also intend to exploit the revenue potential of our NES patent portfolio, summarized elsewhere herein, by:

     o licensing such patents to companies that utilize the technology covered by such patents in their products or services;

     o initiating litigation against those companies who we believe are infringing such patents and who are unwilling or who refuse to sign license agreements which provide for royalty payments to us; and

     o determining the extent to which the technology covered by the NES patents has application to our current GO-Global product line and to the development of new products.

     Given our limited cash resources, we intend to prosecute any infringement litigation that we initiate, as well as defend attempts to declare one or more of our patents invalid, by engaging law firms on a contingency basis. If we are able to engage one or more law firms in this manner, as to which we can offer no assurance, this would reduce our net proceeds from successful litigation.

     We anticipate that any cash flow that we are able to derive from our licensing activities, if not used for working capital in the ordinary course of our business, will be deployed to develop additional patentable technology.

PRODUCTS

     We are dedicated to creating business connectivity technology that brings Windows, Unix, and Linux applications to the web without modification. Our customers include ISVs, VARs, ASPs and small to medium-sized enterprises. By employing our technology, customers benefit from a very quick time to market, overall cost savings via centralized computing, a client neutral cross-platform solution, and high performance remote access.

     Our product offerings include GO-Global for Windows and GO-Global for Unix.

     GO-Global  for Windows  allows access to Windows  applications  from remote locations and a variety of connections, including the Internet and dial-up connections. GO-Global for Windows allows Windows applications to be run via a browser from Windows or non-Windows devices, over many types of data connections, regardless of the bandwidth or operating system. With GO-Global for Windows, web enabling is achieved without modifying the underlying Windows applications' code or requiring costly add-ons.

     GO-Global for Unix web-enables Unix and Linux applications allowing them to be run via a browser from many different display devices, over various types of data connections, regardless of the bandwidth or operating systems being used. GO-Global for Unix web-enables individual Unix and Linux applications, or entire desktops. When using Go-Global for Unix, Unix and Linux web enabling is achieved without modifying the underlying applications' code or requiring costly add-ons.

TARGET MARKETS

     The target market for our products comprises organizations that need to access Windows, Unix and/or Linux applications from a wide variety of devices, from remote locations, including over the Internet, dial-up lines, and wireless connections. This includes organizations, such as small to medium-sized companies, governmental and educational institutions, ISVs, VARs and ASPs. Our software is designed to allow these enterprises to tailor the configuration of the end user device for a particular purpose, rather than following a "one PC fits all," high total cost of ownership model. Our opportunity within the marketplace is more specifically broken down as follows:

     o ISVS. By web-enabling their applications, software developers can strengthen the value of their product offerings, opening up additional revenue opportunities and securing greater satisfaction and loyalty from their customers. We believe that ISVs who effectively address the web computing needs of customers and the emerging ASP market will have a competitive advantage in the marketplace.

          By combining our products with desktop versions of their software applications, our ISV customers have been able to accelerate the time to market for web-enabled versions of their software applications without the risks and delays associated with rewriting applications or using third party solutions. Our technology quickly integrates with their existing software applications without sacrificing the full-featured look and feel of their original software application, thus providing ISVs with out-of-the-box web-enabled versions of their software applications with their own branding for licensed, volume distribution to their enterprise customers.

     o ENTERPRISES EMPLOYING A MIX OF UNIX, LINUX, MACINTOSH AND WINDOWS. Most major enterprises employ a heterogeneous mix of computing environments. Small to medium-sized companies that utilize a mixed computing environment require cross-platform connectivity solutions, like GO-Global, that will allow users to access applications from different client devices. It has been estimated that PCs represent over 90% of enterprise desktops. We believe that our products are well positioned to exploit this opportunity and that our server-based software products will significantly reduce the cost and complexity of connecting PCs to various applications.

     o ENTERPRISES WITH REMOTE COMPUTER USERS. Remote computer users comprise one of the fastest growing market segments in the computing industry. Efficient remote access to applications has become an important part of many enterprises' computing strategies. Our protocol is designed to enable highly efficient low-bandwidth connections.

     o ASPS. High-end software applications in the fields of human resources, enterprise resource planning, enterprise relationship management and others, historically have only been available to organizations able to make large investments in capital and personnel. The Internet has opened up global and mid-tier markets to vendors of this software who may now offer it to a broader market on a rental basis. Our products enable the vendors to provide Internet access to their applications with minimal additional investment in development implementation.

     o VARS. The VAR channel presents an additional sales force for our products and services. In addition to creating broader awareness of GO-Global, the VAR channel also provides integration and support services for our current and potential customers. Our products allow software resellers to offer a cost effective competitive alternative for Server-Base Thin Client computing. In addition, reselling our GO-Global software creates new revenue streams for our VARs through professional services and maintenance renewals.

     o EXTENDED ENTERPRISE SOFTWARE MARKET. Extended enterprises allow access to their computing resources to customers, suppliers, distributors and other partners, thereby gaining flexibility in manufacturing and increasing speed-to-market and customer satisfaction. For example, extended enterprises may maintain decreased inventory via just-in-time, vendor-managed inventory and related techniques.

     The early adoption of extended enterprise solutions may be driven in part by enterprises' need to exchange information over a wide variety of computing platforms. We believe that our server-based software products, along with our low-impact protocol, are well positioned to provide enabling solutions for extended enterprise computing.

STRATEGIC RELATIONSHIPS

     We believe it is important to maintain our current strategic alliances and to seek suitable new alliances in order to enhance stockholder value, improve our technology and/or enhance our ability to penetrate relevant target markets. We also are focusing on strategic relationships that have immediate revenue generating potential, strengthen our position in the server-based software market, add complementary capabilities and/or raise awareness of our products and us.

     In July 1999, we entered into a five-year, non-exclusive agreement with Alcatel Italia, the Italian Division of Alcatel, the telecommunications, network systems and services company. Pursuant to this agreement, Alcatel has licensed our GoGlobal thin client PC X server software for inclusion with their Turn-key Solution software, an optical networking system. Alcatel's customers are using our server-based solution to access Alcatel's UNIX/X Network Management Systems applications from T-based PCs. Alcatel has deployed GoGlobal internally to provide their employees with high-speed network access to their own server-based software over dial-up connections, local area networks (LANs) and wide area networks (WANs). Although this agreement expired in July

2004, our relationship with Alcatel continues as if the contract were still in effect. We anticipate renewing this agreement during 2005.

     In February 2002 we signed a three-year, non-exclusive agreement with Agilent Technologies, an international provider of technologies, solutions and services to the communications, electronics, life sciences and chemical analysis industries. Pursuant to this agreement, we licensed our Unix-based web-enabling products to Agilent for inclusion in their Agilent OSS Web Center, an operations support system that provides access to mission-critical applications remotely via a secure Internet browser. This agreement was renewed during February 2005 for an additional one-year term.

     In June 2002, we amended our distribution agreement with KitASP, a Japanese application service provider, which was founded by companies within Japan's electronics and infrastructure industries, including NTT DATA, Mitsubishi Electric, Omron, RICS, Toyo Engineering and Hitachi, to extend its term through June 2006 and to afford KitASP, should it achieve certain performance criteria, an exclusive right, within Japan, to distribute our web-enabling technology, bundled with their ASP services, and to resell our software.

     In March 2004, we entered into our fifth consecutive one-year, non-exclusive licensing agreement with FrontRange, an international software and services company. Pursuant to our original agreement, we licensed our Bridges for Windows server-based software for integration with FrontRange's HEAT help desk software system. FrontRange has private labeled and completely integrated Bridges for Windows into its HEAT help desk software as iHEAT. As part of our 2003 renewal of this agreement, we licensed our GO-Global for Windows server-based software to FrontRange for integration with both FrontRange's HEAT and its Client Relationship Management software package Goldmine. We anticipate restructuring our licensing agreement with FrontRange during 2005.

     In September 2003, we amended our non-exclusive licensing agreement with Compuware, an international software and services company, to afford Compuware the right to include, for a three year period, our GO-Global for Windows server-based software with Compuware's UNIFACE software, a development and deployment environment for enterprise customer-facing applications. Compuware's customers are using our server-based solution to provide enterprise-level UNIFACE applications over the Internet. Compuware has private labeled and completely integrated GO-Global for Windows into its UNIFACE deployment architecture as UNIFACE Jti.

SALES, MARKETING AND SUPPORT

     Our customers, to date, have included small to medium-sized enterprises, ISVs, VARs and large governmental organizations. Sales to Alcatel, KitASP and FrontRange represented approximately 20.9%, 14.9% and 14.1%, respectively, of our revenues in 2004. Sales to FrontRange and Alcatel represented approximately 27.4% and 18.4%, respectively, of our revenues in 2003. We consider KitASP, Alcatel and FrontRange to be our most significant customers.

     Our sales and marketing efforts will be focused on increasing product awareness and demand among ISVs, ASPs, small to medium-sized enterprises, and VARs who have a vertical orientation or are focused on Unix, Linux or Windows environments. Current marketing activities include direct mail, targeted advertising campaigns, tradeshows, production of promotional materials, public relations and maintaining an Internet presence for marketing and sales purposes.

RESEARCH AND DEVELOPMENT

     Our research and development efforts currently are focused on developing new products and further enhancing the functionality, performance and reliability of existing products. We invested $1,500,900, $1,797,200 and $3,129,800 in research and development in 2004, 2003 and 2002, respectively, including capitalized software development costs of $0, $282,200 and $298,500, respectively. We have made significant investments in our protocol and in the performance and development of our server-based software. We expect investments in research and development during 2005 to approximate 2004 levels.

COMPETITION

     The server-based software market in which we participate is highly competitive. We believe that we have significant advantages over our competitors, both in product performance and market positioning. This market ranges from remote access for a single PC user to server-based software for large numbers of users over many different types of device and network connections. Our competitors include manufacturers of conventional PC X server software. Competition is expected from these and other companies in the server-based software market. Competitive factors in our market space include; price, product quality, functionality, product differentiation and breadth.

     We believe our principal competitors for our current products include Citrix Systems, Inc., Hummingbird Communications, Ltd., Tarantella, WRQ, Network Computing Devices and NetManage. Citrix is the established leading vendor of server-based computing software. Hummingbird is the established market leader in PC X Servers. WRQ, Network Computing Devices, and NetManage also offer traditional PC X Server software.

PROPRIETARY TECHNOLOGY

     We rely primarily on trade secret protection, copyright law, confidentiality and proprietary information agreements to protect our proprietary technology and registered trademarks. The loss of any material trade secret, trademark, trade name or copyright could have a material adverse effect on our results of operations and financial condition. There can be no assurance that our efforts to protect our proprietary technology rights will be successful.

     Despite our precautions, it may be possible for unauthorized third parties to copy portions of our products, or to obtain information we regard as proprietary. We do not believe our products infringe on the rights of any third parties, but there can be no assurance that third parties will not assert infringement claims against us in the future, or that any such assertion will not result in costly litigation or require us to obtain a license to proprietary technology rights of such parties.

     In November 1999, we acquired a U.S. patent for the remote display of Microsoft Windows applications on Unix and Linux desktops with X Windows. As a result, we believe that we have acquired patent protection and licensing rights for the deployment of all Windows applications remoted, or displayed, over a network or any other type of connection to any X Windows systems. This patent, which covers our Bridges for Windows (formerly jBridge) technology, was originally developed by a team of engineers formerly with Exodus Technology and hired by us in May 1998.

     Upon our acquisition of NES on January 31, 2005, we acquired the right to 11 patents, all of which were either owned by, or exclusively licensed to NES. These are primarily method patents that describe software and network architectures to accomplish certain tasks. Generally, our patents describe:

     o methods to collect, store and display information developed and accessed by users and stored on host computer servers

     o    methods to provide multiple virtual websites on one computer

     o methods to protect computers and computer networks from unauthorized access

     o    methods to provide on-line information and directory service

     The patents, summarized below, have applicability to computer networks, virtual private networks and the Internet.

          ------------------ ---------------------  ---------------------------------------------
          Patent             Date of Grant          Scope of Coverage
          Number
          ------------------ ---------------------  ---------------------------------------------
          5,778,367          July 7, 1998           Automated, network-accessible,
          .................. .....................  user-populated database, particularly
          6,324,538          November 27, 2001      for the World Wide Web.
          .................. .....................
          6,850,940          February 1, 2005          "                "
             (1)                      (1)
          ------------------ ---------------------  ---------------------------------------------

          ------------------ ---------------------  ---------------------------------------------
          Patent             Date of Grant          Scope of Coverage
          Number
          ------------------ ---------------------  ---------------------------------------------

          5,870,550          February 9, 1999       Network-accessible server that hosts
          .................. .....................  multiple websites
          6,647,422          November 11, 2003         "                "
          ------------------ ---------------------  ---------------------------------------------
          5,826,014          October 20, 1998       Internet firewall application in which
                                                    a "proxy agent" screens incoming
          .................. .....................  request from network users and
          6,061,798          May 9, 2000            verifies the authority of the incoming
                                                    request before permitting access to a
                                                    network element.
          ------------------ ---------------------  ---------------------------------------------
          5,898,830          April 27, 1999         Firewall computers that act as intermediaries
          .................. .....................  between pairs of other computers including
          6,052,788          April 18, 2000         control of access to a virtual private
          .................. .....................  network.
          6,751,738          June 15, 2004             "                "
          .................. .....................
          6,804,783          October 12, 2004          "                "
          ------------------ --------------------- ---------------------------------------------
          5,790,664          August 4, 1998        Technology for monitoring the license
                                                   status of software application(s)
                                                   installed on a client computer
          ------------------ --------------------- ---------------------------------------------

          (1) Patent granted on February 1, 2005, subsequent to the acquisition of NES, thereby increasing the number of issued patents from 11 to 12.


     As of April 25, 2005, we have 55 applications for patents filed in the US Patent Office covering various aspects of methods relating to the submission, storage, retrieval and security of information stored on computers accessed remotely, typically through computer networks or the Internet. At that date, the applications had been pending for various periods ranging from 7 to 55 months. Of the 55 applications, 53 are continuations of previously issued patents and two are continuations in part. No applications for patents have been filed in any non-US jurisdiction.

OPERATIONS

     Our current staff performs all purchasing, order processing and shipping of our products and accounting functions related to our operations. Production of software masters, development of documentation, packaging designs, quality control and testing are also performed by us. When required by a customer, CD-ROM and floppy disk duplication, printing of documentation and packaging are also accomplished through in-house means. We generally ship products electronically immediately upon receipt of order. As a result, we have relatively little backlog at any given time, and do not consider backlog a significant indicator of future performance. Additionally, since virtually all of our orders are currently being fulfilled electronically, we do not maintain any prepackaged inventory.

EMPLOYEES

     As of March 15, 2005, we had a total of 23 employees, including five in marketing, sales and support, 12 in research and development, four in administration and finance and two in our patent group. We believe our relationship with our employees is good. No employees are covered by a collective bargaining agreement.

PROPERTIES

     We currently occupy approximately 1,000 square feet of office space in Santa Cruz, California. The office space is rented pursuant to a one-year operating lease, which became effective August 1, 2004. Rent on the Santa Cruz facility is approximately $1,400 per month.

     During October 2004 we renewed our lease for approximately 3,300 square feet of office space in Concord, New Hampshire, for a one-year term, which is cancelable upon 30-days written notice by either our landlord or us. Rent on the Concord facility is approximately $5,300 per month.

     We have been occupying leased facilities in Rolling Hills Estates, California on a month-to-month basis since October 2002. Rent on this office is approximately $1,000 per month.

     We also have been renting a small office in Berkshire, England, United Kingdom since December 2002. Our current lease runs through December 2005. Rent on this office, which can fluctuate depending on exchange rates, is approximately $400 per month.

     We believe our current facilities will be adequate to accommodate our needs for the foreseeable future.

LEGAL PROCEEDINGS

     We are currently not party to any legal proceedings that we believe will have a material negative impact on our operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE REGISTRANT

     Set forth below is information concerning each of our directors and executive officers.

     NAME                     AGE        POSITION
     ----                     ---        --------
     Robert Dilworth          63         Chairman of the Board of Directors and
                                         Chief Executive Officer (Interim)
     William Swain            64         Chief Financial Officer and Secretary
     August P. Klein          68         Director
     Michael Volker           56         Director
     Gordon Watson            69         Director

     ROBERT DILWORTH has served as one of our directors since July 1998 and was appointed Chairman in December 1999. In January 2002, Mr. Dilworth was appointed Interim Chief Executive Officer upon the termination, by mutual agreement, of our former Chief Executive Officer, Walter Keller. From 1987 to 1998 he served as the Chief Executive Officer and Chairman of the Board of Metricom, Inc., a leading provider of wireless data communication and network solutions. Prior to joining Metricom, from 1985 to 1988, Mr. Dilworth served as President of Zenith Data Systems Corporation, a microcomputer manufacturer. Earlier positions included Chief Executive Officer and President of Morrow Designs, Chief Executive Officer of Ultramagnetics, Group Marketing and Sales Director of Varian Associates Instruments Group, Director of Minicomputer Systems at Sperry Univac and Vice President of Finance and Administration at Varian Data Machines. Mr. Dilworth is also a director of eOn Communications, Sky Pipeline and Yummy Interactive. Mr. Dilworth previously served as director of Mobility Electronics and Get2Chip.com, Inc.

     WILLIAM SWAIN has served as our Chief Financial Officer and Secretary since March 2000. Mr. Swain was a consultant from August 1998 until February 2000, working with entrepreneurs in the technology industry in connection with the start-up and financing of new business opportunities. Mr. Swain was Chief Financial Officer and Secretary of Metricom Inc., from January 1988 until June 1997, during which time he was instrumental in private financings as well as Metricom's initial public offering and subsequent public financing activities. He continued as Senior Vice President of Administration with Metricom from June 1997 until July 1998. Prior to joining Metricom, Mr. Swain held senior financial positions with leading companies in the computer industry, including Morrow Designs, Varian Associates and Univac. Mr. Swain holds a Bachelors degree in Business Administration from California State University of Los Angeles and is a Certified Public Accountant in the State of California.

     AUGUST P. KLEIN has served as one of our directors since August 1998. Mr. Klein has been, since 1995, the founder, Chief Executive Officer and Chairman of the Board of JSK Corporation. From 1989 to 1993, Mr. Klein was founder and Chief Executive Officer of Uniquest, Inc., an object-oriented application software company. From 1984 to 1988, Mr. Klein served as Chief Executive Officer of Masscomp, Inc., a developer of high performance real time mission critical systems and Unix-based applications. Mr. Klein has served as Group Vice President, Serial Printers at Data Products Corporation and President and Chief Executive Officer at Integral Data Systems, a manufacturer of personal computer printers. From 1957 to 1982, he was General Manager of the Retail Distribution Business Unit and Director of Systems Marketing at IBM. Mr. Klein is a director of QuickSite Corporation and has served as a trustee of the Computer Museum in Boston, Massachusetts since 1988. Mr. Klein holds a B.S. in Mathematics from St. Vincent College.

     MICHAEL VOLKER has served as one of our directors since July 2001. Mr. Volker has been, since 1996, Director of Simon Fraser University's Industry Liaison Office. From 1996 to 2001, Mr. Volker was Chairman of the Vancouver Enterprise Forum, a non-profit organization dedicated to the development of British Columbia's technology enterprises. From 1987 to 1996, Mr. Volker was Chief Executive Officer and Chairman of the Board of Directors of RDM Corporation, a publicly listed company. RDM is a developer of specialized hardware and software products for both Internet electronic commerce and paper payment processing. From 1988 to 1992, Mr. Volker was Executive Director of BC Advanced Systems Institute, a hi-tech research institute. Since 1982, Mr. Volker had been active in various early stage businesses as a founder, investor, director and officer. Mr. Volker, a registered professional engineer in the Province of British Columbia, holds a Bachelor's and Master's degree from the University of Waterloo.

     GORDON WATSON has served as one of our directors since April 2002. In 1997, Mr. Watson founded Watson Consulting, LLC, a consulting company for early stage technology companies, in 1997, and has served as its President since its inception. From 1996 to 1997 he served as Western Regional Director, Lotus Consulting of Lotus Development Corporation. From 1988 to 1996, Mr. Watson held various positions with Platinum Technology, Incorporated, most recently serving as Vice President Business Development, Distributed Solutions. Earlier positions include Senior Vice President of Sales for Local Data, Incorporated, President, Troy Division, Data Card Corporation, and Vice President and General Manager, Minicomputer Division, Computer Automation, Incorporated. Mr. Watson also held various executive and director level positions with TRW, Incorporated, Varian Data Machines, and Computer Usage Company. Mr. Watson holds a Bachelors of Science degree in electrical engineering from the University of California at Los Angeles and has taught at the University of California at Irvine. Mr. Watson is also a director of DPAC Technologies, PATH Communications and SoftwarePROSe, Inc.

     Our Board of Directors has an audit committee consisting of three directors, all of whom are independent as defined by the listing standards of The Nasdaq Stock Market. The current members of the audit committee are August
P. Klein (committee chairman), Michael Volker and Gordon Watson. Our Board of Directors has determined that Mr. Klein meets the SEC's definition of an audit committee financial expert.

     Our Board of Directors has adopted a Code of Ethics applicable to all of our employees, including our chief executive officer, chief financial officer and controller. This code of ethics was filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003.

     All executive officers serve at the discretion of the Board of Directors.

SUMMARY COMPENSATION TABLE

     The following table sets forth information for the fiscal years ended December 31, 2004, 2003 and 2002 concerning compensation we paid to our Chief Executive Officer and our other executive officers whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2004.


---------------------------------------------------------------- ------------------------------- ------------
                                                                       LONG-TERM COMPENSATION
---------------------------------------------------------------- ------------------------------- ------------
                       ANNUAL COMPENSATION                              AWARDS           PAYOUTS
---------------------------------------------------------------- ----------------------- ------- ------------
                                                                 Restricted  Securities
                                                    Other Annual   Stock     Underlying   LTIP    All Other
Name and Principal Position  Year    Salary   Bonus Compensation   Awards     Options    Payouts Compensation
--------------------------- ------ ---------- ----- ------------ ---------- ------------ ------- ------------

Robert Dilworth              2004   $  99,000     -            -          -  300,000 (2)       -            -
Chairman of the Board        2003   $ 129,000     -            -          -   40,000           -            -
Chief Executive Officer      2002   $ 256,000     -            -          -  100,000           -            -
(Interim) (1)
--------------------------- ------ ---------- ----- ------------ ---------- ------------ ------- ------------

William Swain                2004   $ 123,100     -            -          -  380,000 (2)       -  $ 2,000 (3)
Chief Financial Officer      2003   $  96,200     -            -          -   40,000           -  $ 2,000 (3)
Secretary                    2002   $ 147,700     -            -          -        -           -  $ 2,000 (3)

--------------------------- ------ ---------- ----- ------------ ---------- ------------ ------- ------------


---------------

(1) Mr. Dilworth began as Chief Executive Officer (Interim) during January 2002. As interim Chief Executive Officer, Mr. Dilworth is compensated as a consultant and not an employee. Although he is eligible to receive compensation for his services as a director, he has elected, since assuming the interim Chief Executive Officer position, to forgo the cash compensation we pay all directors for their attendance at board and committee meetings as well as the quarterly retainer and receive cash compensation only for his services as our interim Chief Executive officer. Consequently, the salary figures in the above table are solely for Mr. Dilworth's performance as our interim Chief Executive Officer.

(2) During 2004, Mr. Dilworth and Mr. Swain voluntarily surrendered, on May 14, 2004, 260,000 and 380,000 out-of-the-money options, respectively, in conjunction with participation in a voluntary stock option exchange program. New option grants equal to the number cancelled were made on November 15, 2004. All options granted to Mr. Dilworth during fiscal 2004 were granted in his capacity as one of our directors.

(3)  Company contribution to the 401(k) Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the stock option grants made to the executive officers named in the Summary Compensation Table during the 2004 fiscal year:


                       Number of                                               Potential Realziable Value
                       Shares of     Percent of Total                           at Assumed Annual Rates
                     Common Stock    Options Granted                            of Stock Appreciation
                      Underlying       to Employees    Exercise   Expiration         for Option Term
Name                Options Granted   In Fiscal Year   Price (1)     Date            5%             10%
------------------ ----------------- ---------------- ---------- ------------ ----------------------------

Robert Dilworth       300,000 (2)         22.2%         $ 0.34     11/14/14     $ 1,457,100    $ 1,910,800

------------------ ----------------- ---------------- ---------- ------------ ----------------------------

William Swain         380,000 (2)         28.1%         $ 0.34     11/14/14     $ 1,845,700    $ 2,420,300

------------------ ----------------- ---------------- ---------- ------------ ----------------------------

---------------

(1) Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the closing sales price reported on the Over-the-Counter Bulletin Board on the date of grant.

(2) During 2004, Mr. Dilworth and Mr. Swain voluntarily surrendered, on May 14, 2004, 260,000 and 380,000 out-of-the-money options, respectively, in conjunction with participation in a voluntary stock option exchange program. New option grants equal to the number cancelled were made on November 15, 2004. All options granted to Mr. Dilworth during fiscal 2004 were granted in his capacity as one of our directors.

FISCAL YEAR-END OPTION VALUES

     The following table shows information with respect to unexercised stock options held by the executive officers named in the Summary Compensation Table as of December 31, 2004. No options held by such individuals were exercised during 2004.


                    Number of Securities Underlying      Value of Unexercised
                        Unexercised Options             In-The-Money Options at
                       at Fiscal Year-End (1)             Fiscal Year-End (2)
     Name           Exercisable     Unexercisable     Exercisable   Unexercisable
------------------ -------------  -----------------  ------------- ---------------

Robert Dilworth       440,000             -           $ 112,200           -

------------------ -------------  -----------------  ------------- ---------------

William Swain         420,000             -           $  98,800           -

------------------ -------------  -----------------  ------------- ---------------

---------------

(1) Options are generally immediately exercisable and vest in 33 equal monthly installments beginning three months after the date of grant. Shares issued upon the exercise of options are subject to our repurchase, which right lapses as the shares vest.

(2) The value of the in-the-money options was calculated as the difference between the exercise price of the options and $0.56, the fair market value of our common stock as of December 31, 2004, multiplied by the number of the in-the-money options outstanding.

COMPENSATION OF DIRECTORS

     During the year ended December 31, 2004, directors who were not otherwise our employees were compensated at the rate of $1,000 for attendance at each meeting of our board, $500 if their attendance is via telephone, $500 for attendance at each meeting of a board committee, and a $1,500 quarterly retainer. Additionally, outside directors are granted stock options periodically, typically on a yearly basis. In the aggregate, our outside directors received options to purchase 152,500 shares of our common stock during 2004 at an average exercise price of $0.56 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the year ended December 31, 2004, the Compensation Committee was comprised of Robert Dilworth, our Interim Chief Executive Officer and Chairman of the Board, and August Klein, a non-employee director.

                              CERTAIN TRANSACTIONS

     On January 29, 2004, we issued and sold to certain individuals and entities in a private placement (the 2004 private placement) 5,000,000 shares of common stock and five-year warrants to acquire 2,500,000 shares of common stock at an exercise price of $0.33 per share. We derived net proceeds of approximately $931,400 from the 2004 private placement. We also issued to Griffin Securities Inc., as a placement agent fee in respect to the 2004 private placement, warrants to acquire 500,000 shares of common stock at an exercise price of $0.23 per share and warrants to acquire 250,000 shares of our common stock at an exercise price of $0.33 per share.

     Orin Hirschman purchased 3,043,478 shares of common stock and warrants to acquire 1,521,739 shares of common stock in the 2004 private placement for approximately $700,000 in cash (representing in the aggregate 9.9% of our outstanding shares of common stock as of March 30, 2005). As a condition of the sale, we entered into an Investment Advisory Agreement, expiring on January 29, 2007, with Mr. Hirschman, which provides for our payment of 5% of the value of any business transaction that he introduces to us and which we accept.

     On October 6, 2004, we entered into a letter of intent to acquire NES. We contemporaneously loaned $350,000 to Ralph Wesinger, NES' majority shareholder, to fund his purchase of all the NES common stock then owned by another person. We received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in NES, to evidence this loan. Mr. Wesinger also agreed that we would receive 25% of the gross proceeds of any sale or transfer of these shares, which shall be applied in reduction of the then outstanding balance of his note. We have the option to accelerate the maturity date of this note upon the occurrence of certain events.

     On December 10, 2004 we entered into an agreement with AIGH Investment Partners, LLC (AIGH), an affiliate of Orin Hirschman, to reimburse AIGH $665,000, as well as its legal fees and expenses, relating to its successful efforts to settle certain third party litigation against NES and certain of its affiliates.

     On January 31, 2005, we completed our acquisition of NES in exchange for 9,599,993 shares of common stock, the assumption of approximately $235,000 of NES' indebtedness and the reimbursement to AIGH of $665,000 for its advance on our behalf of a like sum in December 2004 to settle certain third party litigation against NES. This reimbursement was effected (as discussed below) by a partial credit against the purchase price of our securities acquired by AIGH in the 2005 private placement. Of such 9,599,993 shares, 4,963,158 were issued to Mr. Wesinger, an aggregate 2,439,335 shares were issued to NES' other shareholders and an aggregate 2,197,500 shares to two of NES' remaining creditors. Immediately thereafter, 3,260,391 of the shares issued to Mr. Wesinger were substituted for the NES shares that he had previously pledged to us to secure repayment of his $350,000 note. In accordance with the terms of the acquisition, Mr. Wesinger became a non-executive employee of our company upon consummation of the acquisition.

     On February 2, 2005, we issued and sold to certain individuals and entities in the 2005 private placement 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share. We derived net proceeds of approximately $2,130,000 from the 2005 private placement.

     AIGH purchased 30,368 shares of Series A preferred stock and warrants to acquire 15,184 shares of Series B preferred stock in the 2005 private placement for an aggregate purchase price of $820,000. We repaid the $665,000 we owed AIGH by crediting AIGH's purchase price of our securities with a like sum. The balance of the purchase price ($155,000) was paid in cash. As a condition of the 2005 private placement, we extended the expiration date of Mr. Hirschman's Investment Advisory Agreement to January 29, 2008. Pursuant to the agreement with AIGH as described above, we also paid legal fees and expenses incurred by Mr. Hirschman, AIGH and the investors in the 2005 private placement of approximately $108,000.

     Pursuant to an agreement, dated December 16, 2003, with Griffin Securities Inc., placement agent for our 2004 private placement, we issued Griffin Securities five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of our 2005 private placement.

     On March 29, 2005, our stockholders approved an amendment to our certificate of incorporation increasing our authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to our certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information, as of March 30, 2005, with respect to the beneficial ownership of shares of our common stock held by:
(i) each director; (ii) each person known by us to beneficially own 5% or more of our common stock; (iii) each executive officer named in the summary compensation table; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for each stockholder is c/o GraphOn Corporation, 3130 Winkle Avenue, Santa Cruz, California 95065.

                                                                 NUMBER OF SHARES OF COMMON
                                                                  STOCK BENEFICIALLY OWNED       PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                           (1)(2)                  CLASS
-------------------------------------------------------------    --------------------------      ----------

Robert Dilworth (3)..........................................              693,820                   1.5
William Swain (4)............................................              599,000                   1.3
August P. Klein (5)..........................................              445,760                   1.0
Michael Volker (6)...........................................              318,200                     *
Gordon Watson (7)............................................              280,000                     *
Orin Hirschman (8)...........................................            9,120,417                  18.5
-------------------------------------------------------------
       6006 Berkeley Avenue
       Baltimore, MD  21209
Ralph Wesinger (9)...........................................            5,046,491                  10.9
IDT Capital, Inc. (10).......................................            5,555,500                  11.6
      520 Broad Street
      Newark, NJ 07102
Paul Packer (11).............................................            3,821,278                   8.2
      c/o Globis Capital Partners
      60 Broad Street, 38th Floor
      New York, NY 10004

All current executive officers and directors as a group (5               2,336,780                   4.8
persons)(12).................................................

---------------

*    Denotes less than 1%.

(1) As used in this table, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, based on information provided by the named individuals, all persons named herein have sole voting power and investment power with respect to their respective shares of our common stock, except to the extent that authority is shared by spouses under applicable law, and record and beneficial ownership with respect to their respective shares of our common stock. With respect to each stockholder, any shares issuable upon exercise of options and warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of March 30, 2005 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) Percentage ownership of our common stock is based on 46,147,047 shares of common stock outstanding as of March 30, 2005 and reflects the effectiveness of the Certificate of Amendment that was approved by our stockholders at our Special Meeting of Stockholders on March 29, 2005. Upon the effectiveness of the Certificate of Amendment each share of our previously outstanding Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant that was exercisable for shares of our Series A or Series B preferred stock was automatically converted into a warrant exercisable for that number of shares of our common stock equal to the number of shares of Series A or Series B preferred stock subject to the warrant multiplied by 100.

(3) Includes 640,000 shares of common stock issuable upon the exercise of outstanding options.

(4) Includes 580,000 shares of common stock issuable upon the exercise of outstanding options.

(5) Includes 295,000 shares of common stock issuable upon the exercise of outstanding options.

(6) Includes 260,000 shares of common stock issuable upon the exercise of outstanding options.

(7) Includes 280,000 shares of common stock issuable upon the exercise of outstanding options.

(8) Based on information contained in a Schedule 13D/A filed by Orin Hirschman on February 17, 2005. Includes 1,521,739 shares of common stock issuable upon the exercise of outstanding warrants. Also includes 3,036,800 shares of common stock and 1,518,400 shares of common stock issuable upon the exercise of outstanding warrants held by AIGH. Mr. Hirschman is the managing member of AIGH and has sole voting and dispositive power with respect to shares held by AIGH.

(9) Based on information contained in a Schedule 13G filed by Mr. Wesinger on February 10, 2005. Includes 1,569,816 shares held in escrow pursuant to the terms of an escrow agreement (the NES Escrow Agreement) entered into in connection with the acquisition by GraphOn of NES. For the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares. Includes 83,333 shares of common stock issuable upon exercise of outstanding options.

(10) Based on information contained in a Schedule 13D filed by IDT Capital, Inc. on February 15, 2005. Includes 1,851,800 shares of common stock issuable upon the exercise of warrants. Howard S. Jonas exercises sole voting and dispositive power with respect to the listed shares.

(11) Based on information contained in a Schedule 13G filed on February 10, 2004. Includes 587,791 shares of common stock and 293,896 shares of common stock issuable upon the exercise of outstanding warrants held by Mr. Paul Packer and 370,400 shares of common stock and 185,200 shares of common stock issuable upon the exercise of outstanding warrants held by Globis Overseas Fund Ltd. (Globis Overseas). Includes 1,589,361 shares of common stock and 794,630 shares of common stock issuable upon the exercise of outstanding warrants held by Globis Capital Partners (Globis Capital). Mr. Packer is the managing member of Globis Capital and is the managing member of the general partner of the manager of Globis Overseas. Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis Capital and Globis Overseas.

(12) Includes 2,055,000 shares of common stock issuable upon the exercise of outstanding options.

                              SELLING STOCKHOLDERS

     This prospectus relates to our registration, for the account of the selling stockholders indicated below, of an aggregate of 44,270,682 shares of our common stock, including 13,605,889 and 1,250,000 shares underlying certain of our warrants and options, respectively, pursuant to registration rights granted by us to the selling stockholders. We have agreed to pay all expenses and costs to comply with our obligation to register the selling stockholders' shares of common stock. We have also agreed to indemnify and hold harmless the selling stockholders against certain losses, claims, damages or liabilities, joint or several, arising under the Securities Act of 1933.

     The selling stockholders acquired our common stock and/or warrants in one or more of the following transactions:

     o On February 2, 2005, we issued in a private placement 148,148 shares of Series A preferred stock and warrants to purchase 74,070 shares of Series B preferred stock (the 2005 private placement). In connection with the 2005 private placement, warrants to purchase 14,815 shares of Series A preferred stock and 7,401 shares of Series B preferred stock were issued to Griffin Securities, Inc. as a finder's fee. On March 29, 2005, the preferred stock and warrants to purchase preferred stock were converted into an aggregate of 14,814,800 shares of common stock and warrants to purchase 9,629,200 shares of common stock.

     o On January 31, 2005, we acquired NES for 9,599,993 shares of common stock and other consideration (the NES Acquisition). Of such shares, 1,999,999 shares were placed in escrow to settle any post-acquisition contingencies pursuant to the terms of an escrow agreement (the NES Escrow Agreement). Up to 1,750,000 shares will be released on August 1, 2006 and up to 249,999 shares will be released on the later of February 1, 2007 or the expiration of the statute of limitations applicable to certain tax matters as stated in the acquisition agreement.

     o On January 29, 2004, we issued in a private placement 5,000,000 shares of common stock and five-year warrants to purchase 2,500,000 shares of common stock (the 2004 private placement). We also issued to Griffin Securities, as a placement agent fee in respect to the 2004 private placement, warrants to acquire 500,000 shares of common stock.

     o On August 9, 2000, we issued warrants to purchase 300,000 shares of common stock to EarlyBirdCapital, Inc. for financial consulting services.

     o Prior to its merger with us in July 1999, our predecessor issued warrants in three private placements, of which warrants to purchase 456,689 shares of common stock remain outstanding.

See Certain Transactions for further information concerning the 2004 private placement, the 2005 private placement and the NES Acquisition.

     On February 1, 2005, we issued employee stock options to purchase 1,000,000 shares of common stock to Ralph Wesinger. On February 16, 2005, we issued employee stock options to purchase 250,000 shares of common stock to Gary Greene.

     We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock that they beneficially own. The last column of this table assumes the sale of all of our shares offered by this prospectus. The registration of the offered shares does not mean that any or all of the selling stockholders will offer or sell any of these shares. Except as set forth in the notes to this table, there is not nor has there been a material relationship between us and any of the selling stockholders within the past three years.

                                                                                                 SHARES BENEFICIALLY
                                                                            COMMON STOCK        OWNED AFTER OFFERING
                                                   NUMBER OF SHARES      OFFERED BY SELLING     --------------------
                                                  BENEFICIALLY OWNED        STOCKHOLDER         NUMBER       PERCENT
                                                  ---------------------  ---------------------  ------       -------
Ralph Wesinger (1)                                    5,830,207 (2) (3)      5,830,207 (2) (3)     --            --
Crystal Bay Capital, LLC (4)                          1,847,262 (5)          1,847,262 (5)         --            --
Steven Levy (6)                                          28,954 (5)             28,954 (5)         --            --
Oso Partners (6)                                        185,979 (5) (7)        185,979 (5) (7)     --            --
William Kennedy (6)                                     167,975 (5)            167,975 (5)         --            --
Forest R. and Judith A. Romas (6)                       143,289 (5)            143,289 (5)         --            --
Clark Reams (6)                                          53,361 (5)             53,361 (5)         --            --
Neil Ison (6)                                            28,954 (5)             28,954 (5)         --            --
William Sanders (6)                                      18,561 (5)             18,561 (5)         --            --
Craig Sjoberg (6)                                        97,951 (5)             97,951 (5)         --            --
Sierra Patent Group (8)                               1,697,500 (5)          1,697,500 (5)         --            --
Cardinal Law Group (9)                                  500,000                500,000             --            --
Orin Hirschman                                        9,120,417 (10) (11)    4,565,217 (11)        --            --
AIGH Investment Partners, LLC (12)                    4,555,200 (13)         4,555,200 (13)        --            --
Paul Packer                                           3,821,278 (14) (15)      881,687 (15)        --            --
Globis Capital Partners L.P. (16)                     2,383,991 (17)         2,383,991 (17)        --            --
Globis Overseas Fund Ltd. (16)                          555,600 (18)           555,600 (18)        --            --
Richard Grossman                                        603,887 (19)           603,887 (19)        --            --
James Kardon                                            178,299 (20)           178,299 (20)        --            --
Anthony Altamura                                         30,000 (21)            30,000 (21)        --            --
Hewlett Fund (22)                                       599,487 (23)           599,487 (23)        --            --
Hershel Berkowitz                                     1,978,261 (24)         1,978,261 (24)        --            --
Joshua A. Hirsch                                        418,671 (25)           418,671 (25)        --            --
IDT Capital, Inc. (26)                                5,555,500 (27)         5,555,500 (27)        --            --
Dr. Jack Dodick                                         884,500 (28)           884,500 (28)        --            --
Spira Family Investment Partnership (29)                416,700 (30)           416,700 (30)        --            --
Fame Associates (31)                                    416,700 (32)           416,700 (32)        --            --
Cam Co (33)                                           1,388,800 (34)         1,388,800 (34)        --            --
Anfel Trading Limited (35)                            1,944,300 (36)         1,944,300 (36)        --            --
Ganot Corporation (37)                                  833,400 (38)           833,400 (38)        --            --
Mazel D&K, Inc. (39)                                  1,111,000 (40)         1,111,000 (40)        --            --
F.Lyon Polk III                                         111,000 (41)           111,000 (41)        --            --
Paul Tramontano                                         111,000 (41)           111,000 (41)        --            --
SLAM Partners (42)                                       55,500 (43)            55,500 (43)        --            --
Griffin Securities, Inc. (44)                         2,315,950 (45)         2,315,950 (45)        --            --
Friendly Capital LLC (44)                                93,750 (46)            93,750 (46)        --            --
Robert U. Giannini (47)                                 136,201 (46)           136,201 (46)        --            --
Mark H. Zizzamia (47)                                   130,625 (46)           130,625 (46)        --            --
Thomas W. Muldowney (47)                                163,602 (46)           163,602 (46)        --            --



                                                                                                 SHARES BENEFICIALLY
                                                                            COMMON STOCK        OWNED AFTER OFFERING
                                                   NUMBER OF SHARES      OFFERED BY SELLING     --------------------
                                                  BENEFICIALLY OWNED        STOCKHOLDER         NUMBER       PERCENT
                                                  ---------------------  ---------------------  ------       -------
Salvatore J. Saraceno (47)                              130,625 (46)           130,625 (46)        --            --
Kevin Kimberlin                                         315,757 (48)            12,262 (46)        --            --
Spencer Trask &Co (49)                                  225,565 (46)           225,565 (46)        --            --
Spencer Trask Ventures, Inc. (49)                         5,576 (46)             5,576 (46)        --            --
Spencer Trask Investors (49)                             55,760 (46)            55,760 (46)        --            --
Kevin Kimberlin Partners (49)                            16,594 (46)            16,594 (46)        --            --
A. Emerson Martin (50)                                   13,271 (46)            13,271 (46)        --            --
Arnaud de Vienne (50)                                     8,433 (46)             8,433 (46)        --            --
David Hochman (50)                                        7,207 (46)             7,207 (46)        --            --
Eric Kim (50)                                            31,058 (46)            31,058 (46)        --            --
Jerry Engel (50)                                          4,879 (46)             4,879 (46)        --            --
John Nelson (50)                                          4,809 (46)             4,809 (46)        --            --
Joseph Gatti (50)                                           349 (46)               349 (46)        --            --
Joseph Nese (50)                                          3,827 (46)             3,827 (46)        --            --
Michael Padnis (50)                                       1,046 (46)             1,046 (46)        --            --
Ray Rivers (50)                                             279 (46)               279 (46)        --            --
Rick Elkin (50)                                             418 (46)               418 (46)        --            --
Rosemary Sheahan (50)                                     1,185 (46)             1,185 (46)        --            --
Todd Harrigan (50)                                        7,041 (46)             7,041 (46)        --            --
Webb Turner (50)                                            697 (46)               697 (46)        --            --
Walter Keller (51)                                       27,880 (46)            27,880 (46)        --            --
EarlyBirdCapital, Inc. (52)                             142,500 (46)           142,500 (46)        --            --
Denis Frelinghuysen (53)                                 28,402 (46)            28,402 (46)        --            --
Wayne Brannen (53)                                       28,402 (46)            28,402 (46)        --            --
Anthony Stoss (53)                                       57,783 (46)            57,783 (46)        --            --
Steve Levene (53)                                        15,670 (46)            15,670 (46)        --            --
David Nussbaum (53)                                       8,325 (46)             8,325 (46)        --            --
Robert Gladstone (53)                                     1,959 (46)             1,959 (46)        --            --
Dave Karlin (53)                                          1,959 (46)             1,959 (46)        --            --
Graubard Mollen & Miller                                 15,000 (46)            15,000 (46)        --            --
Gary Greene (54)                                        250,000 (55)           250,000 (55)        --            --


---------------
(1) Prior to the NES Acquisition, Mr. Wesinger was a director, the president and the majority shareholder of NES. In accordance with the terms of the NES Acquisition agreement, Mr. Wesinger became a non-executive employee of our company upon consummation of the NES Acquisition.
(2) Includes 1,569,816 shares held in escrow pursuant to the NES Escrow Agreement. For the duration of the escrow, Mr. Wesinger has the right to vote, but not to dispose of, such shares.
(3) Includes 1,000,000 shares of common stock issuable upon exercise of options. 83,333 of such shares vest on May 1, 2005 and the remainder vest in a series of 33 successive equal monthly installments upon Mr. Wesinger's completion of each additional month's service as our employee.
(4) Prior to the NES Acquisition, Crystal Bay Capital, LLC (CBC) was a shareholder of NES. Nicholas Sprinkel is the managing member of CBC and has sole voting and dispositive power with respect to the shares held by CBC.

(5) Approximately 15.8% of such shares are held in escrow pursuant to the terms of the NES Escrow Agreement, except for the Sierra Patent Group, for whom approximately 15.0% of such shares are held in escrow. For the duration of the escrow, the holder of such shares has the right to vote, but not to dispose of, such shares.
(6)  Prior to the NES Acquisition, such person was a shareholder of NES.
(7) Scott Fine is the managing partner of Oso Partners. Mr. Fine exercises sole voting and dispositive power with respect to the shares beneficially owned by Oso Partners.
(8) Prior to the NES Acquisition, Sierra Patent Group was a creditor of NES. Ken D'Alesandro is the managing director of the Sierra Patent Group and has sole voting and dispositive power with respect to such shares.
(9) Prior to the NES Acquisition, Cardinal Law Group was a creditor of NES. Frank Nicholas is president of the Cardinal Law Group and has sole voting and dispositive power with respect to such shares.
(10) Includes 3,036,800 shares and 1,518,400 shares issuable upon exercise of warrants held by AIGH Investment Partners, LLC.
(11) 1,521,739 of such shares are issuable upon exercise of warrants held by Orin Hirschman.
(12) Orin Hirschman is the managing member of AIGH Investment Partners, LLC and has sole voting and dispositive power with respect to such shares.
(13) 1,518,400 of such shares are issuable upon exercise of warrants.
(14) Includes 1,589,361 shares and 794,630 shares issuable upon exercise of warrants held by Globis Capital Partners L.P. and 370,400 shares and 185,200 shares issuable upon exercise of warrants held by Globis Overseas Fund Ltd.
(15) 293,896 of such shares are issuable upon exercise of warrants held by Paul Packer.
(16) Paul Packer is the managing member of Globis Capital Partners (Globis Capital) and is the managing member of the general partner of the manager of Globis Overseas Fund, Ltd. (Globis Overseas). Mr. Packer exercises sole voting and dispositive power with respect to the shares beneficially owned by Globis Capital and Globis Overseas.
(17) 794,630 of such shares are issuable upon exercise of warrants.
(18) 185,200 of such shares are issuable upon exercise of warrants.
(19) 201,296 of such shares are issuable upon exercise of warrants.
(20)   59,399 of such shares are issuable upon exercise of warrants.
(21) 10,000 of such shares are issuable upon exercise of warrants.
(22) Jacob J. Spinner, the general partner of Hewlett Fund, exercises voting and investment power over the shares held by this entity. Mr. Spinner disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. We have been informed by Hewlett Fund that it purchased the shares being offered pursuant to this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(23) 247,496 of such shares are issuable upon exercise of warrants.
(24) 659,387 of such shares are issuable upon exercise of warrants.
(25) 139,557 of such shares are issuable upon exercise of warrants.
(26) Howard Jonas exercises sole voting and dispositive power with respect to such shares.
(27) 1,851,800 of such shares are issuable upon exercise of warrants.
(28) 294,800 of such shares are issuable upon exercise of warrants.
(29) Steven W. Spira exercises sole voting and dispositive power with respect to such shares.
(30) 138,900 of such shares are issuable upon exercise of warrants.
(31) Abraham Fruchthandler, general partner of Fame Associates, exercises sole voting and dispositive power with respect to such shares.
(32) 138,900 of such shares are issuable upon exercise of warrants.
(33) Charles Alpert exercises sole voting and dispositive power with respect to such shares.
(34) 462,900 of such shares are issuable upon exercise of warrants.
(35) Tzvi Levy exercises sole voting and dispositive power with respect to such shares.
(36) 648,100 of such shares are issuable upon exercise of warrants.

(37) Sisel Klurman exercises sole voting and dispositive power with respect to such shares.
(38) 277,800 of such shares are issuable upon exercise of warrants.
(39) Reuven Dessler and Jack Koval exercise shared voting and dispositive power with respect to such shares.
(40) 370,300 of such shares are issuable upon exercise of warrants.
(41) 37,000 of such shares are issuable upon exercise of warrants.
(42) Sam Katzman, general partner of SLAM Partners, exercises sole voting and dispositive power with respect to such shares.
(43) 18,500 of such shares are issuable upon exercise of warrants.
(44) Adrian Stecyk, the Chief Executive Officer of Griffin Securities, exercises voting and investment power over the shares held by this entity. Mr. Stecyk disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein. Griffin Securities acted as placement agent for our January 2004 private placement. Griffin Securities received a finder's fee for the 2005 private placement.
(45) 834,450 of such shares are issuable upon exercise of warrants.
(46) All of such shares are issuable upon exercise of warrants
(47) Messrs. Giannini, Zizzamia, Muldowney and Saraceno are managing directors of Griffin Private Equity Group, a division of Griffin Securities. We have been informed by Griffin Securities and Messrs. Giannini, Zizzamia, Muldowney and Saraceno that they obtained the warrants (of which the underlying shares are being offered pursuant to this prospectus) in the ordinary course of business and, at the time they obtained such warrants, had no agreements or understandings, directly or indirectly, with any person to distribute the warrants or the shares underlying the warrants.
(48) 225,565 of such shares are issuable upon exercise of warrants held by Spencer Trask & Co., 55,760 shares are issuable upon exercise of warrants held by Spencer Trask Investors, 5,576 shares are issuable upon exercise of warrants held by Spencer Trask Ventures, Inc., 16,594 shares are issuable upon exercise of warrants held by Kevin Kimberlin Partners and 12,262 shares are issuable upon exercise of warrants held by Mr. Kimberlin.
(49) Spencer Trask & Co. was the placement agent of three private placements in 1998 and 1999 by our predecessor. Kevin Kimberlin is the controlling stockholder of Spencer Trask & Co., which controls Spencer Trask Ventures, Inc. and Spencer Trask Investors. Mr. Kimberlin is the general partner of Kevin Kimberlin Partners.
(50) Such person was an employee of Spencer Trask & Co. when the warrants were issued.
(51) Mr. Keller was a director and chief executive officer of our company from the inception of our predecessor, until January 2002.
(52) EarlyBirdCapital, Inc. provided us with financial consulting services between August 2000 and August 2001.
(53) Such person was an employee of EarlyBirdCapital, Inc. when the warrants were issued.
(54) Mr. Greene is one of our employees.
(55) Includes 250,000 shares of common stock issuable upon exercise of options. 7,576 of such shares vest on May 16, 2005 and the remainder vest in a series of 32 successive equal monthly installments upon Mr. Greene's completion of each additional month's service as our employee.


                              PLAN OF DISTRIBUTION

     We are registering the shares on behalf of the selling stockholders, as well as on behalf of their donees, pledgees, transferees or other successors-in-interest, if any, who may sell shares received as gifts, pledges, partnership distributions or other non-sale related transfers. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

     Sales of the shares may be effected by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on any securities exchange, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of shares, short sales versus the box, or a combination of such methods of sale, at fixed prices, market prices prevailing at the time of sale, prices related to market prices, varying prices determined at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

     The selling stockholders may effect such transactions by selling the shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate.

     The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

     Sales of any shares of common stock by the selling stockholders may depress the price of the common stock in any market that may develop for the common stock.

     If we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part under the Securities Act, disclosing:

     o the name of each such selling stockholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o    that such broker-dealer(s) did not conduct any investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

     We will not receive any of the proceeds received by the selling stockholders in connection with any of their sales of our common stock. However, we will receive proceeds of up to $7,067,200 if all of the warrants that relate to the common stock being offered by the selling stockholders are exercised. We intend to use such proceeds, if any, for working capital and general corporate purposes.

                          DESCRIPTION OF OUR SECURITIES

COMMON STOCK

     We are currently authorized to issue up to 195,000,000 shares of our common stock, $0.0001 par value. As of March 31, 2005, 46,147,047 shares of our common stock were issued and outstanding, and held of record by approximately 165 persons. We estimate that there are in excess of 5,000 beneficial owners of our common stock.

     Holders of shares of our common stock are entitled to such dividends as may be declared from time to time by the board in its discretion, on a ratable basis, out of funds legally available therefrom, and to a pro rata share of all assets available for distribution upon liquidation, dissolution or other winding up of our affairs. All of the outstanding shares of our common stock are fully paid and non-assessable.

WARRANTS

     The material terms of the warrants issued to the selling stockholders are as follows:

     o warrants to purchase an aggregate of 2,750,000 shares of our common stock are exercisable at $0.33 per share and expire on January 29, 2009;

     o warrants to purchase an aggregate of 470,000 shares of our common stock are exercisable at $0.23 per share and expire on January 29, 2009;

     o warrants to purchase an aggregate of 1,481,500 shares of our common stock are exercisable at $0.27 per share and expire on February 2, 2010;

     o warrants to purchase an aggregate of 8,147,700 shares of our common stock are exercisable at $0.40 per share and expire on February 2, 2010;

     o warrants to purchase an aggregate of 456,689 shares of our common stock are exercisable at $1.79 per share and expire on January 27, 2006; and

     o warrants to purchase an aggregate of 300,000 shares of our common stock are exercisable at $5.25 per share and expire on August 9, 2005.

     The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance of our common stock at a price below the exercise price of the warrants or a split-up or combination of our common stock and a reorganization or merger to which we are a party.

LIMITATION OF LIABILITY

     As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     o under section 174 of the Delaware law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock; and

     o for any transaction from which the director derives an improper personal benefit.

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     Our restated certificate of incorporation provides for the indemnification of our directors and officers, and, to the extent authorized by our board in its sole and absolute discretion, employees and agents, to the full extent authorized by, and subject to the conditions set forth in the Delaware law.

DELAWARE ANTI-TAKEOVER LAW

     We are  subject to the  provisions  of  section  203 of the  Delaware  law.
Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change of control of us or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

TRANSFER AGENT

     The transfer agent for our common stock is American Stock Transfer & Trust Company.

                                  LEGAL MATTERS

     The validity of the shares of our common stock covered by this prospectus has been passed upon by Sonnenschein Nath & Rosenthal LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of GraphOn Corporation included in this prospectus and in the registration statement have been audited by Macias Gini & Company LLP, Independent Registered Public Accounting Firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, Independent Registered Public Accounting Firm, to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Network Engineering Software, Inc. included in this prospectus and in the registration statement have been audited by Macias Gini & Company LLP, Independent Registered Public Accounting Firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE CAN YOU FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to our company and the common stock offered hereby, you should refer to the registration statement.

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and, under that Act, we file reports, proxy statements and other information with the SEC. The registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC can be inspected and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC is publicly available through the SEC's site on the Internet, located at: http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


GRAPHON CORPORATION                                                                                         Page
Report of Independent Registered Public Accounting Firm (Macias Gini & Company LLP)....................      F-1
Report of Independent Registered Public Accounting Firm (BDO Seidman, LLP).............................      F-2
Consolidated Balance Sheets as of December 31, 2004 and 2003...........................................      F-3
Consolidated Statements of Operations and Comprehensive Loss for
       the Years Ended December 31, 2004, 2003, and 2002...............................................      F-4
Consolidated Statements of Shareholders' Equity for the Years Ended
       December 31, 2004, 2003 and 2002................................................................      F-5
Consolidated Statements of Cash Flows for the Years Ended
       December 31, 2004, 2003 and 2002................................................................      F-6
Summary of Significant Accounting Policies.............................................................      F-7
Notes to Consolidated Financial Statements.............................................................     F-11
Report of Independent Registered Public Accounting Firm on
       Supplemental Schedule (BDO Seidman, LLP)........................................................     F-21
Supplemental Schedule II...............................................................................     F-22

NETWORK ENGINEERING SOFTWARE, INC.
Independent Auditor's Report (Macias Gini & Company LLP)...............................................     F-23
Balance Sheets as of October 31, 2004 and 2003.........................................................     F-24
Statements of Operations for the Years Ended
       October 31, 2004 and 2003.......................................................................     F-25
Statements of Stockholders' Deficit for the Years Ended
       October 31, 2004 and 2003.......................................................................     F-26
Statements of Cash Flows for the Years Ended
       October 31, 2004 and 2003.......................................................................     F-27
Notes to Financial Statements..........................................................................     F-28

PRO FORMA FINANCIAL INFORMATION
Unaudited Condensed Pro Forma Balance Sheet as of December 31, 2004....................................     F-32
Unaudited Condensed Pro Forma Statement of Operations
       for the Year Ended as of December 31, 2004......................................................     F-33
Notes to Unaudited Condensed Pro Forma Financial Statements ...........................................     F-34


Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GraphOn Corporation

We have audited the accompanying consolidated balance sheet of GraphOn Corporation and subsidiary (the "Company") as of December 31, 2004 and the related statements of operations and comprehensive loss, shareholders' equity and cash flows for the year then ended. We have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GraphOn Corporation and subsidiary as of December 31, 2004, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule presents fairly in all material respects the information set forth therein.



/s/ Macias Gini & Company LLP
Macias Gini & Company LLP
Sacramento, California
March 29, 2005














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                                      F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of GraphOn Corporation

We have audited the accompanying consolidated balance sheet of GraphOn Corporation and Subsidiary (the Company) as of December 31, 2003 and the related consolidated statements of operations and comprehensive loss, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GraphOn Corporation and Subsidiary as of December 31, 2003, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and has absorbed significant cash in its operating activities. Further, the Company has limited alternative sources of financing available to fund any additional cash required for its operations or otherwise. These matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ BDO Seidman, LLP
BDO Seidman, LLP
San Jose, California
February 23, 2004








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                                      F-2

                               GraphOn Corporation
                           Consolidated Balance Sheets
                           ---------------------------

December 31,                                                       2004            2003
-----------------------------------------------------------   ------------    ------------
CURRENT ASSETS
Cash and cash equivalents .................................   $    675,300    $  1,025,500
Accounts receivable, net of allowance for doubtful accounts
  of $46,800 and $46,800 ..................................        518,900         521,100
Prepaid expenses and other current assets .................         24,100          23,100
                                                              ------------    ------------
TOTAL CURRENT ASSETS ......................................      1,218,300       1,569,700
                                                              ------------    ------------

Property and equipment, net ...............................         75,400         144,800
Purchased technology, net .................................              -         335,000
Capitalized software, net .................................        273,700         500,600
Note Receivable - related party ...........................        350,000               -
Deferred acquisition costs ................................        269,700               -
Other assets ..............................................         37,300          11,900
                                                              ------------    ------------
TOTAL ASSETS ..............................................   $  2,224,400    $  2,562,000
                                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ..........................................   $    250,200    $     52,300
Accrued liabilities .......................................        231,400         164,600
Accrued wages .............................................        260,100         306,200
Deferred revenue ..........................................        689,800         763,000
                                                              ------------    ------------
TOTAL CURRENT LIABILITIES .................................      1,431,500       1,286,100
                                                              ------------    ------------
LONG TERM LIABILITIES
Deferred revenue ..........................................        426,600         429,000
                                                              ------------    ------------
TOTAL LIABILITIES .........................................      1,858,100       1,715,100
                                                              ------------    ------------
Commitments and contingencies (Note 13)

SHAREHOLDERS' EQUITY
Preferred stock, $0.01 par value, 5,000,000 shares
 authorized, no shares issued and outstanding .............              -               -
Common stock, $0.0001 par value, 45,000,000 shares
 authorized, 21,716,765 and 16,618,459 shares
 issued and outstanding ...................................          2,200           1,700
Additional paid-in capital ................................     46,930,700      45,985,300
Notes receivable ..........................................        (50,300)        (50,300)
Accumulated other comprehensive loss ......................           (400)         (1,400)
Accumulated deficit .......................................    (46,515,900)    (45,088,400)
                                                              ------------    ------------
TOTAL SHAREHOLDERS' EQUITY ................................        366,300         846,900
                                                              ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ................   $  2,224,400    $  2,562,000
                                                              ============    ============


          See accompanying summary of significant accounting policies and notes to consolidated financial statements











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                                      F-3

                               GraphOn Corporation
          Consolidated Statements of Operations and Comprehensive Loss
          ------------------------------------------------------------


Years Ended December 31,                          2004          2003          2002
--------------------------------------------- ------------  ------------  ------------
Revenue:
Product licenses ............................ $  2,395,200  $  3,172,100  $  2,942,000
Service fees ................................    1,015,000       830,900       442,200
Other .......................................      119,600       167,300       150,800
                                              ------------  ------------  ------------
Total Revenue ...............................    3,529,800     4,170,300     3,535,000
                                              ------------  ------------  ------------
Cost of Revenue:
Product costs ...............................      572,100     1,017,300     1,470,200
Service costs ...............................      331,700       354,300       209,700
                                              ------------  ------------  ------------
Total Cost of Revenue .......................      903,800     1,371,600     1,679,900
                                              ------------  ------------  ------------
Gross Profit ................................    2,626,000     2,798,700     1,855,100
                                              ------------  ------------  ------------
Operating Expenses
Selling and marketing .......................    1,383,700     1,679,800     2,235,100
General and administrative ..................    1,183,600     1,419,100     2,801,000
Research and development ....................    1,500,900     1,515,000     2,831,300
Asset impairment loss .......................            -             -       914,000
Restructuring charges .......................            -        80,100     1,942,800
                                              ------------  ------------  ------------
Total Operating Expenses ....................    4,068,200     4,694,000    10,724,200
                                              ------------  ------------  ------------
Loss From Operations ........................   (1,442,200)   (1,895,300)   (8,869,100)
                                              ------------  ------------  ------------
Other Income (Expense)
Interest and other income ...................       14,700        13,000       152,500
Interest and other expense ..................            -        (4,300)      (75,900)
                                              ------------  ------------  ------------
Total Other Income (Expense) ................       14,700         8,700        76,600
                                              ------------  ------------  ------------
Net Loss ....................................   (1,427,500)   (1,886,600)   (8,792,500)

Other Comprehensive Income (Loss), net of tax
Unrealized holding gain (loss)
 on investment ..............................            -             -        (7,500)
Foreign currency translation adjustment .....         1000         1,000         3,600
                                              ------------  ------------  ------------
Comprehensive Loss .......................... $ (1,426,500) $ (1,885,600) $ (8,796,400)
                                              ============  ============  ============

Basic and Diluted Loss per Common Share ..... $      (0.07) $      (0.11) $      (0.50)
                                              ============  ============  ============

Weighted Average Common Shares Outstanding ..   21,307,966    16,607,328    17,465,099
                                              ============  ============  ============


          See accompanying summary of significant accounting policies and notes to consolidated financial statements















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                                      F-4

                                                                GraphOn Corporation
                                                  Consolidated Statements of Shareholders' Equity
                                                  -----------------------------------------------

                                                                                            Accum-
                                                                                            ulated
                                                                                             Other
                                                                                            Compre-
                                                        Additional    Deferred     Notes    hensive
                                      Common Stock       Paid-in       Compen-    Receiv-    Income   Accumulated
                                    Shares     Amount    Capital       sation       able     (Loss)     Deficit        Totals
                                  ----------  -------  ------------  ----------  ---------  -------  -------------  ------------
Balances, December 31, 2001       17,288,332  $ 1,700  $ 45,925,900  $ (193,800) $       -  $ 1,500  $ (34,409,300) $ 11,326,000
Issuance of common stock due to
 exercise of options                 200,000      200        50,000           -    (50,000)       -              -           200
Employee stock purchases              25,720        -         6,400           -          -        -              -         6,400
Noncash redemption of common
 stock                              (933,333)    (200)          200           -          -        -              -             -
Amortization of deferred
 compensation                              -        -             -     193,800          -        -              -       193,800
Accrued interest receivable                -        -             -           -       (300)       -              -          (300)
Change in market value of
 available-for-sale securities             -        -             -           -          -   (7,500)             -        (7,500)
Foreign currency translation               -        -             -           -          -    3,600              -         3,600
Net Loss                                   -        -             -           -          -        -     (8,792,500)   (8,792,500)
                                  ----------   ------   -----------   ---------  ---------  -------  -------------  ------------
Balances, December 31, 2002       16,580,719    1,700    45,982,500           -    (50,300)  (2,400)   (43,201,800)    2,729,700
Employee stock purchases              37,740        -         2,800           -          -        -              -         2,800
Foreign currency translation               -        -             -           -          -    1,000              -         1,000
Net Loss                                   -        -             -           -          -        -     (1,886,600)   (1,886,600)
                                  ----------   ------   -----------   ---------  ---------  -------  -------------  ------------
Balances, December 31, 2003       16,618,459    1,700    45,985,300           -    (50,300)  (1,400)   (45,088,400)      846,900
Proceeds from private placement
 of common stock                   5,000,000      500     1,149,500           -          -        -              -     1,150,000
Costs of private placement of
 common stock                              -        -      (218,600)          -          -        -              -      (218,600)
Employee stock purchases              37,638        -         9,000           -          -        -              -         9,000
Accrued interest receivable                -        -        (1,400)          -          -        -              -        (1,400)
Issuance of common stock due to
 exercise of warrants                 30,000        -         6,900           -          -        -              -         6,900
Restricted stock repurchase -
 certificate not surrendered          30,668        -             -           -          -        -              -             -
Foreign currency translation               -        -             -           -          -    1,000              -         1,000
Net Loss                                   -        -             -           -          -        -     (1,427,500)   (1,427,500)
                                  ----------  -------  ------------   ---------  ---------  -------  -------------  ------------
Balances, December 31, 2004       21,716,765  $ 2,200  $ 46,930,700   $       -  $ (50,300) $  (400) $ (46,515,900) $    366,300
                                  ==========  =======  ============   =========  =========  =======  =============  ============


           See accompanying summary of significant accounting policies and notes to consolidated financial statements




















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                                      F-5

                               GraphOn Corporation
                      Consolidated Statements of Cash Flows
                      -------------------------------------


Years ended December 31,                                2004          2003         2002
---------------------------------------------------- -----------  -----------  -----------
Cash Flows From Operating Activities:
Net loss ........................................... $(1,427,500) $(1,886,600) $(8,792,500)
Adjustments to reconcile net loss to
 net cash used in operating activities:
Depreciation and amortization ......................     664,700    1,248,400    1,892,000
Non-cash restructuring charges .....................           -       42,200      657,800
Asset impairment loss ..............................           -            -      914,000
Loss on disposal of fixed assets ...................           -        4,300          400
Amortization of deferred compensation ..............           -            -      193,800
Charges to provision for doubtful accounts .........           -       16,300       31,600
Reductions to provision for doubtful accounts ......           -      (19,800)    (331,300)
Accrued interest on directors notes receivables ....      (1,400)           -            -
Changes in operating assets and liabilities:
   Accounts receivable .............................       2,200     (179,700)     582,200
   Prepaid expenses and other assets ...............      (1,000)     168,900       59,300
   Accounts payable ................................      18,400     (176,400)     (91,200)
   Accrued liabilities..............................       3,300     (366,700)     188,100
   Accrued wages ...................................     (46,100)      42,400     (128,500)
   Deferred revenue ................................     (75,600)     395,900      218,300
                                                     -----------  -----------  -----------
Net cash used in operating activities: .............    (863,000)    (710,800)  (4,606,000)
                                                     -----------  -----------  -----------
Cash Flows From Investing Activities:
Capitalization of software
 development costs .................................           -     (282,200)    (298,500)
Capital expenditures ...............................     (33,400)      (1,600)     (82,900)
Other assets .......................................       7,100       58,100        1,600
Note receivable - related party ....................    (350,000)           -            -
Deferred acquisition costs .........................     (59,200)           -            -
Purchase of available-for-sale securities ..........           -            -     (768,300)
Proceeds from sale of available-
 for-sale securities ...............................           -            -    3,776,300
                                                     -----------  -----------  -----------
Net cash provided by (used in) investing
 activities: .......................................    (435,500)    (225,700)   2,628,200
                                                     -----------  -----------  -----------
Cash Flows From Financing Activities:
Employee stock purchases ...........................       9,000        2,800        6,400
Proceeds from exercise of warrants .................       6,900            -            -
Proceeds from private placement of common stock ....   1,150,000            -            -
Costs of private placement of common stock .........    (218,600)           -            -
Repayment of note payable ..........................           -            -      (26,600)
                                                     -----------  -----------  -----------
Net cash provided by (used in) financing activities:     947,300        2,800      (20,200)
                                                     -----------  -----------  -----------
Effect of exchange rate fluctuations on
 cash and cash equivalents .........................       1,000        1,000        3,600
Net Decrease in Cash
 and Cash Equivalents ..............................    (350,200)    (932,700)  (1,994,400)
Cash and Cash Equivalents:
Beginning of year ..................................   1,025,500    1,958,200    3,952,600
                                                     -----------  -----------  -----------
End of year ........................................ $   675,300  $ 1,025,500  $ 1,958,200
                                                     ===========  ===========  ===========


          See accompanying summary of significant accounting policies and notes to consolidated financial statements








                  (Remainder of page intentionally left blank)

GraphOn Corporation
Summary of Significant Accounting Policies
------------------------------------------

The Company. GraphOn Corporation (the Company) was founded in May 1996 and is incorporated in the state of Delaware. The Company's headquarters are currently in Santa Cruz, California. The Company develops, markets, sells and supports business connectivity software, including Unix, Linux and Windows server-based software, with an immediate focus on web-enabling applications for use by Independent Software Vendors (ISVs), Application Service Providers (ASPs), corporate enterprises, governmental and educational institutions, and others, primarily in the United States, Asia and Europe.

Basis of Presentation and Use of Estimates. The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively, the "Company"), significant intercompany accounts and transactions are eliminated upon consolidation. In the Company's opinion, the consolidated financial statements presented herein include all necessary adjustments, consisting of only normal recurring adjustments, except for the restructuring and asset impairment charges, as discussed below, to fairly state the Company's financial position, results of operations and cash flows for the periods indicated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates include the allowance for doubtful accounts, the estimated lives of intangible assets, depreciation of fixed assets and accrued liabilities, among others. Actual results could differ materially from those estimates.

Cash and Cash Equivalents. The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Marketable Securities.  Under Statement of Financial Accounting Standards
(SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," securities are classified and accounted for as follows:

   o Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.
   o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.
   o Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Property and Equipment. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Amortization of leasehold improvements is calculated using the straight-line method over the lesser of the lease term or useful lives of the respective assets, generally seven years.

Purchased Technology. Purchased technology is amortized on a straight-line basis over the expected life of the related technology or five years, whichever is less.

Shipping and Handling. Shipping and handling costs are included in cost of revenue for all periods presented.

Capitalized Software Costs. Under the criteria set forth in SFAS No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed," development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility, in the form of a working model, has been established, at which time such costs are capitalized until the product is available for general release to customers. Capitalized costs are amortized to cost of sales based on either estimated current and future revenue for each product or straight-line amortization over the shorter of three years or the remaining estimated life of the product, whichever produces the higher expense for the period.

Revenue. Software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no uncertainties surrounding product acceptance, the fees are fixed or determinable and collection is considered probable. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when the media containing the licensed programs is provided to a common carrier. In the case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Revenue earned on software arrangements involving multiple elements is allocated to each element arrangement based on the relative fair values of the elements. If there is no evidence of the fair value for all the elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company recognizes revenue from the sale of software licenses when all the following conditions are met:

   o Persuasive evidence of an arrangement exists;
   o Delivery has occurred or services have been rendered;
   o The price to the customer is fixed or determinable; and
   o Collectibility is reasonably assured.

Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

The Company recognizes revenue from service contracts ratably over the related contract period, which generally ranges from 1-5 years.

Segment information.  The Company operates in one business segment.

Allowance for Doubtful Accounts. The allowance for doubtful accounts is based on assessments of the collectibility of specific customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than historical experience, the allowance for doubtful accounts is increased.

Advertising Costs. The cost of advertising is expensed as incurred. Advertising costs for the years ended December 31, 2004, 2003 and 2002, were approximately $3,000, $4,000 and $114,300, respectively. Advertising consists primarily of various printed material.

Income Taxes. Under SFAS No. 109, "Accounting for Income Taxes," deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement and income tax bases of assets, liabilities and carryforwards using enacted tax rates. Valuation allowances are established when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in effect in future periods.

Fair Value of Financial Instruments. The Company used the following methods and assumptions in estimating the fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amount reported on the balance sheet for cash and cash equivalents approximates fair value.

     Notes receivable: The carrying amounts reported on the balance sheet for the note receivable - related party and the note receivable reflect the current principal balances remaining to be repaid to the Company. The estimated fair values are based on the Company's estimates of interest rates on similar instruments.

As of December 31, 2004 and 2003, the fair values of the Company's financial instruments approximate their historical carrying amounts.

Long-Lived Assets. Long-lived assets are assessed for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable, or whenever the Company has committed to a plan to dispose of the assets. Measurement of the impairment loss is based on the fair value of the assets. Generally, the Company determines fair value based on appraisals, current market value, comparable sales value, and undiscounted future cash flows as appropriate. Assets to be held and used affected by such impairment loss are depreciated or amortized at their new carrying amount over the remaining estimated life; assets to be sold or otherwise disposed of are not subject to further depreciation or amortization.

Restructuring Charges. Charges related to the restructuring of the Company's operations are estimated, accrued and expensed in the period in which the Board of Directors has committed to and approved a restructuring plan. The restructuring accrual is reduced in any period in which one or more of the planned restructuring activities occur. The restructuring accrual is adjusted for material differences between the actual cost of a restructuring activity and the estimated cost of the restructuring activity in the period the actual cost becomes known. The Company followed Emerging Issues Task Force (EITF) 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)" for restructuring plans entered into prior to January 1, 2003. The Company currently follows SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," for restructuring plans entered into on, or after, January 1, 2003.

Stock-Based Incentive Programs. The Company accounts for its stock-based incentive programs using the intrinsic value method, as prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" and interpretations thereof (collectively APB 25). Accordingly, the Company records deferred compensation expense costs related to its employee stock options when the market price of the underlying stock exceeds the exercise price of each option on the date of grant. The Company records and measures deferred compensation for stock options granted to non-employees, other than members of the board, at their fair value. Deferred compensation is expensed on a straight-line basis over the vesting period of the related stock option for options issued to employees. Deferred compensation is expensed on a straight-line basis over the shorter of the vesting period of the related stock option or the contractual period of service for option grants to non-employees. The Company did not grant any stock options at exercise prices below the fair market value of the Company's common stock on the grant date during the years ended December 31, 2004, 2003 and 2002.

As of December 31, 2004, the Company's deferred compensation balance was $0. The accompanying statement of operations reflects stock-based compensation expense of $0, $0 and $193,800 for the years ended December 31, 2004, 2003 and 2002, respectively.

An alternative to the intrinsic value method of accounting for stock-based compensation is the fair value approach prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS 148 (hereinafter collectively referred to as SFAS 123). If the Company followed the fair value approach, the Company would be required to record deferred compensation based on the fair value of the stock option at the date of grant. The fair value of the stock option must be computed using an option-pricing model, such as the Black-Scholes option valuation method, at the date of grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. See New Accounting Pronouncements.

SFAS 123 requires the Company to provide pro forma information regarding net income (loss) and earnings (loss) per share as if compensation cost for the stock option plan had been determined in accordance with the fair value-based method prescribed in SFAS 123 throughout the year. The Company estimated the fair value of stock options at the grant date by using the Black-Scholes option pricing-model with the following weighted average assumptions used for grants in 2004, 2003 and 2002, respectively: dividend yield (all years) of 0; expected volatility (all years) of 60%; risk-free interest rate of 1.5%, 2.5% and 2.5%; and expected lives (approximately, for all years) of five years, for all plan options.

Under SFAS 123, the Company's pro forma net loss and the basic and diluted net loss per common share would have been adjusted to the pro forma amounts below.

                                                  2004            2003            2002
                                              ------------    ------------    ------------
Net loss:
     As reported ..........................   $ (1,427,500)   $ (1,886,600)   $ (8,792,500)
     Add: stock-based compensation
     expense included in reported net loss,
     net of related tax effects: ..........              -               -               -

     Deduct: total stock-based compensation
     determined under fair value-based
     method for all accounts,
     net of related tax effects: ..........       (191,700)       (265,300)     (1,531,400)
                                              ------------    ------------    ------------
     Pro forma ............................   $ (1,619,200)   $ (2,151,900)   $(10,323,900)
                                              ============    ============    ============


                                      F-9


Basic and diluted loss per share
     As reported                              $      (0.07)   $      (0.11)   $      (0.50)
     Pro forma                                $      (0.08)   $      (0.13)   $      (0.59)

Earnings Per Share of Common Stock. SFAS No. 128, "Earnings Per Share," provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by adding other common stock equivalents, including common stock options, warrants and redeemable convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. Potentially dilutive securities have been excluded from the computation, as their effect is antidilutive. For the years ended December 31, 2004, 2003 and 2002, 6,641,957, 2,104,483 and 2,584,307 shares, respectively, of common stock equivalents were excluded from the computation of diluted earnings per share since their effect would be antidilutive.

Comprehensive Income. SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during the period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gain/loss of available-for-sale securities. The individual components of comprehensive income
(loss) are reflected in the statements of shareholders' equity. As of December 31, 2004, 2003 and 2002, accumulated other comprehensive income (loss) was comprised of foreign currency translation gains and the cumulative change in the market value of the available-for-sale securities.

New Accounting Pronouncements. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, "Share-Based Payment," which requires companies to expense the value of employee stock options and similar awards. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. As of the effective date, the Company will be required to expense all awards granted, modified, cancelled or repurchased as well as the portion of prior awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards as calculated for pro forma disclosures under SFAS No. 123. The Company will apply SFAS No. 123R using a modified version of prospective application. Under this method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS No. 123 for either recognition or pro forma disclosures.

Benefits of tax deductions in excess of recognized compensation cost are required by SFAS No. 123R to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net cash flows from operations and increase cash flows from financing in periods after adoption. The adoption of SFAS No. 123R will have an impact on the Company's results of operations, however management cannot currently estimate what the impact will be because, among other things, it will depend on the levels of share-based payments granted in the future. The Company is currently in the process of determining the effects on its financial position, results of operations and cash flows that will result from the adoption of SFAS No. 123R.

Reclassifications. Certain amounts in the prior years' financial statements have been reclassified to conform to the current year's presentation.








                  (Remainder of page intentionally left blank)

Notes to Consolidated Financial Statements

1.  Subsequent Events.

On February 2, 2005, the Company completed a private placement (the "2005 private placement"), which raised a total of $4,000,000 (inclusive of a $665,000 credit as described below) through the sale of 148,148 shares of Series A preferred stock and five-year warrants to purchase 74,070 shares of Series B preferred stock. In a contemporaneous transaction, the Company acquired Network Engineering Software, Inc. ("NES"), for 9,600,000 shares of common stock, the assumption of approximately $235,000 of NES' indebtedness and the reimbursement to AIGH Investment Partners, LLC ("AIGH"), an affiliate of a principal stockholder (Orin Hirschman), of $665,000 for its advance on the Company's behalf of a like sum in December 2004 to settle certain third party litigation against NES. This reimbursement was effected by a partial credit against the price of the securities acquired by AIGH in the 2005 private placement.

Net proceeds from the 2005 private placement were approximately $2,000,000, after giving effect to:

   o issuance of a $665,000 partial credit against the price of the Company's securities acquired by AIGH in the 2005 private placement;

   o  assumption of approximately $235,000 of NES' indebtedness;

   o  payment of NES' legal fees and expenses of approximately $108,000;

   o payment of professional fees and expenses of approximately $692,000, which were incurred in the NES acquisition;

   o payment of legal fees and expenses of Mr. Hirschamn, AIGH and the investors in the 2005 private placement of approximately $108,000;

   o payment of a fee to Griffin Securities Inc. in the amount of $50,000 in connection with the 2005 private placement; and

   o payment of professional fees and expenses of approximately $142,000, which were incurred in the 2005 private placement.

The Company expects such net proceeds along with revenues derived from operations and the cash and cash equivalents reported as of December 31, 2004 to fund anticipated expenses, inclusive of those that will be attributable to taking steps to realize the maximum value of the patents acquired from NES, during the next 12 months.

The 52,039 shares of NES common stock collateralizing the note receivable-related party (See Note 5) were replaced by 3,260,391 shares of the Company's common stock upon the completion of the NES acquisition.

Under the terms of the 2005 private placement, upon the effectiveness of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from, all shares of Series A Stock and Series B Stock would automatically convert into shares of Common Stock at a rate of 100 shares of Common Stock for each share of Preferred Stock, and all Warrants issued in the 2005 private placement would automatically become exercisable for shares of Common Stock at a rate of 100 shares of Common Stock for each share of Preferred Stock underlying such Warrants.

At the special meeting of the Company's stockholders, held on March 29, 2005, the stockholders approved the amendment to the Company's Certificate of Incorporation to increase the authorized number of common shares from 45,000,000 to 195,000,000. Consequently, an aggregate of 148,148 shares of Series A Stock were converted into 14,814,800 shares of common stock and warrants to purchase an aggregate of 74,070 Series B Stock were converted into warrants to purchase an aggregate 7,407,000 shares of common stock. In addition, the warrants issued pursuant to the finder's agreement discussed above, converted as follows: the warrants to purchase 14,815 shares of Series A Stock and the warrants to purchase 7,407 shares of Series B Stock converted into warrants to purchase 1,481,500 and 740,700 shares of common stock, respectively.

2.  Property and Equipment.

Property and equipment consisted of the following:

December 31,                        2004         2003
------------------------------   ----------   ----------
Equipment                        $  903,200   $  875,000
Furniture and fixtures              236,700      231,500
Leasehold improvements               30,400       30,400
                                 ----------   ----------
                                  1,170,300    1,136,900
Less: accumulated depreciation
     and amortization             1,094,900      992,100
                                 ----------   ----------
                                 $   75,400   $  144,800
                                 ==========   ==========

3.  Purchased Technology.

Purchased technology consisted of the following:

December 31,                         2004          2003
------------------------------   -----------   -----------
Purchased technology             $ 1,370,100   $ 1,370,100
Less: accumulated amortization     1,370,100     1,035,100
                                 -----------   -----------
                                 $         -   $   335,000
                                 ===========   ===========

4.  Capitalized Software.

Capitalized software consisted of the following:

December 31,                                2004        2003
--------------------------------------   ---------   ---------
Capitalized software development costs   $ 719,500   $ 719,500
Less: accumulated amortization             445,800     218,900
                                         ---------   ---------
                                         $ 273,700   $ 500,600
                                         =========   =========

5.   Note Receivable - Related Party.

On October 6, 2004, the Company entered into a letter of intent to acquire NES (see Note 1). The Company contemporaneously loaned $350,000 to Ralph Wesinger, NES' majority shareholder, to fund his purchase of all the NES common stock then owned by another person. The Company received Mr. Wesinger's 5-year promissory note, which bears interest at a rate of 3.62% per annum and which was secured by his approximately 65% equity interest in NES, to evidence this loan. Mr. Wesinger also agreed that the Company would receive 25% of the gross proceeds of any sale or transfer of any of Mr. Wesinger's NES shares, which shall be applied in reduction of the then outstanding balance of his note, until the note is paid in full or becomes due, whichever occurs first. The Company has the option to accelerate the maturity date of this note upon the occurrence of certain events.

Upon completion of the Company's acquisition of NES (see Note 1), the 52,039 shares of NES common stock collateralizing the note receivable were replaced by 3,260,391 shares of the Company's common stock.

6.  Deferred Acquisition Costs.

At December 31, 2004, the Company had deferred acquisition costs of $269,700. Deferred acquisition costs consisted of legal fees associated with the NES acquisition that were incurred between October 6, 2004, the date the Company entered into the letter of intent to acquire NES, and December 31, 2004. In conjunction with the closing of the NES acquisition (See Note 1), these costs were included in the acquisition costs and allocated to the fair values of the assets and liabilities acquired.

7.  Accrued Liabilities.

Accrued liabilities consisted of the following:

December 31,                      2004                    2003
------------                  ------------            ------------
Professional fees             $    212,200            $    118,300
Accrued taxes                        4,600                  24,400
Other                               14,600                  21,900
                              ------------            ------------
                              $    231,400            $    164,600
                              ============            ============

Accrued professional fees as of December 31, 2004 includes approximately $32,500 of deferred financing costs, related to the 2005 private placement, and approximately $31,000 of deferred acquisition costs, related to the NES acquisition (See Note 1). These amounts appear on the December 31, 2004 balance sheet as components of other assets and deferred acquisition costs, respectively.

8.  Asset Impairment Charge.

During 2002 the Company recorded an impairment charge of $914,000 against several intangible assets, primarily capitalized technology assets. The review of long-lived assets for impairment occurs whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be addressed include the following:

   o A significant decrease in the market value of an asset;
   o A significant change in the extent or manner in which an asset is used;
   o A significant adverse change in the business climate that could affect the value of an asset; and
   o Current and historical operating or cash flow losses.

The Company believed that a review of the current carrying values to evaluate whether the value of any of its long-lived technology assets had been impaired was warranted, due to several factors, including:

   o The challenges faced in bringing the GO-Global for Windows and Go-Global:XP products to maturity;
   o  The continued pervasive weakness in the world-wide economy;
   o How the Company was incorporating and planning to incorporate each element of the purchased technologies into its legacy technology; and
   o  The Company's continued and historical operating and cash flow losses.

Based on studies of the various factors affecting asset impairment, as outlined above, the following asset impairment charges were determined to be necessary in order to reduce the carrying value of certain of these assets to the Company's current estimate of the present value of the expected future cash flows to be derived from these assets:

                              Net Book Value     Impairment   Net Book Value
      2002 Impairment        Before Impairment   Write Down   After Impairment
      --------------         -----------------   ----------   ----------------
      Purchased Technology    $    2,145,200     $  775,100     $ 1,370,100
      Capitalized Software           277,800        138,900         138,900
                              --------------     ----------     -----------
      Totals                  $    2,423,000     $  914,000     $ 1,509,000
                              ==============     ==========     ===========

The Company reassessed the carrying values of its intangible assets as of December 31, 2004 and 2003 and determined that no further impairment of those assets had occurred. The asset impairment charges were approximately 0.0%, 0.0% and 25.9% of total revenues for the years 2004, 2003 and 2002, respectively.

9.  Restructuring Charge.

During 2002 the Company closed its Morgan Hill, California and Bellevue, Washington office locations as part of its strategic initiatives to reduce operating costs. In conjunction with these closures, headcount was reduced in all operating departments and the costs of leasehold improvements and other assets that were abandoned were written off. A summary of the restructuring charges recorded during 2002 is as follows:

                                                                               December 31, 2002
                                                                                 Ending Balance
                                Restructuring          Cash          Non-cash    Restructuring
Category                            Charge           Payments       Charges         Accrual
--------                       ---------------    -------------    -----------   --------------
Year ended December 31, 2002:
  Employee severance           $       831,000    $    (831,000)   $         -   $            -
  Fixed assets abandonment             657,800                -       (657,800)               -
  Minimum lease payments               443,800         (161,600)             -          282,200
  Other                                 10,200          (10,200)             -                -
                               ---------------    --------------   -----------   --------------
  Totals                       $     1,942,800    $  (1,002,800)   $  (657,800)  $      282,200
                               ===============    ==============   ===========   ==============

During 2003 the Company negotiated settlements of the leases for its former offices in Bellevue, Washington and Morgan Hill, California, which completed the restructuring activities that had been approved under EITF 94-3 during 2002 and had begun in 2002, as explained above. Additionally, the Company relocated its Morgan Hill, California offices from 400 Cochrane Circle to 105 Cochrane Circle and further disposed of certain assets that were no longer in service. To the extent that the December 31, 2002 ending restructuring charge accrual balance was less than the costs incurred for these activities, an additional restructuring charge was recorded during 2003. A summary of the restructuring charges recorded during 2003 is as follows:

                                                                           December 31, 2003
                                  Additional                                Ending Balance
                                 Restructuring       Cash       Non-cash    Restructuring
Category                             Charge        Payments     Charges        Accrual
--------                        ---------------   ----------   ---------   ---------------
Year ended December 31, 2003:
  Opening accrual balance       $             -   $        -   $       -   $       282,200
  Fixed assets abandonment               42,200            -     (42,200)                -
  Leases settlements - rent              36,800     (269,000)          -          (232,200)
  Deposits forfeited                     16,000            -     (56,000)          (40,000)



                                      F-14

  Commissions                            12,000      (22,000)          -           (10,000)
  Other (1)                             (26,900)           -      26,900                 -
                                ---------------   ----------   ---------   ---------------
  Totals                        $        80,100   $ (291,000)  $ (71,300)  $             -
                                ===============   ==========   =========   ===============

(1) Includes the write-off of deferred rent associated with the Morgan Hill lease and other miscellaneous items.

During June 2003, the Company negotiated a buy out of the lease for its former engineering offices in Bellevue, Washington. The total buy out price was approximately $184,000 and consisted of a lump-sum cash payment of $144,000, the forfeiture of an approximate $40,000 security deposit and a $10,000 commission to the real estate broker who was involved in the transaction. It is estimated that the buy out saved approximately $355,800 over what would have been the remainder of the lease term.

During August 2003, the Company negotiated a buy out of the lease for its former corporate offices in Morgan Hill, California. The total buy out price was approximately $153,000 and consisted of a lump-sum cash payment of $125,000, the forfeiture of an approximate $16,000 security deposit and a $12,000 commission to the real estate broker who was involved in the transaction. It is estimated that the buy out saved approximately $270,000 over what would have been the remainder of the lease term.

10.  Stockholders' Equity.

Common Stock. During 2004 the Company issued 5,000,000 shares of common stock as part of a private placement that resulted in gross proceeds of $1,150,000, which were offset by costs associated with the private placement aggregating approximately $218,600. The Company issued 30,000 shares of common stock upon the exercise of warrants that had been issued in conjunction with the 2004 private placement, resulting in gross proceeds of $6,900.

During 2004, 2003 and 2002, the Company issued 37,638, 37,740 and 25,720 shares of common stock to employees in connection with the Employee Stock Purchase Plan, resulting in net cash proceeds of $9,000, $2,800 and $6,400, respectively.

The Company increased the number of its common shares outstanding during 2004 by 30,668 shares, related to restricted shares that had been repurchased for which the shareholder has not yet surrendered the stock certificate to the Company's transfer agent for cancellation. The Company believes the risk of these shares being traded is negligible as the share certificate carries a restrictive legend on its face and cannot be traded without prior consent of the Company's counsel. The Company believed that a more conservative accounting treatment should be afforded theses shares, after consultations with its transfer agent, and decided to add back these shares to its issued and outstanding totals.

During 2002 the Company issued 100,000 shares of common stock to each of two directors who exercised options granted under the Company's 1998 Stock Option/Stock Issuance Plan. Each of the two directors exercising the options issued a $25,000 promissory note to the Company to pay for the options. Each of the promissory notes is for a term of three years, due on or before March 5, 2005 and bears semi-annual interest at 2.67% per annum, which is equal to the applicable federal short-term interest rate in effect at the time the promissory notes were signed. In the event of default, the Company has full recourse to the assets of the directors and can take back all 100,000 of the shares of common stock so issued. Accrued interest income recognized on the promissory notes was $1,400, $0 and $300 for 2004, 2003 and 2002, respectively. Each of these notes was repaid in full, plus accrued interest, to the Company, during March 2005.

During 2002 the Company accepted 933,333 shares of its common stock from Menta Software in full settlement of the then outstanding $1,400,000 due the Company from Menta Software under the terms of the June 2001 patented technology licensing agreement.

During 2002 the Company recognized $193,800 of deferred compensation expense related to options and warrants it had issued in previous years to various third parties in exchange for services provided. The following assumptions were used for pricing the options and warrants using the Black-Scholes option-pricing model: dividend yield of 0, expected volatility of 60%, risk-free interest rate of 5.25%, and expected life of one year.

Stock Purchase Warrants. As of December 31, 2004, the following common stock warrants were issued and outstanding:

                               Shares subject      Exercise      Expiration
Issued with respect to:            to Warrant       Price             Date
-----------------------        --------------      -------       ----------
Private placement                   2,750,000      $  0.33            01/09
Private placement                     470,000      $  0.23            01/09
Convertible notes                      83,640      $  1.79            01/06
Private placement                     373,049      $  1.79            01/06
Consulting services                   300,000      $  5.25            08/05

1996 Stock Option Plan. In May 1996 the Company's 1996 Stock Option Plan (the "96 Plan") was adopted by the board and approved by the stockholders. The 96 Plan is restricted to employees, including officers, and to non-employee directors. As of December 31, 2004, the Company is authorized to issue up to 187,500 shares of its common stock in accordance with the terms of the 96 Plan.

Under the 96 Plan the exercise price of options granted is either at least equal to the fair market value of the Company's common stock on the date of the grant or, in the case when the grant is to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of the Company's common stock on the date of the grant. As of December 31, 2004, options to purchase 24,625 shares of common stock were outstanding, 538 options had been exercised and options to purchase 162,337 shares of common stock remained available for further issuance under the 96 Plan.

1998 Stock Option/Stock Issuance Plan. In June 1998 the Company's 1998 Stock Option/Stock Issuance Plan (the "98 Plan") was adopted by the board and approved by the stockholders. Pursuant to the terms on the 98 Plan, options or stock may be granted and issued, respectively, to officers and other employees, non-employee board members and independent consultants who render services to the Company. As of December 31, 2004 the Company is authorized to issue up to 4,455,400 options or stock in accordance with the terms of the 98 Plan, as amended.

Under the 98 Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant. The purchase price of stock issued under the 98 Plan shall also not be less than 85% of the fair market value of the Company's stock on the date of issuance or as a bonus for past services rendered to the Company. As of December 31, 2004, options to purchase 2,940,643 shares of common stock were outstanding, 323,904 options had been exercised, 248,157 shares of common stock had been issued directly under the 98 Plan and 942,696 shares remained available for grant/issuance. The Company did not issue any direct shares under the 98 Plan in 2004, 2003 or 2002 and does not anticipate issuing shares in 2005.

Supplemental Stock Option Plan. In May 2000, the board approved a supplement (the "Supplemental Plan") to the 98 Plan. Pursuant to the terms of the Supplemental Plan, options are restricted to employees who are neither Officers nor Directors at the grant date. As of December 31, 2004 the Company is authorized to issue up to 400,000 shares in accordance with the terms of the Supplemental Plan.

Under the Supplemental Plan the exercise price of options granted is to be not less than 85% of the fair market value of the Company's common stock on the date of the grant or, in the case when the grant is to a holder of more than 10% of the Company's common stock, at least 110% of the fair market value of the Company's common stock on the date of the grant. As of December 31, 2004, options to purchase 400,000 shares of common stock remained available for issuance under the Supplemental Plan.

Employee Stock Purchase Plan. In February 2000, the Employee Stock Purchase Plan (the "ESPP") was adopted by the board and approved by the stockholders in June 2000. The ESPP provides for the purchase of shares of the Company's common stock by eligible employees, including officers, at semi-annual intervals through payroll deductions. No participant may purchase more than $25,000 worth of common stock under the ESPP in one calendar year or more than 2,000 shares on any purchase date. Purchase rights may not be granted to an employee who immediately after the grant would own or hold options or other rights to purchase stock and cumulatively possess 5% or more of the total combined voting power or value of common stock of the Company.

Pursuant to the terms of the ESPP, shares of common stock are offered through a series of successive offering periods, each with a maximum duration of six months beginning on the first business day of February and August each year. The purchase price of the common stock purchased under the ESPP is equal to 85% of the lower of the fair market value of such shares on the start date of an offering period or the fair market value of such shares on the last day of such offering period. As of December 31, 2004, the ESPP is authorized to offer for sale to participating employees 300,000 shares of common stock, of which, 168,056 shares have been purchased and 131,944 are available for future purchase.

Option Exchange Programs. On January 26, 2004, 578,935 options were granted to employees who were not executive officers or directors and who chose to participate in a voluntary stock option exchange program that closed on July 23, 2003. Employees could choose to cancel any of their outstanding unexercised options to purchase Company common stock that had exercise prices greater than or equal to $0.50 in exchange for an equal number to be granted at a future date. All options so cancelled were considered forfeited as of December 31, 2003, as reported elsewhere in this footnote.

On May 14, 2004, the Company's Chief Executive Officer and Chairman of the Board and Chief Financial Officer voluntarily cancelled 260,000 and 380,000 outstanding unexercised options to purchase Company common stock in accordance with a voluntary stock option exchange program for the Company's executive officers and directors. Options that had exercise prices greater than or equal to $0.50 were eligible to be exchanged for an equal number to be granted at a future date. New options grants equal to the number cancelled were made on November 15, 2004.

A summary of the status of the Company's stock option plans as of December 31, 2004, 2003 and 2002, and changes during the years then ended is presented in the following table:

                                                         Options Outstanding
                              --------------------------------------------------------------------------
                                December 31, 2004         December 31, 2003         December 31, 2002
                              ----------------------   -----------------------   -----------------------
                                           Weighted                  Weighted                  Weighted
                                            Average                   Average                   Average
                                           Exercise                  Exercise                  Exercise
                               Shares       Price        Shares       Price        Shares       Price
                              ---------   ----------   ----------   ----------   ----------   ----------
Beginning                     2,104,483   $     2.47    2,584,307   $     3.05    2,541,200   $     4.32
Granted                       1,803,187   $     0.45      207,500   $     0.18    1,193,000   $     0.17
Exercised                             -   $        -            -   $        -     (200,000)  $     0.25
Forfeited                      (942,402)  $     4.60     (687,324)  $     3.95     (949,893)  $     3.45
                              ---------   ----------   ----------   ----------    ---------   ----------
Ending                        2,965,268   $     0.56    2,104,483   $     2.47    2,584,307   $     3.05
                              =========   ==========   ==========   ==========   ==========   ==========
Exercisable at
 year-end                     2,965,268   $     0.56    2,104,483   $     2.47    2,584,307   $     3.05
                              =========   ==========   ==========   ==========   ==========   ==========
Weighted-average fair value
 of options granted during
 the period:                              $     0.56                $     0.10                $     0.09
                                          ==========                ==========                ==========

The following table summarizes information about stock options outstanding as of December 31, 2004:

                               Options Outstanding
   --------------------------------------------------------------------------------
                                                              Options Exercisable
                                   Weighted                 -----------------------
                                   Average      Weighted                   Weighted
     Range of          No.        Remaining      Average      Number       Average
     Exercise      Outstanding   Contractual    Exercise    Exercisable    Exercise
      Price        at 12/31/04      Life          Price     at 12/31/04     Price
     ---------     -----------   -----------   ----------   -----------   ---------
   $ 0.01 - 0.18       942,500     7.77 yrs.   $     0.13       942,500   $    0.13
   $ 0.19 - 0.34       860,000     9.31 yrs.   $     0.32       860,000   $    0.32
   $ 0.35 - 0.56       903,382     7.02 yrs.   $     0.48       903,382   $    0.48
   $ 0.57 - 7.31       259,386     5.55 yrs.   $     3.23       259,386   $    3.23
                   -----------                 ----------   -----------   ---------
                     2,965,268                 $     0.56     2,965,268   $    0.56
                   ===========                 ==========   ===========   =========

11. Income Taxes.

There is no provision for income taxes for any of the years ended December 31, 2004, 2003 or 2002. The following summarizes the differences between income tax expense and the amount computed applying the federal income tax rate of 34%:

December 31,                      2004            2003           2002
------------                  -----------     -----------   -------------
Federal income tax at
 statutory rate               $  (485,200)    $  (641,400)  $  (2,989,400)
State income taxes, net
 of federal benefit               (83,300)        (97,100)       (556,200)
Tax benefit not
   currently recognizable         560,600         706,300       3,475,800
Research and development
   Credit                               -               -        (100,000)
Other                               7,900          32,200          30,200
                              -----------     -----------   -------------
Provision for income taxes    $         -     $         -   $           -
                              ===========     ===========   =============

Deferred income taxes and benefits result from temporary timing differences in the recognition of certain expense and income items for tax and financial reporting purposes, as follows:

December 31,                                    2004              2003
------------                              --------------    --------------
Net operating loss carryforwards          $   14,961,000    $   15,402,700
Tax credit carryforwards                         654,000           654,500
Capitalized software                           (261,000)          (199,700)
Depreciation and amortization                    760,000           593,200
Reserves not currently deductible                585,000           404,800
Deferred compensation                                  -         1,202,700
                                          --------------    --------------
Total deferred tax asset                      16,700,000        18,058,200
Valuation allowance                          (16,700,000)      (18,058,200)
                                          --------------    --------------
Net deferred tax asset                    $            -    $            -
                                          ==============    ==============

The Company has net operating loss carryforwards available to reduce future taxable income, if any, of approximately $41,464,000 and $14,795,000 for Federal and California income tax purposes, respectively. The benefits from these carryforwards expire at various times from 2005 through 2022. As of December 31, 2004, the Company cannot determine that it is more likely than not that these carryforwards and other deferred tax assets will be realized, and accordingly, the Company has fully reserved for these deferred tax assets. The change in valuation allowance was $1,358,200, $(706,300) and $(3,475,000) for the years ended December 31, 2004, 2003 and 2002, respectively.

In 1998 the Company experienced a "change of ownership" as defined by the provisions of the Tax Reform Act of 1986. As such, utilization of the Company's net operating loss carryforwards through 1998 will be limited to approximately $400,000 per year until such carryforwards are fully utilized or expire.

12. Concentration of Credit Risk.

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and cash equivalents, trade receivables and note receivable-related party. The Company places cash and cash equivalents with high quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 2004, the Company had approximately $575,300 of cash and cash equivalents with financial institutions, in excess of FDIC insurance limits.

For the year ended December 31, 2004, sales to the Company's three largest customers accounted for approximately 20.9%, 14.9% and 14.1% of total revenues, respectively, with related accounts receivable as of December 31, 2004 of $160,400, $15,000 and $0, respectively.

For the year ended December 31, 2003, sales to the Company's three largest customers accounted for approximately 27.4%, 18.4% and 9.2% of total revenues, respectively, with related accounts receivable as of December 31, 2003 of $0, $145,900 and $230,000, respectively.

For the year ended December 31, 2002, sales to the Company's three largest customers accounted for approximately 26.9%, 23.4% and 12.5% of total revenues, respectively, with related accounts receivable as of December 31, 2002 of $0, $0 and $58,800, respectively.

The Company performs credit evaluations of customers' financial condition whenever necessary, and generally does not require cash collateral or other security to support customer receivables.

Approximately 52,039 shares of NES' common stock (See Note 5) collateralizes the note receivable-related party, which bears interest at 3.62% per annum and matures in 2009. The Company reviews the collectibility of the note on a regular basis.

13.  Commitments and Contingencies.

Operating Leases. In October 2004, the Company renewed its operating lease for an approximate 3,300 square foot facility in New Hampshire. This lease is cancelable by the landlord or the Company upon 30-days written notice. Monthly rental payments for this facility are approximately $5,300.

The Company currently occupies approximately 1,000 square feet of office space in Santa Cruz, California. The office space is rented pursuant to a one-year operating lease, which became effective August 1, 2004. Rent on the Santa Cruz facility is approximately $1,400 per month.

The Company has been occupying leased facilities in Rolling Hills Estates, California on a month-to-month basis since October 2002. Rent on this office is approximately $1,000 per month.

The Company has also been renting a small office in Berkshire, England, United Kingdom since December 2002. This operating lease runs through December 2005. Rent on this office, which can fluctuate depending on exchange rates, is approximately $400 per month.

Future minimum lease payments under all leases in effect as of December 31, 2004, assuming that neither the landlord nor the Company cancels the lease on the New Hampshire facility, are as follows:

                  Year                    Payments
                  ----                    --------
                  2005                    $ 62,600
                  2006 and thereafter     $      -

Rent expense for the years ended December 31, 2004, 2003 and 2002 aggregated approximately $95,700, $295,400 and $525,700, respectively.

Commitments. On January 29, 2004, the Company completed a private placement of common stock and common stock purchase warrants in which Mr. Orin Hirschman purchased 3,043,478 shares of common stock and warrants to purchase 1,521,739 shares of common stock (representing in the aggregate 19.7% of the Company's outstanding shares of common stock as of March 18, 2004). As a condition of the sale, the Company entered into an Investment Advisory Agreement with Mr. Hirschman, pursuant to which it was agreed that in the event the Company completes a transaction with a third party introduced by Mr. Hirschman, the Company shall pay to Mr. Hirschman 5% of the value of that transaction. The agreement, as amended, expires on January 29, 2008.

Contingencies. Under its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and certain agreements with officers and directors, the Company has agreed to indemnify its officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. Generally, the term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited as the Company does not currently have a directors and officers liability insurance policy that limits its exposure and enables it to recover a portion of any future amounts paid. The Company believes the estimated fair value of these indemnification agreements is minimal and has no liabilities recorded for these agreements as of December 31, 2004.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, including contractors and customers and (ii) its agreements with investors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights, and often survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2004.

The Company's software license agreements also generally include a performance guarantee that the Company's software products will substantially operate as described in the applicable program documentation for a period of 90 days after delivery. The Company also generally warrants that services that the Company performs will be provided in a manner consistent with reasonably applicable industry standards. To date, the Company has not incurred any material costs associated with these warranties.

14.  Employee 401(k) Plan.

In December 1998, the Company adopted a 401(k) Plan (the Plan) to provide retirement benefits for employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to 15% of their annual compensation to the Plan, limited to a maximum annual amount as set periodically by the Internal Revenue Service. In addition, the Company may make discretionary/matching contributions. During 2004, 2003 and 2002, the Company contributed a total of $23,000, $27,200 and $52,400 to the Plan, respectively.

15. Supplemental Disclosure of Cash Flow Information.

The following is supplemental disclosure for the statements of cash flows.

Years Ended December 31,             2004         2003         2002
------------------------         -----------  -----------  -----------
Cash Paid:
----------
Income Taxes                     $         -  $         -  $         -
Interest                         $         -  $         -  $       200

During 2002, the Company accepted 933,333 shares of its common stock from Menta Software as full settlement of the outstanding $1,400,000 due the Company under the terms of the patent license agreement the Company entered into with Menta Software in May 2001.

During 2004, the Company capitalized approximately $179,500 and $31,000 of deferred acquisition costs, related to the NES acquisition, that were included in accounts payable and accrued liabilities, respectively, as of December 31, 2004. Additionally, during 2004, the Company accrued approximately $32,500 of deferred financing costs, related to the 2005 private placement, as other assets, as of December 31, 2004.

16.  Quarterly Information (Unaudited).

The summarized quarterly financial data presented below reflect all adjustments, which, except for the restructuring charge recorded during the third quarter of fiscal 2003, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

In thousands, except per share data.

Year ended                          First     Second      Third     Fourth     Full
December 31, 2004                 Quarter    Quarter    Quarter    Quarter     Year
-------------------------------   -------    -------    -------    -------   -------
Total revenues                    $   903    $   677    $   932    $ 1,018   $ 3,530
Gross profit                          593        373        784        876     2,626
Operating income (loss)              (435)      (735)      (295)        23    (1,442)
Net income (loss)                    (431)      (732)      (293)        29    (1,427)
Income (loss) per common share:
   Basic                            (0.03)     (0.03)     (0.01)      0.00     (0.07)
   Diluted                             na         na         na       0.00        na


Year ended                         First      Second     Third     Fourth      Full
December 31, 2003                 Quarter    Quarter    Quarter    Quarter     Year
------------------------          -------    -------    -------    -------   -------
Total revenues                    $ 1,044    $ 1,175    $ 1,086    $   865   $ 4,170
Gross profit                          720        832        773        474     2,799
Restructuring charge (Note 9)           -          -        (80)         -       (80)
Operating loss                       (386)      (416)      (514)      (579)   (1,895)
Net loss                             (380)      (418)      (511)      (578)   (1,887)
Basic and diluted
   loss per common share            (0.02)     (0.03)     (0.03)     (0.03)    (0.11)









                 (Remainder of page intentionally left blank)

Report of Independent Registered Public Accounting Firm on Supplemental
Schedule

To the Board of Directors and Shareholders of GraphOn Corporation

The audits referred to in our report dated February 23, 2004 (which report contains an explanatory paragraph regarding the ability of GraphOn Corporation and Subsidiary to continue as a going concern) relating to the consolidated financial statements of GraphOn Corporation and Subsidiary, which is contained in this prospectus, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audits.

In our opinion, the consolidated financial statement schedule as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003, presents fairly, in all material respects, the information set forth therein.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
San Jose, California
February 23, 2004
































                 (Remainder of page intentionally left blank)

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                       Balance       Charged
                         At         to costs                      Balance
                      Beginning        and                       at end of
Description           of period     expenses     Deductions       period
-----------          -----------   -----------   -----------   -----------
Allowance for
Doubtful accounts:
2004                 $    46,800   $         -   $         -   $    46,800
2003                 $    50,300   $    16,300   $    19,800   $    46,800
2002                 $   350,000   $    31,600   $   331,300   $    50,300








































                 (Remainder of page intentionally left blank)

                          Independent Auditor's Report

Board of Directors
Network Engineering Software, Inc.
San Jose, California

We have audited the accompanying balance sheets of Network Engineering Software, Inc. (the "Company") as of October 31, 2004 and 2003, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at October 31, 2004 and 2003, and results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has an accumulated deficit of $8,370,900 and negative working capital of $5,674,500. These conditions raise substantial doubt about its ability to continue as a going concern. As discussed in Note 9, the Company was acquired on January 31, 2005. The financial statements do not include any adjustments that may result from the outcome of this uncertainty or the sale of the Company.



/s/ Macias Gini & Company LLP
Macias Gini & Company LLP
Sacramento, California
April 17, 2005


                       NETWORK ENGINEERING SOFTWARE, INC.
                                 BALANCE SHEETS
                            OCTOBER 31, 2004 AND 2003


                                                   2004           2003
                                              ------------   ------------
Assets
 Cash                                         $          -   $      5,900
                                              ============   ============
Liabilities and Stockholders' Deficit
 Accounts payable                             $     81,200   $         -
 Accrued payroll                                 3,100,000     2,550,000
 Notes payable, related party                    1,320,100     1,266,500
 Accrued interest, related party                   771,600       635,900
 Notes payable                                      25,000        25,000
 Accrued interest                                   20,000        17,500
 Other liabilties                                  356,600        22,400
                                              ------------   -----------
Total Current Liabilities                        5,674,500     4,517,300
                                              ------------   -----------
Stockholders' Deficit Common stock, no
 par value, 100,000 shares authorized,
 80,142 and 67,182 shares issued and
 outstanding at  October 31, 2004
 and 2003, respectively                          2,696,400     2,686,400
 Accumulated deficit                            (8,370,900)   (7,197,800)
                                              ------------   -----------
Total Stockholders' Deficit                     (5,674,500)   (4,511,400)
                                              ------------   -----------
Total Liabilities and Stockholders' Deficit   $          -   $     5,900
                                              ============   ===========



 The accompanying notes are an integral part of these financial statements
















              (Remainder of page intentionally left blank)


                       NETWORK ENGINEERING SOFTWARE, INC.
                            STATEMENTS OF OPERATIONS
                  FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003



                                          2004           2003
                                      ------------    ------------
Revenue                               $          -    $          -
                                      ------------    ------------
Operating Expenses:
 Salary and wages                          550,000         550,000
 General and administrative                484,900         192,100
                                      ------------    ------------
Total Operating Expenses                 1,034,900         742,100
                                      ------------    ------------
Interest expense                          (138,200)       (216,800)
                                      ------------    ------------
Net Loss                              $ (1,173,100)   $   (958,900)
                                      ============    ============



 The accompanying notes are an integral part of these financial statements










              (Remainder of page intentionally left blank)


                               NETWORK ENGINEERING SOFTWARE, INC.
                              STATEMENTS OF STOCKHOLERS' DEFICIT
                         FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003


                                       Common Stock
                              -------------------------------      Accumulated
                                  Shares           Amount            Deficit            Total
                              -------------     -------------     -------------     -------------
Balance, November 1, 2002            67,182     $   2,686,400     $  (6,238,900)    $  (3,552,500)
 Net loss                               -                 -            (958,900)         (958,900)
                              -------------     -------------     -------------     -------------
Balance, October 31, 2003            67,182         2,686,400        (7,197,800)       (4,511,400)
 Stock issued                        12,960            10,000               -              10,000
 Net loss                               -                 -          (1,173,100)       (1,173,100)
                              -------------     -------------     -------------     -------------
Balance, October 31, 2004            80,142         2,696,400     $  (8,370,900)    $  (5,674,500)
                              =============     =============     =============     =============





 The accompanying notes are an integral part of these financial statements





              (Remainder of page intentionally left blank)


                       NETWORK ENGINEERING SOFTWARE, INC.
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003


                                                        2004              2003
                                                   -------------     -------------
Cash Flows From Operating Activities:
 Net Loss                                          $  (1,173,100)    $    (958,900)
 Adjustments to reconcile net loss
 to cash used in operating activities:
  Changes in:
   Accounts payable                                       81,200               -
   Accrued payroll                                       550,000           550,000
   Accrued interest, related party                       135,700           214,900
   Accrued interest                                        2,500             2,500
   Other liabilities                                     334,200            (8,200)
                                                   -------------     -------------
Net Cash Used in Operating Activities                    (69,500)         (199,700)
                                                   -------------     -------------
Cash Flows From Financing Activities:
 Proceeds from related party notes payable               124,500           302,000
 Repayment of related party notes payable                (70,900)         (108,500)
 Proceeds from issuance of shares                         10,000               -
                                                   -------------     -------------
Net Cash Provided by Financing Activities                 63,600           193,500
                                                   -------------     -------------
Net Change in Cash Flows                                  (5,900)           (6,200)

Cash and Cash Equivalents, beginning of year               5,900            12,100
                                                   -------------     -------------
Cash and Cash Equivalents, end of year             $         -       $       5,900
                                                   =============     =============






     The accompanying notes are an integral part of these financial statements.







              (Remainder of page intentionally left blank)

NETWORK ENGINEERING SOFTWARE, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED OCTOBER 31, 2004 AND 2003


Note 1.  Description of Business

Network Engineering Software, Inc. (the "Company") develops and licenses proprietary Internet based intellectual property. The Company was originally incorporated in California in 1980 as Scientific
Research Management Corporation.  It changed its name to Network
Engineering Technologies, Inc. in August 1996 and to Network
Engineering Software, Inc. in April 1997.

Note 2.  Significant Accounting Policies

Basis of Accounting - The accompanying financial statements have been presented on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could materially differ from those estimates under different assumptions or conditions.

Revenue Recognition - The Company recognizes license revenue when persuasive evidence of an arrangement exists, delivery occurs or services are rendered, the sales price or fee is fixed or determinable and collectibility is reasonably assured. The Company did not generate any revenue for the years ended October 31, 2004 and 2003 from its licensing activities.

Cash and Cash Equivalents - Cash equivalents are investments with maturities of three months or less at the time of purchase.

Stock Based Compensation - The Company accounts for stock-based awards using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. As such, compensation is recorded on the date of issuance or grant as the excess of the current estimated fair value of the underlying stock over the purchase or exercise price. Any deferred compensation is amortized over the respective vesting periods of the equity instruments, if any. The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation" which permits nonpublic entities to provide pro forma net loss and net loss per share disclosure for stock-based compensation as if the minimum value method defined in SFAS No. 123 had been applied. The Company had no stock options outstanding during the years ended October 31, 2004 and 2003.

As required by SFAS No. 123, transactions with nonemployees, in which goods or services are the consideration received for the issuance of equity instruments, are accounted for under the fair value basis in accordance with SFAS No. 123. There were no such transactions during the years ended October 31, 2004 and 2003.

Income Taxes - The Company has elected to be taxed for both federal and state income tax purposes under the provisions of subchapter S of the Internal Revenue Code and corresponding state provisions. Under such provisions, the shareholders report their share of the Company's taxable earnings on their personal income tax returns. The Company is subject to a 1.5% income tax on its taxable income.

Income taxes are computed using the asset and liability method for income taxes specified by Statement of Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," under which deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Deferred income taxes are insignificant.

Recent Pronouncements - In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123R, "Share-Based Payment", which replaces SFAS No. 123 and supercedes APB Opinion No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Management of the Company does not expect that the adoption of SFAS No. 123R will have a material impact on its results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets-An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions". SFAS No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, "Accounting for Nonmonetary Transactions," and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for the fiscal periods beginning after June 15, 2005. Management of the Company does not expect that the adoption of SFAS No. 153 will have a material impact on its results of operations or financial condition.

Note 3.  Fixed Assets

The Company did not have significant fixed assets as of November 1, 2002. As the assets have been fully depreciated and are not significant, they are not presented in the financial statements.

Note 4.  Notes Payable, Related Party

In 1997, the Company's president and majority shareholder purchased a note payable of the Company held by a bank in exchange for a promissory note (Purchased Note) from the Company. The Purchased Note bears interest at 10.25% per annum and has no stated maturity. The Purchased Note is secured by the assets of the Company. In connection with the sale of the Company (see Note 9), the Company's president and majority shareholder agreed to forgive the outstanding balance on the Purchased Note and related accrued interest totaling $1,445,800 at January 31, 2005.

A significant shareholder (Shareholder) in the Company has provided financing for the Company's operations (Shareholder Note). The Shareholder Note bears interest at 9% per annum and does not have a stated maturity date. In 2004, the Shareholder filed an action against the Company in an attempt to obtain payment for this note. In connection with the sale of the Company (see Note 9), a third party investor in GraphOn Corporation (Investor) made a payment of $665,000 to settle this litigation and obtain a release of any further claim against the Company.

At October 31, 2004 and 2003, the balance of the related party notes payable and related party accrued interest consisted of the following:

                                     2004                         2003
                         ---------------------------   ---------------------------
                                           Accrued                        Accrued
                           Principal      Interest       Principal       Interest
                         ------------   ------------   ------------   ------------
     Purchased Note      $    743,600   $    683,100   $    814,500   $    600,600

     Shareholder Note         576,500         88,500        452,000         35,300
                         ------------   ------------   ------------   ------------
                         $  1,320,100   $    771,600   $  1,266,500   $    635,900
                         ============   ============   ============   ============

Note 5.  Note Payable

In January 1997, the Company entered into a $25,000 note payable. The note bears interest at 10% per annum, matured in October 1999 and is payable on demand. Accrued interest on the note was $20,000 and $17,500 at October 31, 2004 and 2003, respectively.

In exchange for payment of the outstanding principal of $25,000 made on behalf of the Company by the Investor subsequent to year-end, the holder of the Note Payable agreed to forgive all interest accrued on the note and release the Company from any related claims.

Note 6.  Other Liabilities

Other liabilities consist of the following at October 31:


                                       2004        2003
                                    ---------   ---------
     Licensing Arrangement          $ 330,000   $     -


                                      F-29

     Litigation Settlement             20,000      20,000
     Other                              6,600       2,400
                                    ---------   ---------
                                    $ 356,600   $  22,400
                                    =========   =========

In February 2002, the Company entered into an arrangement (Licensing Arrangement) with a law firm to assist the Company in its efforts to license its intellectual property. Under the Licensing Arrangement, the law firm agreed to incur certain costs related to negotiating licensing arrangements on behalf of the Company in exchange for a share of future license revenues resulting from its efforts. The law firm was unable to effect any such licensing arrangements. In connection with the sale of the Company (see Note 9), the law firm accepted 500,000 shares of GraphOn Corporation stock valued at $230,000 and $100,000 in cash as settlement for any and all amounts potentially due it under the Licensing Arrangement.

In August 2001, a legal judgment (Litigation Settlement) was entered against the Company related to litigation over the usage of a domain name. In conjunction with the sale of the Company (see Note 9), the plaintiff accepted $20,000 in settlement of amounts due it.

Note 7.  Related Party Transaction

In 1997, the Company's president and majority shareholder purchased a note payable of the Company in exchange for a promissory note (Purchased Note) from the Company. At October 31, 2004 and 2003, $743,600 and $814,500 was due under this note and accrued interest of $683,100 and $600,600, respectively, was recorded by the Company.

At October 31, 2004 and 2003 accrued payroll of $3,100,000 and $2,550,000, respectively, was due the Company's president. The Company recorded $550,000 and $550,000 in salary expense for salary due the president during the years ended October 31, 2004 and 2003, respectively. In connection with the sale of the Company (see Note 9), the president agreed to forgive amounts due him related to the Purchased Note and accrued payroll.

A significant shareholder in the Company provided financing to the Company (see
Note 4) in exchange for a promissory note. At October 31, 2004 and 2003, $576,500 and $452,000 in principal, and accrued interest of $88,500 and $35,300 was due under this note, respectively. In conjunction with the sale of the Company (see Note 9), the shareholder received full payment on the note and accrued interest from the Investor.

In conjunction with the sale of the Company (see Note 9), its president and majority shareholder transferred 35,000 shares of GraphOn Corporation stock received by him in connection with the sale of the Company to the patent advisory firm (see Note 8).

Note 8.  Commitments and Contingencies

In January 2004, the Company's board of directors granted its president the option to convert all or any portion of accrued payroll due him into the Company's common stock at the fair market value of the Company's common stock at the time of conversion. No portion of accrued payroll was converted during 2004.

The Company occupied office facilities under a month-to-month rental agreement until June 2004. Rent for these facilities is approximately $3,000 per month.

The Company occupies storage facilities under a month-to-month rental agreement. Rent for these facilities is approximately $1,100 per month.

In total, the Company paid $33,500 and $46,000 for rental of these facilities in 2004 and 2003, respectively.

In July 2004, the Company entered into a Finder's Fee agreement with a patent advisory firm whereby the patent advisory firm agreed to solicit a buyer for the Company in consideration of a 20% commission from the gross proceeds of the sale of the Company. In conjunction with the sale of the Company (see Note 9), the patent advisory firm accepted 1,697,500 shares of GraphOn Corporation common stock, including 35,000 shares from the Company's president and majority shareholder (see Note 7), with a value of $764,700 in connection with this agreement. In accordance with the settlement of its agreement, the patent advisory firm placed 175,000 of the shares into escrow, pending resolution of certain contingencies, for 18 months.

Note 9.  Subsequent Event

In December 2004, the Company entered into an agreement to be acquired by GraphOn Corporation (GraphOn) in exchange for 10,000,000 shares of GraphOn common stock, less the number of shares issued to settle certain pre-existing claims and contingent liabilities of the Company (see Note 8) and the number of shares with a value equivalent to the expense incurred by GraphOn in effecting the acquisition.

On January 31, 2005 the sale closed, and the Company's shareholders received a total of 7,402,500 shares of GraphOn common stock, net of 2,197,500 shares issued to settle various Company liabilities, including 1,697,500 shares that were issued to the patent advisory firm (see Note 8) and 400,000 shares with a value approximating the expenses incurred by GraphOn in effecting the acquisition. The Company's shareholders and the patent advisory firm have placed 1,825,000 and 175,000 shares of GraphOn common stock, respectively, into escrow to be used to settle any post-acquisition contingencies. The shares will be released from escrow on two separate dates. Any of the first 1,750,000 shares not returned to GraphOn under the terms of the acquisition agreement will be distributed to the shareholders eighteen months after the close of the sale. Any of the remaining 250,000 shares held not returned to GraphOn will be released at the later of thirty-six months after the close of the sale or the expiration of the statute of limitations applicable to certain tax matters as stated in the acquisition agreement.































              (Remainder of page intentionally left blank)


                                                     GRAPHON CORPORATION
                                        UNAUDITED CONDENSED PRO FORMA BALANCE SHEET
                                                   AS OF DECEMBER 31, 2004

                                                                               Restated
                                                                               Pro Forma            Restated
Assets                                 GraphOn (1)           NES (2)           Adjustments          Pro Forma
-------------------------------       -------------       -------------       -------------       -------------
Current Assets:
 Cash and cash equivalents            $     675,300       $           -       $   2,130,000  (3)  $   2,805,300
 Accounts receivable                        518,900                   -                   -             518,900
 Other current assets                        24,100                   -              (3,000) (4)         21,100
                                      -------------       -------------       -------------       -------------
Total Current Assets                      1,218,300                   -           2,127,000           3,345,300
                                      -------------       -------------       -------------       -------------
Property and equipment, net                  75,400                   -                   -              75,400
Capitalized software, net                   273,700                   -                   -             273,700
Patents, net                                      -                   -           5,447,800  (5)      5,447,800
Related party note receivable               350,000                   -            (350,000) (6)              -
Deferred acquisition costs                  269,700                   -                   -             269,700
Other assets                                 37,300                   -                   -              37,300
                                      -------------       -------------       -------------       -------------
Total Assets                          $   2,224,400       $           -       $   7,224,800       $   9,449,200
                                      =============       =============       =============       =============
Liabilities and Shareholders'
Equity (Deficit)
-------------------------------
Current Liabilities:
 Accounts Payable                     $     250,200       $      81,200       $     (81,200) (7)  $     250,200
 Accrued liabilities                        231,400                   -                   -             231,400
 Accrued wages                              260,100           3,100,000          (3,100,000) (7)        260,100
 Accrued interest                                 -             791,600            (791,600) (7)              -
 Notes payable                                    -           1,345,100          (1,345,100) (7)              -
 Deferred revenue                           689,800                   -                   -             689,800
 Other liabilities                                -             356,600            (356,600) (7)              -
                                      -------------       -------------       -------------       -------------
Total Current Liabilities                 1,431,500           5,674,500          (5,674,500)          1,431,500
                                      -------------       -------------       -------------       -------------
Long Term Liabilities:
 Deferred revenue                           426,600                   -                   -             426,600
                                      -------------       -------------       -------------       -------------
Total Liabilities                         1,858,100           5,674,500          (5,674,500)          1,858,100
                                      -------------       -------------       -------------       -------------
Commitments and contingencies

Shareholders' Equity (Deficit):
 Preferred stock                                  -                   -                   -                   -
 Common stock                                 2,200                   -               2,500  (8)          4,700
 Additional paid-in capital              46,930,700           2,696,400           4,875,900  (9)     54,503,000
 Notes receivable - directors               (50,300)                  -                   -             (50,300)
 Note receivable - shareholder                    -                   -            (350,000) (6)       (350,000)
 Accumulated other
  comprehensive loss                           (400)                  -                   -                (400)
 Accumulated deficit                    (46,515,900)         (8,370,900)          8,370,900  (10)   (46,515,900)
                                      -------------       -------------       -------------       -------------
Total Shareholders'
 Equity (Deficit)                           366,300          (5,674,500)         12,899,300           7,591,100
                                      -------------       -------------       -------------       -------------
Total Liabilities and
 Shareholders' Equity (Deficit)       $   2,224,400       $           -       $   7,224,800       $   9,449,200
                                      =============       =============       =============       =============


                   See accompanying notes to the unaudited condensed pro forma financial statements


                                       GRAPHON CORPORATION
                       UNAUDITED CONDENSED PRO FORMA STATEMENT OF OPERATIONS
                               FOR THE YEAR ENDED DECEMBER 31, 2004

                                                                     Restated
                                                                     Pro Forma          Restated
Revenue:                      GraphOn (1)          NES (2)          Adjustments         Pro Forma
-------                      -------------      -------------      -------------      -------------
Product licenses             $   2,395,200      $           -      $           -      $   2,395,200
Service fees                     1,015,000                  -                  -          1,015,000
Other                              119,600                  -                  -            119,600
                             -------------      -------------      -------------      -------------
Total Revenue                    3,529,800                  -                  -          3,529,800
                             -------------      -------------      -------------      -------------
Cost of Revenue:
Product costs                      572,100                  -                  -            572,100
Service costs                      331,700                  -                  -            331,700
                             -------------      -------------      -------------      -------------
Total Cost of Revenue              903,800                  -                  -            903,800
                             -------------      -------------      -------------      -------------
Gross Profit                     2,626,000                  -                  -          2,626,000
                             -------------      -------------      -------------      -------------
Operating Expenses:
Selling and marketing            1,383,700                  -                  -          1,383,700
General and administrative       1,183,600          1,034,900            513,300 (11)     2,731,800
Research and development         1,500,900                  -                  -          1,500,900
                             -------------      -------------      -------------      -------------
Total Operating Expenses         4,068,200          1,034,900            513,300          5,616,400
                             -------------      -------------      -------------      -------------
Loss From Operations            (1,442,200)        (1,034,900)          (513,300)        (2,990,400)
                             -------------      -------------      -------------      -------------
Other Income (Expense)
Interest and other income           14,700                  -                  -             14,700
Interest and other expense               -           (138,200)           138,200 (12)             -
                             -------------      -------------      -------------      -------------
Total Other Income (Expense)        14,700           (138,200)           138,200             14,700
                             -------------      -------------      -------------      -------------
Net Loss                     $  (1,427,500)     $  (1,173,100)     $    (375,100)     $  (2,975,700)
                             =============      =============      =============      =============

Basic and diluted loss
 per common share            $       (0.07)                                           $       (0.06)
                             =============                                            =============
Weighted average common
 shares outstanding            21,307,966                             24,814,400 (13)    46,122,366
                             =============                         =============      =============


                   See accompanying notes to the unaudited condensed pro forma financial statements


              (Remainder of page intentionally left blank)

GRAPHON CORPORATION
NOTES TO UNAUDITED CONDENSED PRO FORMA FINANCIAL STATEMENTS

(1) Derived from the audited financial statements of GraphOn Corporation for the year ended December 31, 2004.

(2) Derived from the audited financial statements of NES for the year ended October 31, 2004. Certain amounts have been reclassified to conform to GraphOn's basis of presentation.

(3) Entry gives effect to the net proceeds of the February 2, 2005 private placement of 148,148 shares of GraphOn's Series A preferred stock, five-year warrants to purchase 74,070 shares of Series B preferred stock, and subsequent conversion of the Series A preferred stock into 14,814,800 shares of common stock, as of March 30, 2005, as if the private placement and conversion had occurred on December 31, 2004.

The aggregate purchase price of the preferred stock and warrants sold was $4,000,000, of which, GraphOn has expended, or expects to expend, approximately $1,533,200 in conjunction with the acquisition of NES (see Note 5) and approximately $336,800 related to the costs of the private placement, respectively.

(4) Entry reclassifies accrued interest receivable related to the note receivable - shareholder (see Note 6) to additional paid-in capital (see Note 9).

(5) Entry records the cost (which is subject to adjustment) of the assets (consisting primarily of patents and patent applications) acquired in the NES acquisition. There were no liabilities acquired in the transaction. The estimated cost of the patents was calculated as follows:

   Shares of GraphOn common stock issued                               9,600,000
   Price per share                                                   $     0.408
                                                                     -----------
                                                                     $ 3,916,800
   NES liabilities settled with cash:
   ----------------------------------
   Accounts payable                                 $   81,200
   Note payable (shareholders) *                       665,000
   Other liabilities                                   151,600
                                                    ----------
   Total NES cash settlements                          897,800
   Transaction costs                                   633,200
                                                    ----------
   Total amounts expended, or to be expended in
    Conjunction with the NES acquisition                               1,531,000
                                                                     -----------
   Cost of patents                                                   $ 5,447,800
                                                                     ===========

   * Includes $88,500 of accrued interest. The cash payment for this note was made by an affiliate of one of the investors in the 2005 private placement and was reimbursed via a credit against the investor's investment in the 2005 private placement.

(6) Entry reclassifies the related party note receivable to equity, reflecting the exchange of company common stock for the NES common stock that had been collateralizing the note, upon the acquisition of NES (see Note 4).

(7) Entry gives effect to the settlement of all of NES' liabilities immediately prior to, or in conjunction with, the consummation of the acquisition as if the acquisition had occurred on October 31, 2004, as follows:

                              Pre-
                           Acquisition      Cash        Stock
NES Liability:              Balance      Settlement   Settlement     Written off
-------------              -----------   ----------   ----------     ------------
Accounts payable           $    81,200   $  (81,200)  $        -     $          -
Accrued wages                3,100,000            -            -       (3,100,000)
Accrued interest               791,600      (88,500)           -         (703,100)
Notes payable                1,345,100     (601,500)           -         (743,600)
Other liabilities              356,600     (126,600)    (230,000)**             -
                           -----------   ----------   ----------     ------------
                           $ 5,674,500   $ (897,800)  $ (230,000)    $ (4,546,700)
                           ===========   ==========   ===========    ============


                                      F-34

** 500,000 shares of common stock, valued at $0.46 per share, were issued to settle certain legal fees. All other NES liabilities that were not settled by cash were written off prior to the acquisition.

(8) Entry to common stock reflects the par value of the shares issued in the NES acquisition and the 2005 private placement.

(9) Entry to additional paid-in capital gives effect to the approximate $5,447,800 cost of the patents (see Note 5), the net $2,130,000 cash from the 2005 private placement and is offset by the elimination of NES' paid-in capital of $2,696,400, the $3,000 reclassification of accrued interest (see Note 4) and the reclassification of $2,500 to paid-in capital, reflecting the par value of shares issued in connection with the NES acquisition and the 2005 private placement.

(10) Entry eliminates NES' reported accumulated deficit as of October 31, 2004.

(11) Entry gives effect to the estimated additional costs that would have been incurred if the NES acquisition had occurred on January 1, 2004, as follows:

                                 Increase
                                (Decrease)
                               -----------
   Wages and related costs     $  (255,000)
   Amortization (see below)        908,300
   Legal expense                  (140,000)
                               -----------
                               $   513,300
                               ===========

   The patents are being amortized over an estimated useful life of 6 years using the straight-line method.

(12) Entry reduces interest expense to zero, assuming all interest-bearing obligations of NES would have been settled on January 1, 2004 upon the acquisition and no interest would have been incurred, or paid, during the year ended December 31, 2004.

(13) Entry gives effect to the increase in weighted average common shares outstanding as a result of the common shares issued in conjunction with the NES acquisition (see Note 5) and the conversion of the Series A preferred stock, to common shares, that were issued in conjunction with the 2005 private placement (see Note 3).


















              (Remainder of page intentionally left blank)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth various expenses that will be incurred in connection with this offering as it relates to this Registration Statement:

           Filing Fee......................................        $    1,454
           Legal Fees and Expenses.........................            25,000 *
           Accounting Fees and Expenses....................            35,000 *
           Printing Expenses...............................             1,000 *
           Miscellaneous Expenses..........................             2,546 *
                                                                   ----------
                  Total....................................        $   65,000 *
                                                                   ==========
           -----
           *  Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's Bylaws provide that any person made a party to an action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Registrant shall be indemnified by the Registrant against the reasonable expenses, including attorneys fees, actually and necessarily incurred by him in connection with the defense of such action or in connection with an appeal therein, to the fullest extent permitted by the General Corporation Law or any successor thereto.

     The Registrant's Bylaws provide that any person made or threatened to be made a party to an action or proceeding other than one by or in the right of the Registrant to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Registrant served in any capacity at the request of the Registrant, by reason of the fact that he, his testator or intestate, was a director or officer of the Registrant, or served such other corporation in any capacity, shall be indemnified by the Registrant against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the Registrant and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation provides for such limitation of liability.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since April 1, 2002, the Registrant has issued the following securities that were not registered under the Securities Act of 1933:

     On January 31, 2005, the Registrant acquired Network Engineering Software, Inc. (NES) in exchange for 9,599,993 shares of common stock and other consideration. Of such 9,599,993 shares, 4,963,158 were issued to NES' majority shareholder, an aggregate 2,439,335 shares were issued to NES' other shareholders and an aggregate 2,197,500 shares to two of NES' remaining creditors. The securities were not registered under the Securities Act of 1933 because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to
Section 4(2) and in compliance with Rule 506 thereunder.

     On February 2, 2005, the Registrant issued in a private placement for $4,000,000, 148,148 shares of newly authorized Series A preferred stock at a price of $27.00 per share and five-year warrants to acquire 74,070 shares of newly authorized Series B preferred stock at an exercise price of $40.00 per share (the 2005 private placement). After payment of fees, expenses and other consideration related to the NES Acquisition and the 2005 private placement, the Registrant derived net proceeds of approximately $2,130,000. Pursuant to an agreement dated December 16, 2003 with Griffin Securities Inc., placement agent for Registrant's 2004 private placement, the Registrant issued to Griffin Securities five-year warrants to purchase 14,815 shares of Series A preferred stock at an exercise price of $27.00 per share and five-year warrants to purchase 7,407 shares of Series B preferred stock at an exercise price of $40.00 per share as a finder's fee in respect of Registrant's 2005 private placement. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

     On March 29, 2005, the Registrant's stockholders approved an amendment to the Registrant's certificate of incorporation increasing the Registrant's authorized but unissued common stock from 45,000,000 to 195,000,000 shares. Upon the effectiveness of the certificate of amendment to the Registrant's certificate of incorporation implementing this increase, each share of Series A preferred stock was automatically converted into 100 shares of our common stock and each warrant was automatically converted into a warrant to purchase that number of shares of common stock equal to the number of shares of preferred stock subject to the warrant multiplied by 100. As a result, upon the effectiveness of the certificate of amendment, all outstanding shares of Series A Preferred Stock (148,148 shares) were converted into 14,814,800 shares of our common stock. In addition, upon the effectiveness of the certificate of amendment, all outstanding warrants to purchase shares of Series A preferred stock (14,815 shares) and Series B preferred stock (81,477 shares) were converted into five-year warrants to purchase 1,481,500 shares of our common stock at an exercise price of $0.27 per share and five-year warrants to purchase 8,147,700 shares of our common stock at an exercise price of $0.40 per share, respectively.

     On January 29, 2004, the Registrant completed a private placement of its securities raising $1,150,000 in gross proceeds. A total of 5,000,000 shares were sold to accredited investors at a price of $0.23 per share. The Registrant also issued warrants to these accredited investors to purchase up to 2,500,000 shares at $0.33 per share on or before January 29, 2009. Griffin Securities, Inc., who acted as a placement agent with respect to the placement, and its affiliates, received as a placement agent's fee warrants to purchase an aggregate of 500,000 shares of common stock at $0.23 per share on or before January 29, 2009 and warrants to purchase an aggregate of 250,000 shares of common stock at $0.33 per share on or before January 29, 2009. The securities were not registered under the Securities Act because such securities were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

     During the three years ended March 31, 2005, the Registrant issued options to purchase 5,416,687 shares of its common stock, at exercise prices ranging from $0.09 to $0.59 per share, to various employees and directors pursuant to its various employee benefit plans. The granting of such stock options to the employees and directors was not registered under the Securities Act of 1933 because the stock options either did not involve an offer or sale for purposes of Section 2(a)(3) of the Securities Act of 1933, in reliance on the fact that the stock options were granted for no consideration, or were offered and sold in transactions not involving a public offering, exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) and in compliance with Rule 506 thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a list of Exhibits filed herewith as part of the registration statement:

EXHIBIT
NUMBER    DESCRIPTION OF EXHIBIT
-------   ----------------------
2.1 Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, between registrant and GraphOn NES Sub, LLC, a California limited liability company, GraphOn Via SUB III Inc., a Delaware
          corporation,   Network  Engineering   Software,   Inc.,  a  California
          corporation, and Ralph Wesinger (1)
3.1       Amended and Restated Certificate of Incorporation of Registrant (1)
3.2       Amended and Restated Bylaws of Registrant (3)
4.1       Form of certificate evidencing shares of common stock of Registrant(4)
4.2       Form of Warrant issued by Registrant on January 29, 2004 (3)
4.3       Form of Warrant issued by Registrant on February 2, 2005 (4)
4.4 Investors Rights Agreement, dated January 29, 2004, by and among Registrant and the investors named therein (5)
4.5 Investors Rights Agreement, dated February 2, 2005, by and among Registrant and the investors named therein (6)
5.1       Opinion of Sonnenschein Nath & Rosenthal LLP, including consent*
10.1      1996 Stock Option Plan of Registrant (4)
10.2      1998 Stock Option/Stock Issuance Plan of Registrant (3)
10.3      Supplemental Stock Option Agreement, dated as of June 23, 2000 (7)
10.4      Employee Stock Purchase Plan of Registrant (7)
10.5 Lease Agreement between Registrant and Central United Life Insurance, dated as of October 24, 2003 (5)
10.6 Financial Advisory Agreement, dated January 29, 2004, by and between Registrant and Orin Hirschman (8)
10.7 Amendment to Financial Advisory Agreement, dated February 2, 2005, by and between Registrant and Orin Hirschman (6)
10.8 Reimbursement Agreement, dated December 10, 2004, by and between Registrant and AIGH Investment Partners LLC (8)
10.9 Holder Agreement, dated January 31, 2005, by and between Registrant and the holders named therein (6)
10.10 Non-recourse Secured Promissory Note, dated October 6, 2004, by and between Registrant and Ralph Wesinger (8)
10.11 Stock Pledge Agreement, dated October 6, 2004, by and between Registrant and Ralph Wesinger (8)
10.12 Agreement, dated December 16, 2003, by and between Registrant and Griffin Securities, Inc. (8)
23.1      Consents of Macias Gini & Company LLP
23.2      Consent of BDO Seidman, LLP
23.3 Consent of Sonnenschein Nath & Rosenthal LLP (contained in their opinion included under Exhibit 5.1) *
24.1 Power of Attorney (comprises a portion of the signature page of this Registration Statement)

   ---------------

*    To be filed by amendment to this Registration Statement

     (1) Incorporated by reference from Registrant's Current Report on Form 8-K, dated December 3, 2004, filed with the SEC on December 9, 2004.

     (2) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 28, 2005, filed with the SEC on February 3, 2005.

     (3) Incorporated by reference from Registrant's Form S-4, file number 333-76333.

     (4) Incorporated by reference from Registrant's Form S-1, file number 333-11165.

     (5) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2003.

     (6) Incorporated by reference from Registrant's Current Report on Form 8-K, dated January 31, 2005, filed with the SEC on February 4, 2005.

     (7) Incorporated by reference from Registrant's Form S-8, file number 333-40174.

     (8) Incorporated by reference from Registrant's Annual Report on Form 10-K for the year ended December 31, 2004.

(b)  Financial Statement Schedules

     Schedule II - Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total Dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (4) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant as described in Item 14 of this Part II to the registration statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, State of California, on the 9th day of May, 2005.

                                   GRAPHON CORPORATION

                                   By:  /s/ William Swain
                                        -------------------------------------
                                        William Swain
                                        Secretary and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Dilworth and William Swain, and each or either of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to approve, sign and file with the U.S. Securities and Exchange Commission and any other appropriate authorities the original of any and all amendments (including post-effective amendments) to this Registration Statement and any other documents in connection therewith, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                 ---------------

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.



SIGNATURE                              TITLE                                              DATE
                                       Chairman and Interim Chief  Executive  Officer
/s/ Robert Dilworth                    (Principal Executive Officer)                      May 9, 2005
--------------------------
Robert Dilworth

                                       Secretary   and   Chief   Financial    Officer
/s/ William Swain                      (Principal Financial and Accounting Officer)       May 9, 2005
--------------------------
William Swain

/s/ August P. Klein                    Director                                           May 9, 2005
--------------------------
August P. Klein

/s/ Michael Volker                     Director                                           May 9, 2005
--------------------------
Michael Volker

/s/ Gordon Watson                      Director                                           May 9, 2005
--------------------------
Gordon Watson
